Exhibit 10.5

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of July 19, 2011

among

Dynacast International LLC,

as Borrower,

Dynacast International Inc.

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

J.P. Morgan Securities LLC,

as Joint Lead Arranger and Bookmanager,

Macquarie Capital (USA) Inc.,

as Syndication Agent,

BMO Capital Markets,

as Co-Documentation Agent,

General Electric Capital Corporation,

as Co-Documentation Agent,

GE Capital Markets, Inc.,

as Joint Lead Arranger

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent and Collateral Agent,

and

JPMorgan Chase Bank, N.A.,

as Issuing Bank and Swingline Lender

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

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-ii-

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	ARTICLE X

	MISCELLANEOUS
SECTION 10.01.	Notices	100
SECTION 10.02.	Waivers; Amendment	103
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	106
SECTION 10.04.	Successors and Assigns	108
SECTION 10.05.	Survival of Agreement	110
SECTION 10.06.	Counterparts; Integration; Effectiveness	111
SECTION 10.07.	Severability	111
SECTION 10.08.	Right of Setoff	111
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	112
SECTION 10.10.	Waiver of Jury Trial	112
SECTION 10.11.	Headings	113
SECTION 10.12.	Treatment of Certain Information; Confidentiality	113
SECTION 10.13.	USA PATRIOT Act Notice and Customer Verification	113
SECTION 10.14.	Interest Rate Limitation	114
SECTION 10.15.	Signature Pages	114
SECTION 10.16.	Obligations Absolute	114
SECTION 10.17.	Dollar Equivalent Calculations	114
SECTION 10.18.	Judgment Currency	115
SECTION 10.19.	Special Provisions Relating to Currencies Other Than Dollars	115

ANNEXES

Annex I	Applicable Margin
Annex II	Amortization Table

SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 2.18	Existing Letters of Credit
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.21	Acquisition Documents
Schedule 4.01(f)	Local Counsel
Schedule 5.14	Post-Closing Matters
Schedule 5.14(a)(iii)	Title Insurance Amounts
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate

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Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Reserved]
Exhibit H	Form of LC Request
Exhibit I	Initial Commitments
Exhibit J	Form of Mortgage
Exhibit K-1	Form of Term Note
Exhibit K-2	Form of Revolving Note
Exhibit K-3	Form of Swingline Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M	Form of Security Agreement
Exhibit N	Form of Opinion of Company Counsel
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate
Exhibit R	Form of Intercreditor Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of July 19, 2011 among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, J.P. MORGAN SECURITIES LLC, as joint lead arranger (in such capacity, “Arranger”), MACQUARIE CAPITAL (USA) INC., as syndication agent (in such capacity, “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as swingline lender (in such capacity, “Swingline Lender”) and issuing bank (in such capacity, “Issuing Bank”), and JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, Holdings has entered into a Share Purchase Agreement, dated June 5, 2011 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Melrose PLC, Melrose Overseas Holdings Limited and Melrose UK 4 Limited (formerly Dynacast Investments Limited) (collectively, “Seller”), each a company incorporated in England and Wales, to acquire (the “Acquisition”) 100% of the outstanding capital stock of Dynacast Holdings Limited, Dynacast US 1 LLC (formerly Melrose US1 LLC), Dynacast Singapore Holdings Pte Ltd (formerly Melrose Singapore Holdings Pte Ltd), Melrose Spain S.L. (to be renamed Dynacast Parent Spanish Holding Company, S.L.), Dynacast (UK) Limited and Melrose Beteiligungs und Verwaltungs GmbH (to be renamed Dynacast Beteiligungs und Verwaltungs GmbH) (the “Acquired Business”).

WHEREAS, the Equity Financing shall be consummated simultaneously herewith.

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $50.0 million, and (b) Revolving Loans on the Closing Date of up to $7.5 million and at any time and from time to time after the Closing Date and prior to the business day immediately preceding the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50.0 million.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10.0 million.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $10.0 million.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, Borrower shall issue and sell Second Lien Notes on or prior to the Closing Date yielding $350.0 million in gross cash proceeds.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement Material Adverse Effect” shall mean any change, development, occurrence, effect, circumstance or condition that has been or reasonably would be expected to be materially adverse to the business operations, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Target Group, taken as a whole, provided, however, that nothing arising out of, relating to or resulting from any of the following shall constitute or be deemed to contribute to an Acquisition Agreement Material Adverse Effect, and shall not be taken into account in determining whether an Acquisition Agreement Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) any adverse change, development, occurrence, effect, circumstance or condition caused by changes after the date of the Acquisition Agreement in (i) general economic or political conditions in the United States and/or any other regions where any Target Group Company operates or (ii) the United States and/or global financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and any currency rate fluctuations);

(b) changes or developments after the date of the Acquisition Agreement generally applicable to the industry in which the Target Group operates;

(c) changes after the date of this Agreement in any statute, law (including common law), ordinance, regulation, rule, guideline, order, writ, decree, Permit, agency requirement or license of any Governmental Entity applicable to the Target Group;

(d) any natural disasters or acts of terrorism, war or an escalation or worsening thereof or sabotage (other than any actual, uninsured damage or casualty loss to any Target Group Company or its properties or assets);

(e) changes after the date of the Acquisition Agreement in applicable accounting standards or the interpretation thereof;

(f) the announcement, negotiation, execution, performance or compliance with the terms of, or taking any actions required to be taken by, any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any Target Group Company due to the announcement and performance of this Agreement, the identity of the parties to the Acquisition Agreement or any action taken by the Purchaser or its Affiliates or representatives; and

(g) any event that occurs or any action taken or omitted to be taken by the Target Group at the written request or written direction or with the prior written consent of the Purchaser, except, in the case of items (a), (b), (c), (d) and (e), to the extent such matters have or would reasonably be expected to have a disproportionately greater adverse impact on the Target Group, taken as a whole, as compared with the impact on other persons operating in the same industry as the Target Group, but taking into account, for the purposes of determining whether an Acquisition Agreement Material Adverse Effect has occurred, only the disproportionate impact.

All defined terms used in this definition other than “Acquisition Agreement” and “Acquisition Agreement Material Adverse Effect” shall have the meanings assigned to such terms in the Acquisition Agreement.

“Acquisition Agreement Representations” shall have the meaning assigned to such term in Section 4.01(l).

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed on Schedule 3.21.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that the Adjusted LIBOR Rate shall be deemed to be not less than 1.50% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean (a) for dollar denominated Loans, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that the Alternate Base Rate shall be deemed to be not less than 2.50% per annum and (b) for Loans denominated in the Alternate Currency (in accordance with the terms of this Agreement, including Sections 2.11 and 2.20), the Euro Reference Rate. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Alternate Currency” shall mean euros.

“Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.

“Alternate Currency Revolving Borrowing” shall mean any Revolving Borrowing to the extent denominated in the Alternate Currency.

“Alternate Currency Revolving Commitments” shall have the meaning set forth in the definition of “Revolving Commitment.”

“Alternate Currency Revolving Loan” shall mean a Revolving Loan to the extent denominated in the Alternate Currency.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable ECF Percentage” shall mean, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than or equal to 4.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than 4.00 to 1.00 but greater than or equal to 2.50 to 1.00 and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.00.

“Applicable Fee” shall mean the applicable percentage set forth in Annex I under the appropriate caption; provided that until the date of the first delivery of the Borrower’s consolidated financial statements pursuant to Section 5.01(a) or 5.01(b), the “Applicable Fee” shall be the applicable rate per annum set forth in Level I.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Term Loan, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption; provided that until the date of the first delivery of the Borrower’s consolidated financial statements pursuant to Section 5.01(a) or 5.01(b), the “Applicable Margin” shall be the applicable rate per annum set forth in Level I.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.

“Approved Currency” shall mean each of dollars and the Alternate Currency.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination as determined by Borrower in its reasonable discretion, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors of such person, as applicable, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) an Alternate Currency Revolving Loan denominated in euros, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent).

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f) and (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) gross interest income of Borrower and its Subsidiaries for such period.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) Holdings at any time ceases to own 100% of the Equity Interests of Borrower;

(b) at any time a change of control occurs under any Material Indebtedness;

(c) (x) prior to an IPO, the Permitted Holders (collectively) shall fail (i) to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings or (ii) to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings; and (y) upon and following an IPO, the Permitted Holders (collectively) shall fail (i) to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, or (ii) to own Equity Interests representing more than 35% of the total economic interests of the Equity Interests of Holdings; or

(d) upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines or directives thereunder and (ii) all requests, rules, regulations, guidelines, requirements and directives promulgated or issued by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swingline Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the confidential commitment letter, dated as of June 5, 2011, among Borrower, Holdings, the Arranger, JPMorgan Chase Bank, N.A., the Syndication Agent and MIHI LLC.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Completion Date” shall have the meaning given to such term in the Acquisition Agreement.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of June 2011.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than any Subsidiary Guarantor) of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Restricted Subsidiary, pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Restricted Subsidiary or its equityholders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) costs and expenses (including integration costs) directly incurred in connection with the Transactions (not to exceed $30.0 million),

(f) any amounts incurred under the Management Services Agreement during such period; provided that any such amounts do not exceed $3.0 million for any Test Period,

(g) costs and expenses incurred during such period in connection with the closure of any facility or the discontinuance of any business or operations of any Company; provided that such costs and expenses do not exceed $10.0 million for any Test Period, and

(h) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period. Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011 shall be deemed to be $19.8 million, $20.4 million, $21.6 million and $21.0 million, respectively. Solely for purposes of Section 4.01(k), and to the extent that the Closing Date occurs on or before August 12, 2011, Consolidated EBITDA for the four quarter period ended March 31, 2011 shall be deemed to be $82.8 million.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness and all LC Exposure of Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Restricted Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Borrower or any of its Restricted Subsidiaries for such period; and

(g) all interest on any Indebtedness of Borrower or any of its Restricted Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;

provided that to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a controlled Subsidiary of Borrower) in which any person other than Borrower and its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b) the net income of any Restricted Subsidiary of Borrower that is not a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Borrower’s equity in net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Restricted Subsidiaries;

(e) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(f) earnings resulting from any reappraisal, revaluation or write-up of assets;

(g) unrealized gains and losses with respect to Hedging Obligations for such period; and

(h) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Restricted Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar in all material respects to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Credit Parties” shall mean the Loan Parties and the Restricted Subsidiaries that are not Loan Parties; and “Credit Party” shall mean any one of them.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights or plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. “Dividends” will include any payments made in respect of the Management Services Agreement.

“Dollar Equivalent” shall mean, as to any amount denominated in the Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the Spot Selling Rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“dollars” or “$” shall mean lawful money of the United States.

“Eligible Assignee” shall mean any person to whom a Lender is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries, any Defaulting Lender or any natural person.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources and the workplace.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental

Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all Requirements of Law relating to protection of public health or the Environment.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Financing” shall mean the cash equity investment in Holdings by the Equity Investors as the same is further invested in cash equity in Borrower on or prior to the Closing Date, in an amount not less than $220.0 million, in the form of common stock, preferred equity on the terms set forth in the Amended and Restated Certificate of Incorporation of Holdings (as in effect on the Closing Date), or otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor, Izirium Dynacast Ltd., W Capital Dynacast LLC, Laurel Crown Dynacast Holdings LLC, Tower Square Capital Partners II, L.P., Tower Square Capital Partners III-A, L.P., Tower Square Capital Partners II-B, L.P. and MIHI LLC and in each case, any Affiliate of such Person (including affiliated investment funds of such Person); provided that such Affiliate is not an operating company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of potential liability pursuant to Section 302(b)(2) of ERISA and Section 412(b)(2) of the Code, under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the withdrawal of the Company or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan in contravention of Section 206(g) of ERISA or Section 436(c) of the Code; (k) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; and (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“EURIBOR” shall mean for an Interest Period of any Loan or overdue amount denominated in euro, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; or (b) if such rate is not available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Administrative Agent at its request quoted by one or more Revolving Lenders designated by the Administrative Agent to leading banks in the European interbank market, in each case, as of 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period for the offering of deposits in euro for a period comparable to that Interest Period. Notwithstanding the foregoing, EURIBOR in respect of any applicable Interest Period will be deemed to be 1.50% per annum if EURIBOR for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.50%.

“euro” or “ €” shall mean the single currency of the Participating Member States.

“Euro Reference Rate” shall mean, for any day, the rate per annum which is the average of the rates quoted at approximately 11:00 a.m. (London time) to leading banks in the European interbank market by one or more Revolving Lenders designated by the Administrative Agent for the offering of overnight deposits in euro.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean (a) any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II and (b) any Alternate Currency Revolving Loan bearing interest at a rate determined by reference to EURIBOR in accordance with the provisions of Article II.

“Eurodollar Term Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, cash provided by operating activities of the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, as shown on the financial statements for such Excess Cash Flow Period delivered pursuant to Section 5.01, minus, without duplication:

(i) scheduled payments of principal in respect of Indebtedness of the Borrower or any Restricted Subsidiary, in each case made with Internally Generated Cash during such Excess Cash Flow Period; minus

(ii) Capital Expenditures and Investments made pursuant to Section 6.04(h) and (n), in each case made with Internally Generated Cash during such Excess Cash Flow Period; minus

(iii) the amount of any increase in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period; minus

(iv) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods or such Excess Cash Flow Period, to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Excess Cash Flow Period is required to be delivered pursuant to Section 5.01(d), the aggregate amount that shall be required to be paid in cash in respect of Capital Expenditures to be made by the Borrower or any Restricted Subsidiary during the 90 days following such Excess Cash Flow Period pursuant to binding contracts (the “Contract Amount”) entered into prior to or during such Excess Cash Flow Period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures during such 90-day period is less than the Contract Amount, the amount of such shortfall shall be added to Excess Cash Flow for the Excess Cash Flow Period following such Excess Cash Flow Period; plus

(v) the amount of any decrease in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from the first full quarter after the Closing Date and ending on December 31, 2011 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income or profits, branch profits taxes and franchise taxes imposed on it, however denominated, by a jurisdiction in which the recipient is organized or has its principal office or, in the case of any Lender, its applicable lending office, or is subject to taxes of such type as a result of a present or former connection between it and such jurisdiction other than a connection arising solely from such Administrative Agent or Lender (or its applicable lending office), as the case may be, having executed, delivered or performed its obligations, received a payment, or enforced its rights, under a Loan Document, (b) any branch profits tax within the meaning of Section 884(a) of the Code or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15; provided that this subclause (c) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (d) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15, (e) any U.S. federal withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(e), and (f) any Taxes imposed as a result of a Lender’s failure to comply with the requirements of FATCA to establish an exemption from withholding thereunder, except to the extent that such Taxes are imposed as a result of a change in Requirements of Law after the date such Lender became a party to this Agreement, including by means of assignment, or designated a new lending office, as applicable (other than an amendment described in the proviso to the definition of FATCA).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Letters of Credit” shall mean the letters of credit issued and outstanding on the Closing Date and set forth on Schedule 2.18.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to (including provisions enacted in substitution for) Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying requirements similar to those applicable under Sections 1471 through 1474.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential fee letter, dated as of June 5, 2011, among Borrower, Holdings, the Arranger, JPMorgan Chase Bank, N.A., the Syndication Agent and MIHI LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the Upfront Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date and the Term Loan Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clauses (c) and (d) of the definition of Excluded Taxes, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia , but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships or disregarded entities for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or District of Columbia ) are treated as Foreign Lenders under the preceding sentence (in which event, the determination of whether a U.S. federal withholding tax on interest payments was imposed pursuant to any Requirements of Law in effect at the time such Foreign Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Foreign Lender, but only if such date is later than the date on which such Foreign Lender became a party hereto).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit R among the Collateral Agent, the Second Lien Collateral Agent, the Loan Parties party thereto and Dynacast Finance Inc.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(e).

“Internally Generated Cash” shall mean any cash of the Borrower or any Subsidiary that is not generated from an Asset Sale, a Casualty Event, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) JPMorgan Chase Bank, N.A., in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.18(a).

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $10.0 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions that have become a party hereto and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower or a Subsidiary of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“Letter of Credit Request” shall have the meaning assigned to such term in Section 2.18(b).

“LIBOR Rate” shall mean, with respect to any dollar denominated Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period by leading banks in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Intercreditor Agreement, the Notes (if any), and the Security Documents and, solely for purposes of paragraph (e) of Section 8.01, the confidential Fee Letter.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Management Services Agreement” shall mean that certain Management Consulting Agreement, dated as of July 19, 2011, by and among Kenner Equity Management, LLC, a Delaware limited liability company, the other Equity Investors party thereto and Holdings, as amended, supplemented or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, or material agreements of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their material obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (a) Indebtedness under the Second Lien Notes and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $15.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Money Laundering Laws” shall have the meaning assigned to such term in Section 3.24.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or , subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of the Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of the Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such Asset Sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash

Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) taxes paid or payable as a result of the repatriation or transfer of funds received in respect of such Asset Sale into the Unites States; and (v) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, legal, accounting and other professional fees and other costs and expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.

“Obligation Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”

“Offering Memorandum” shall mean the final offering memorandum dated July 12, 2011 relating to the Second Lien Notes.

“Officer’s Certificate” shall mean, with respect to any Loan Party, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, dated the Closing Date, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction; provided that each of the following conditions shall be met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.09(a) and (b) as of the most recent Test Period (assuming (x) for purposes of Section 6.09, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.09 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period and (y) if such transaction is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 6.09(a) and (b) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (ii));

(iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 or (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.14 and the Loan Parties shall comply with Section 5.11 in connection with such transaction;

(v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii) with respect to any transaction involving Acquisition Consideration of more than $30.0 million unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii) at least three Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officer’s Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(ix) the Acquisition Consideration for such acquisition shall not exceed $50.0 million, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $100.0 million of which no more than $40.0 million shall be attributable to the acquisition of Subsidiaries that do not become Subsidiary Guarantors pursuant to Section 5.11.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (i), (k) and (l) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11, 5.12 or 5.14, Permitted Collateral Liens in respect of any Mortgaged Property shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted Holders” shall mean (a) Sponsor and (b) the Equity Investors.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings in order to pay consolidated or combined federal, state or local income taxes attributable to the income of Borrower or any of its Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis; provided that (i) such distributions shall be reduced by any such income taxes paid or to be paid directly by Borrower or its Subsidiaries and (ii) the amount of any such distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to Borrower or its Restricted Subsidiaries for such purpose.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan or Foreign Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Post-Completion Consideration” shall mean the portion of the purchase price for the Target Group payable within one month after the Closing Date pursuant to Section 10.5 of the Acquisition Agreement.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure or LC Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the Mortgage.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of Holdings or any of its Subsidiaries.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or thru any structure or facility.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent or the Alternate Currency Equivalent, as applicable.

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding; provided that the Term Loans held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Lenders having more than 50% of all Term Loans outstanding and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Exhibit I, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $50.0 million, of which aggregate amount up to the Alternate Currency Equivalent of $10.0 million is in the form of commitments (“Alternate Currency Revolving Commitments”) to make, at the Borrower’s request, Alternate Currency Revolving Loans.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Second Lien Collateral Agent” shall mean Union Bank, N.A., in its capacity as collateral agent under the Second Lien Note Agreement, and its successors and assigns.

“Second Lien Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Second Lien Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Second Lien Note Documents” shall mean the Second Lien Notes, the Second Lien Note Agreement, the Second Lien Note Guarantees and all other documents executed and delivered with respect to the Second Lien Notes or the Second Lien Note Agreement.

“Second Lien Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Second Lien Note Agreement.

“Second Lien Note Trustee” shall mean Union Bank, N.A., in its capacity as trustee under the Second Lien Note Agreement, and its successors and assigns.

“Second Lien Notes” shall mean the senior secured second lien notes issued by the Borrower and Dynacast Finance Inc., a Delaware corporation, on the Closing Date.

“Second Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Second Lien Security Documents” shall have the meaning assigned to the term “Security Documents” in the Second Lien Note Agreement.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Arranger, the Lenders and each counterparty to a Hedging Agreement or a Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Specified Representations” shall mean the representations and warranties of Borrower and the Guarantors set forth in Sections 3.01, 3.02, 3.03(b), in each case, related to the entering into and performance of this Agreement, 3.10, 3.11, 3.16, 3.20 (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (x) the pledge of capital stock of entities formed in the United States, (y) the perfection of the security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (z) collateral upon which a lien may be perfected by the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) after Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the initial Credit Extension on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to Section 5.14), 3.22, 3.23 and 3.24.

“Sponsor” shall mean Kenner & Company, Inc., Kenner Equities IV, L.P. and Kenner Dynacast Partners, L.P. and, in each case, any Affiliate of such Person (including affiliated investment funds of such Person); provided that such Affiliate is not an operating company.

“Spot Selling Rate” shall mean, on any date of determination, the spot selling rate at which the Administrative Agent offers to sell the Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D. Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower, but for the avoidance of doubt will exclude any members of the Target Group until after the Completion Date.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11, but for the avoidance of doubt will exclude any members of the Target Group until after the Completion Date.

“Successful Syndication” shall have the meaning given to such term in the Fee Letter.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $10.0 million, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Target Group” shall have the meaning given to such term in the Acquisition Agreement.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a)(i). Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Exhibit I. The aggregate amount of the Lenders’ Term Loan Commitments is $50.0 million.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

A “Test Period” at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.14(a)(iii).

“Total Assets” shall mean the total assets of Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Borrower delivered pursuant to Section 5.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or (b), the financial statements referred to in the first sentence of Section 3.04(a).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (x)(i) Consolidated Indebtedness on such date less (ii) solely to the extent that no Revolving Loans are outstanding on the last day of the Test Period then most recently ended, the aggregate amount of unrestricted cash of the Loan Parties in excess of $5.0 million on the last day of such Test Period to (y) Consolidated EBITDA for the Test Period then most recently ended; provided that to the extent the Total Leverage Ratio is being calculated on a Pro Forma Basis, pro forma effect shall not be given to clause (x)(ii) above; provided further that for purposes of Section 4.01(k), Consolidated Indebtedness shall not include any Indebtedness in respect of the Post-Completion Consideration.

“Transaction Documents” shall mean the Acquisition Documents, the Second Lien Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the execution, delivery and performance of the Second Lien Loan Documents and the borrowing thereunder and/or the issuance of any Second Lien Notes (as applicable); and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary, purchasing cards and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the Alternate Base Rate or EURIBOR.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Borrower in the manner provided in Section 5.16 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(d).

“U.S. Revolving Borrowing” shall mean any Revolving Borrowing to the extent denominated in dollars.

“U.S. Revolving Commitments” shall mean any Revolving Commitments to the extent denominated in dollars.

“U.S. Revolving Loans” shall mean Revolving Loans to the extent denominated in dollars.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in the Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, Borrower or any of their respective Subsidiaries at “fair value,” as defined therein.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.05. Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) to make a Term Loan to Borrower on the Closing Date in the principal amount not to exceed its Term Loan Commitment; and

(b) to make Revolving Loans in any Approved Currency to Borrower, of up to $7.5 million on the Closing Date and at any time and from time to time after the Closing Date until the earlier of the business day immediately preceding the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that any Revolving Loans made on the Closing Date shall be in dollars and the aggregate principal amount of Alternate Currency Revolving Loans outstanding at any one time shall not exceed the Alternate Currency Equivalent of $10.0 million.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02. Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(i) and (ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (x) in the case of any U.S. Revolving Borrowing or Term Borrowing, an integral multiple of $250,000 and not less than $500,000 or (y) in the case of any Alternate Currency Revolving Borrowing, an integral multiple of €250,000 and not less than €500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (x) in the case of any U.S. Revolving Borrowing or Term Borrowing, an integral multiple of $250,000 and not less than $1.0 million or (y) in the case of any Alternate Currency Revolving Borrowing, an integral multiple of €250,000 and not less than €1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Notwithstanding anything to the contrary, Borrower shall not be permitted to request any Borrowing of Alternate Currency Revolving Loans as ABR Loans or the conversion of any such Borrowing from Eurodollar Loans to euro-denominated ABR Loans.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03. Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurodollar Loans in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of Eurodollar Loans in the Alternate Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed borrowing or (iii) in the case of ABR Loans, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested borrowing is to be a borrowing of U.S. Revolving Loans, Alternate Currency Revolving Loans or Term Loans;

(b) the aggregate amount of such borrowing;

(c) the date of such borrowing, which shall be a Business Day;

(d) whether such borrowing is to be for ABR Loans or Eurodollar Loans; provided all Alternate Currency Revolving Loans shall be Eurodollar Loans;

(e) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Arranger shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be one month;

(f) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Loans is specified with respect to dollar denominated Loans, then the requested borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested. All prepayments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount and Approved Currency of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, K-2 or K-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Fees.

(a) Commitment Fee. Subject to Section 2.19(a), Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) On the Closing Date, the Borrower shall pay upfront fees (“Upfront Fees”) to (i) each Term Loan Lender in an amount up to 1.50% of the stated principal amount of such Lender’s Term Loans and (ii) each Revolving Lender in an amount up to 1.50% of the stated principal amount of such Lender’s Revolving Commitment.

(e) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each dollar denominated Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate and each Alternate Currency Revolving Borrowing shall bear interest at a rate per annum equal to EURIBOR, in each case for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if there is an Event of Default pursuant to Section 8.01(g) or (h), or if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount owing, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or EURIBOR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 31, 2011, if the initial Credit Extension shall not have occurred by such time.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class that is denominated in dollars shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million, (ii) each reduction of the Commitments of any Class that is denominated in euros shall be in an amount that is an integral multiple of €250,000 and not less than €1.0 million, (iii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments and (iv) any termination or reduction of Revolving Commitments shall ratably reduce U.S. Revolving Commitments and Alternate Currency Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Interest Elections.

(a) Generally. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowings consisting of Alternate Currency Revolving Loans may not be converted to euro-denominated ABR Loans at the election of Borrower. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Arranger shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be one month; and

(v) if the Borrowing is to consist of an Alternate Currency.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a dollar-denominated ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing, shall be converted to a dollar-denominated ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Amortization of Term Borrowings.

Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex II, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex II for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $1.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $5.0 million in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not then exceed $12.5 million in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 12 months following the date of such Asset Sale (which shall be extended by an additional 180 days if the Borrower or the applicable Restricted Subsidiary has entered into a binding commitment to effect such reinvestment within the initial 12-month period) (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance. Not later than three Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) [Reserved].

(f) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $10.0 million, Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds exceed $10.0 million, the Administrative Agent has elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 12 months following the date of receipt of such proceeds (which shall be extended by an additional 180 days if the Borrower has entered into a binding commitment to effect such repair, replacement, restoration or reinvestment within the initial 12-month period); provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period (as extended by an additional 180 days, if applicable), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to the Applicable ECF

Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended minus (B) any voluntary prepayments of Term Loans pursuant to Section 2.10(a) during such Excess Cash Flow Period, other than prepayments of Term Loans that reduced amortization payments scheduled during such Excess Cash Flow Period or prepayments not funded with Internally Generated Cash.

(h) Application of Prepayments. Mandatory prepayments shall be applied first to any Term Loans outstanding and, after the Term Loans outstanding have been prepaid in full, to any Revolving Loans outstanding (without any reduction of the Revolving Commitments). Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to reduce scheduled repayments required under Section 2.09, first, in direct order to such scheduled repayments due on the next four Term Loan Repayment Dates occurring following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date. Any prepayments of Term Loans pursuant to Section 2.10 (c), (d), (f) or (g) shall be applied on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date. Subject to the terms of the following paragraph, any prepayments of Revolving Loans pursuant to this Section 2.10 shall be applied, first, to reduce outstanding ABR Revolving Loans and, second, to reduce on a pro rata basis outstanding dollar-denominated Eurodollar Revolving Loans and Alternate Currency Revolving Loans.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or, in the event that any Eurodollar Borrowings denominated in euros are to be prepaid, four Business Days) before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing made at the Adjusted LIBOR Rate:

(i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any dollar-denominated Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be ineffective, (ii) any Borrowing that was to have been converted on the first day of such Interest Period to a dollar-denominated Eurodollar Borrowing shall be continued as a dollar-denominated ABR Borrowing and (iii) any outstanding dollar-denominated Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a dollar-denominated ABR Borrowing.

(b) If prior to the commencement of any Interest Period for a Eurodollar Borrowing made at EURIBOR:

(i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining EURIBOR for such Interest Period, or that the Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or

(ii) the Administrative Agent determines or is advised in writing by the Required Lenders that EURIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any euro-denominated Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be ineffective, (ii) any Borrowing that was to have been converted on the first day of such Interest Period to a euro-denominated Eurodollar Borrowing shall be continued as a euro-denominated ABR Borrowing, (iii) any outstanding euro-denominated Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a euro-denominated ABR Borrowing and (iv) Borrowing Requests for Alternate Currency Revolving Loans shall not be effective.

SECTION 2.12. Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or any other Loan in the case of clause (ii) (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13. Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event (excluding any loss of anticipated profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate or EURIBOR (as the case may be) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 10.01, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Parties shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be with respect to a payment made hereunder or under any other Loan Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit Q, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit Q, on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

If a payment made to a Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) enter into such agreements with the Internal Revenue Service as necessary to establish an exemption from withholding under FATCA; (B) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (C) provide any documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied with such applicable requirements; and (D) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Borrower and the Administrative Agent revised and/or updated documentation sufficient for the Borrower and the Administrative Agent to confirm such Lender’s compliance with their respective obligations under FATCA.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a

Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g) Issuing Bank. For all purposes of this Section 2.15, the term Lender shall include the Issuing Bank.

(h) Survival of Agreements. The agreements in this Section 2.15 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17. Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $10.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Borrower shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than, 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of prepayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Closing Date, the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder for the account of Borrower for all purposes of this Agreement and the other Loan Documents.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the fifth Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit (a “Letter of Credit Request”) shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank and the Administrative Agent shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). If the Issuing Bank is not the same person as the Administrative Agent, on the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (I) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (II) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date. If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower shall, subject to the conditions to borrowing set forth herein, be deemed to have requested in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable (subject to any claims of Borrower or any of its Subsidiaries against the Issuing Bank pursuant to this paragraph (f)), and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing;

or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower and its Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower or any Subsidiary that are caused by the Issuing Bank’s gross negligence or willful misconduct or the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that Borrower is required to reimburse such LC Disbursement under Section 2.18(e)(i), at the interest rate then in effect for ABR Loans, and thereafter, at the rate per annum determined pursuant to Section 2.06(c) until (but excluding) the date that Borrower reimburses such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts reasonably satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the aggregate undrawn amount of all outstanding Letters of Credit as of such date plus any accrued and unpaid interest thereon as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral under this Section 2.18(i) as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee and LC Participation Fee shall cease to accrue on the Commitment and LC Exposure, respectively, of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (b)(v) below);

(b) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the

Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.20. Illegality.

(a) In the event that any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Loans at the Adjusted LIBOR Rate or to continue to fund or maintain Eurodollar Loans at the Adjusted LIBOR Rate, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Loans at the Adjusted LIBOR Rate shall be suspended as provided in the immediately following sentence until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Loans at the Adjusted LIBOR Rate. If the obligation of any Lender to make or to continue Eurodollar Loans at the Adjusted LIBOR Rate is suspended, (A) the obligation of such Lender to convert a dollar-denominated ABR Loans into Eurodollar Loans at the Adjusted LIBOR Rate shall be suspended, (B) such Lender shall make an ABR Loan at any time such Lender would otherwise be obligated to make a Eurodollar Loan at the Adjusted LIBOR Rate, (C) the Borrower may revoke any pending Borrowing Request or Interest Election Request to make or continue any Eurodollar Loan at the Adjusted LIBOR Rate or to convert any ABR Loan into a Eurodollar Loan at the Adjusted LIBOR Rate and (D) each Eurodollar Loan at the Adjusted LIBOR Rate of such Lender shall automatically and immediately be converted into a dollar-denominated ABR Loan on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loan.

(b) In the event that any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Loans at EURIBOR or to continue to fund or maintain Eurodollar Loans at EURIBOR, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Loans at EURIBOR shall be suspended as provided in the immediately following sentence until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Loans at EURIBOR. If the obligation of any Lender to make or to continue Eurodollar Loans at EURIBOR is suspended, (A) the obligation of such Lender to convert ABR Loans into Eurodollar Loans at EURIBOR shall be suspended, (B) such Lender shall make a euro-denominated ABR Loan at any time such Lender would otherwise be obligated to make a Eurodollar Loan at EURIBOR, (C) the Borrower may revoke any pending Borrowing Request or Interest Election Request to make or continue any Eurodollar Loan at EURIBOR or to convert any ABR Loan into a Eurodollar Loan at EURIBOR and (D) each Eurodollar Loan at EURIBOR of such Lender shall automatically and immediately be converted into a euro-denominated ABR Loan on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated; provided that, for the avoidance of doubt, references to the Loan Parties or the Companies will exclude any members of the Target Group until after the consummation of the Acquisition) that:

SECTION 3.01. Organization; Powers.

Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02. Authorization; Enforceability.

The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. No Conflicts.

Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law except with respect to violations that could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04. Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business (i) as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, audited by and accompanied by the unqualified opinion of Deloitte LLP, independent public accountants, and (ii) as of and for the three-month period ended March 31, 2011 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate in all material respects.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Second Lien Loan Documents and/or the Second Lien Note Agreement. Since December 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Lenders Holdings’ unaudited pro forma consolidated balance sheet and statements of income and cash flows and pro forma EBITDA, for the fiscal year ended December 31, 2010, and as of and for the three-month period ended March 31, 2011, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Holdings as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of Holdings and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable.

SECTION 3.05. Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedules 7(a) and 7(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Collateral. Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, software, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted and as proposed to be conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been threatened, or asserted and is pending, by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, and the use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 11(a), 11(b) or 11(c) to the Perfection Certificate, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 11(a) or 11(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 11(a) or 11(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any Intellectual Property including any copyright, patent or trademark listed in Schedule 11(a) or 11(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

SECTION 3.07. Equity Interests and Subsidiaries.

(a) Equity Interests. Schedules 1(a) and 9(a) to the Perfection Certificate set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and Permitted Collateral Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 9(a) to the Perfection Certificate dated the Closing Date.

SECTION 3.08. Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Agreements.

No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 7(a) or 7(b) to the Perfection Certificate) to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect as of the Closing Date.

SECTION 3.10. Federal Reserve Regulations.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11. Investment Company Act.

No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds.

Borrower will use the proceeds of (a) the Term Loans and Revolving Loans made on the Closing Date to finance the Transactions and pay related fees and expenses and (b) the Revolving Loans and Swingline Loans on and after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions), it being understood that no more than $7.5 million of Revolving Loans shall be made on the Closing Date.

SECTION 3.13. Taxes.

Each Company has (a) timely filed or caused to be timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) with respect to which the failure to make correct or timely filing or payment could not, individually or in the aggregate, have a Material Adverse Effect, and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14. No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or the Confidential Information Memorandum contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15. Labor Matters.

There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened which could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16. Solvency.

Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17. Employee Benefit Plans.

Each Company and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect, (i) to the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) no Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18. Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies;

(v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation; and

(vi) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location.

(b) As of the Closing Date, except as set forth in Schedule 3.18:

(i) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(ii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies; and

(iii) The Companies have made available to the Lenders all material reports, assessments and other documents in the possession, custody or control of the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or potential existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19. Insurance.

Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20. Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors party thereto in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified in the local counsel opinions delivered with respect thereto in accordance with the provisions of Sections 5.11, 5.12, and 5.14, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11, 5.12 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by such Security Document), the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21. Acquisition Documents; Representations and Warranties in Acquisition Agreement.

Schedule 3.21 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition. The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date. All representations and warranties of Borrower set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.22. Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Embargoed Person, to fund any activities of or business with any Embargoed Person, or in any other manner that will result in a violation by any Embargoed Person (including any Embargoed Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

SECTION 3.23. No Unlawful Contributions or Other Payments.

As of the Closing Date, none of Holdings, Borrower or any of their Subsidiaries or, to the knowledge of Holdings and Borrower, any director, officer, agent, employee or affiliate of Holdings, Borrower or any of their Subsidiaries, is aware of, or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and any applicable anti-corruption law. Holdings, Borrower and, to the knowledge of Holdings and Borrower, their Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 3.24. No Conflict with Money Laundering Laws.

As of the Closing Date, the operations of Holdings and Borrower and, to the knowledge of Holdings and Borrower, their Subsidiaries, are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings, Borrower or any of their Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Holdings and Borrower, threatened.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01. Conditions to Initial Credit Extension.

The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

(d) Financings and Other Transactions, etc.

(i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms (other than any waiver or amendment of any terms of the Acquisition Documents that is not adverse to the Lenders in any material respect) not approved by the Administrative Agent and the Arranger.

(ii) Borrower shall have received $350.0 million in gross proceeds from the issuance and sale of the Second Lien Notes, and the Second Lien Note Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(iii) The Equity Financing shall have been consummated. The terms of the Equity Financing shall not require any payments or other distributions of cash or property in respect thereof other than payments in kind, or any purchases, redemptions or other acquisitions thereof for cash or property other than payments in kind, in each case prior to the payment in full of all obligations under the Loan Documents, except as permitted by the Loan Documents.

(e) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness (as defined in the Acquisition Agreement) or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Second Lien Notes, (iii) the Indebtedness listed on Schedule 6.01(b), (iv) Indebtedness owed to or preferred stock held by Borrower or any Guarantor and (v) preferred stock issued as part of the Equity Financing.

(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Hughes, Hubbard & Reed LLP, special counsel for the Loan Parties, (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (ii) a copy of each legal opinion (if any) delivered under the other Transaction Documents, accompanied by reliance letters from the party delivering such opinion authorizing the Agents, Lenders and the Issuing Bank to rely thereon as if such opinion were addressed to them.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

(h) Requirements of Law. The Administrative Agent shall have received an Officer’s Certificate certifying that Holdings, its Subsidiaries and the Transactions are in full compliance with Regulations T, U and X of the Board, dated as of the Closing Date and signed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers of Borrower.

(i) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(j) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among Holdings and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(iii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(iv) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents other than with respect to the Security Documents to be delivered under Section 5.14.

(k) Maximum Total Leverage Ratio. The Total Leverage Ratio shall not exceed 4.9 to 1.0 (calculated using the most recent pro forma financial statements referred to in Section 3.04(c)).

(l) Accuracy of Acquisition Agreement Representations and Specified Representations. (A) The representations made by Seller in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”), and (B) the Specified Representations, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the initial Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(m) Lack of Acquisition Agreement Material Adverse Effect. No Acquisition Agreement Material Adverse Effect shall have occurred or be continuing.

SECTION 4.02. Conditions to All Credit Extensions.

The obligation of each Lender and each Issuing Bank to make any Credit Extension (excluding the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) USA PATRIOT Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders and the Administrative Agent shall have timely received the information required under Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(e) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.09) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(e) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or have been fully cash collateralized in a manner reasonably satisfactory to the Collateral Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01. Financial Statements, Reports, etc.

Furnish to the Administrative Agent and each Lender:

(a) Annual Reports. As soon as available and in any event within 120 days (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act) after the end of the fiscal year ending December 31, 2011, and within 90 days after the end of each fiscal year thereafter (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year (if any), and notes thereto (including, to the extent any Subsidiaries of Holdings are designated as Unrestricted Subsidiaries at the time of delivery, a consolidating balance sheet and statements of income and cash flows), all prepared in accordance with Regulation S-X and accompanied by an opinion of Deloitte LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 90 days (or such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act) after the end of the fiscal quarter ending June 30, 2011 and the fiscal quarter ending September 30, 2011, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any fiscal quarter that ends on or prior to the first anniversary of the Closing Date, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements of Holdings or the Acquired Business exist for such comparable periods in the previous fiscal year), and notes thereto (including, to the extent any Subsidiaries of Holdings are designated as Unrestricted Subsidiaries at the time of delivery, a consolidating balance sheet and statements of income and cash flows), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c) Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter, beginning with the month ending July 31, 2011, (i) the consolidated balance sheet of Holdings as of the end of each such month and the related consolidated statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any month that ends on or prior to the first anniversary of the Closing Date, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements for Holdings or the Acquired Business exist for such comparable periods in the previous fiscal year), accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such month and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such month and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending September 30, 2011, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.09 and, concurrently with any delivery of financial statements under Section 5.01(a) above (beginning with the fiscal year ending December 31, 2011), setting forth Borrower’s calculation of Excess Cash Flow and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2011, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets. Within 30 days after the beginning of each fiscal year, a budget for Holdings in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each quarter of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(i) Organization. Concurrently with any delivery of financial statements under Section 5.01(a), an accurate organizational chart as required by Section 3.07(c), or confirmation that there are no changes to Schedule 9(a) to the Perfection Certificate;

(j) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in any material respect in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days after a Loan Party obtains knowledge of the occurrence thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Casualty Event involving any loss or damage to, or any taking or condemnation of, property in an amount exceeding $1.0 million; and

(e) (i) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of the Collateral.

SECTION 5.03. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its material obligations under all material Leases and the Acquisition Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment or other disposition by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04. Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent may from time to time reasonably require that is available on commercially reasonable terms (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required if an Event of Default has occurred and is continuing.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) Notice to Agents. Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) Flood Insurance. With respect to each Mortgaged Property, on or before the date a Mortgage is granted thereon under Section 5.11, 5.12 or 5.14, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the applicable Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of such Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05. Obligations and Taxes.

(a) Payment of Obligations. Pay its material obligations (other than Material Indebtedness and its obligations under the Transaction Documents) promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such obligations, Tax or claims so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (y) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

SECTION 5.06. Employee Benefits.

(a) Furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon reasonable request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, on and after the effectiveness of the Pension Protection Act of 2006, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Annual Meetings.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

SECTION 5.08. Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09. Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and property; obtain and renew all material Environmental Permits applicable to its operations and property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent, which report shall address the conditions giving rise to such Default and the options for curing such Default, including the estimated cost.

SECTION 5.10. [Reserved].

SECTION 5.11. Additional Collateral; Additional Guarantors.

(a) Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Restricted Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Restricted Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b); provided that the exceptions in the foregoing clauses (1) and (2) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within 60 days of the acquisition thereof or such later date as reasonably agreed to by the Collateral Agent, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party located in the United States as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value (as reasonably determined by the Borrower) of at least $3.0 million, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, to the extent requested by the Administrative Agent or Collateral Agent, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). The maximum principal amount secured by the Mortgage with respect to any Mortgaged Property located in a state where mortgage recording (or similar) tax applies shall (when aggregated with the maximum principal amount secured by any mortgage which finances the acquisition of such property (to the extent permitted hereunder)) be equal to the purchase price of such property (plus protective advances and other similar amounts permitted under applicable law).

SECTION 5.12. Security Interests; Further Assurances.

Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13. Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officer’s Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower (if any) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.14. Post-Closing Collateral Matters.

(a) Real Property Requirements. The Loan Parties shall have delivered to the Collateral Agent within 90 days after the Closing Date or such later date as reasonably agreed to by the Collateral Agent:

(i) a Mortgage encumbering each Mortgaged Property (referenced in clause (a) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) with respect to each such Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to 100% of the fair market value (as reasonably determined by the Borrower) of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 5.14(a)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Collateral Liens and other exceptions acceptable to the Collateral Agent;

(iv) with respect to each such Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of any Title Policies referred to above;

(vi) with respect to each such Mortgaged Property, copies of all Leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

(vii) with respect to each such Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii) to the extent requested by the Collateral Agent, Surveys with respect to each such Mortgaged Property; and

(ix) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.04(d) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (iv) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent.

(b) LuxCo Pledge. KDI Acquisition LLC shall have taken such actions, or caused such actions to be taken, as set forth in Schedule 5.14, in order to evidence the valid pledge of its Equity Interests in KDI Luxembourg SARL described in Schedule 5.14, no later than 15 days after the Closing Date or such later date as reasonably agreed to by the Collateral Agent.

SECTION 5.15. Maintenance of Ratings.

Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).

SECTION 5.16. Designation of Subsidiaries.

Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (including with respect to any newly acquired or newly formed Subsidiary of the Borrower); provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.09 (it being understood that if no Test Period cited in Section 6.09 has passed, the covenants in Section 6.09 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Second Lien Note Agreement and/or Second Lien Loan Documents, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.16 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 5.0% of the Total Assets. The designation of any Subsidiary as an Unrestricted Subsidiary after the date hereof shall constitute an Investment by Borrower and its Restricted Subsidiaries, as applicable, therein at the date of designation in an amount equal to the net book value of the applicable parties’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been fully cash collateralized in a manner reasonably satisfactory to the Collateral Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01. Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) the Second Lien Notes and Second Lien Note Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights documents entered into in connection with the issuance of the Second Lien Notes and Second Lien Note Guarantees) and (iii) refinancings or renewals of the foregoing; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(f);

(e) Indebtedness in respect of Purchase Money Obligations, Capital Lease Obligations, Attributable Indebtedness and synthetic lease obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $30.0 million at any time outstanding;

(f) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $15.0 million at any time outstanding;

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Indebtedness consisting of take-or-pay obligations or the financing of insurance premiums;

(l) Indebtedness consisting of obligations contained in supply arrangements incurred in the ordinary course of business;

(m) Indebtedness of any Company in an aggregate amount not to exceed $25.0 million at any time outstanding, which may be secured to the extent permitted under Section 6.02(u);

(n) Indebtedness, in an aggregate amount under this clause (n) not to exceed $25.0 million at any time outstanding, (i) of any person that becomes a Subsidiary of the Borrower after the Closing Date in a transaction permitted by Section 6.04(h), which Indebtedness is existing at the time such person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person becoming a Subsidiary of the Borrower) or (ii) issued as a consideration for all or any portion of the purchase price of any Acquisition permitted under Section 6.04; provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) such Indebtedness is not Indebtedness of a Loan Party to any other Loan Party and (C) the amount of Indebtedness incurred by Subsidiaries that are not Subsidiary Guarantors pursuant to this clause (n) shall not exceed $15.0 million; and

(o) Indebtedness in respect of the Post-Completion Consideration.

SECTION 6.02. Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for Taxes not yet due and payable or delinquent and Liens for Taxes, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(iii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, in connection with such proceedings, orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company granted by such Company to third parties, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Companies, taken as a whole, or (ii) materially impair the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements and equipment held thereon);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person (or all or substantially all of the property of such person or of any business or division of such person) is acquired or merged with or into or consolidated with any Company to the extent not created in anticipation or contemplation thereof; provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l) Liens on specific items of inventory or other goods and proceeds of any Company securing such Company’s obligations in respect of bankers’ acceptances issued or created for the account of such Company to facilitate the purchase, shipment or storage of such inventory or goods;

(m) Liens in favor of Borrower or any Subsidiary Guarantor;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens granted pursuant to the Security Documents to secure the Secured Obligations and, subject to the Intercreditor Agreement, Liens granted pursuant to the Second Lien Security Documents to secure the Second Lien Obligations;

(p) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(q) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided that such Liens do not extend to, or encumber, property which constitutes Collateral; and

(u) Liens with respect to obligations that do not in the aggregate exceed $15.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents and, subject to the Intercreditor Agreement, the Second Lien Security Documents.

SECTION 6.03. Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04. Investment, Loan, Advances and Acquisition.

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or acquire (in one transaction or a series of transactions) any assets (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes (including business related travel expenses, moving expenses and other similar expenses) and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $3.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments (i) by any Company in Borrower or any existing Subsidiary Guarantor; (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other existing Subsidiary that is not a Subsidiary Guarantor; and (iii) by any Loan Party in any Subsidiary that is not a Subsidiary Guarantor, in an aggregate amount under this clause (iii) not to exceed $5.0 million; provided that any Investment by or in a Loan Party in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Permitted Acquisitions;

(i) mergers and consolidations in compliance with Section 6.05;

(j) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(k) Capital Expenditures made by Borrower or any Subsidiary on behalf of itself or as would otherwise be permitted pursuant to Section 6.04(f);

(l) purchases, licenses and other acquisitions of inventory, materials, equipment and tangible and intangible property in the ordinary course of business;

(m) leases of real or personal in the ordinary course of business and in accordance with the Security Documents; and

(n) other Investments in an aggregate amount not to exceed $30.0 million at any time outstanding.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to Borrower or any Subsidiary Guarantor except that an Investment made with consideration other than cash or Cash Equivalents may be returned to Borrower or any Subsidiary Guarantor in cash or Cash Equivalents.

SECTION 6.05. Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the Transactions as contemplated by the Transaction Documents;

(b) Asset Sales in compliance with Section 6.06;

(c) acquisitions in compliance with Section 6.04;

(d) any Company may merge or consolidate with or into (i) Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case) or (ii) any other Company, if neither Company is a Loan Party; provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

(e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. Asset Sales.

Effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales at fair market value (as reasonably determined by the Borrower or the applicable Restricted Subsidiary); provided that (i) at the time of such Asset Sale, no Default shall exist or would result from such Asset Sale, (ii) the aggregate fair market value of assets disposed in respect of all Asset Sales pursuant to this clause (b) shall not exceed $40.0 million in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $30.0 million with respect to any single Asset Sale (or series of related Asset Sales) and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings or such Subsidiary solely in cash and Cash Equivalents;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as contemplated by the Transaction Documents;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) the issuance or sale of Equity Interests by any Subsidiary of Holdings to any other Subsidiary of Holdings, subject to compliance with Section 6.04(f) and 6.12;

(h) any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all of its assets (including any disposition that is in the nature of a liquidation) to the Borrower or any other Restricted Subsidiary;

(i) disposition of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; and

(j) dispositions of property by any Restricted Subsidiary to the Borrower or to a Wholly Owned Subsidiary of the Borrower; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem necessary or desirable in order to effect the foregoing. For purposes of Section 6.06(b)(iii), the following shall be deemed to be cash: (a) the assumption of any liabilities of Holdings or any Subsidiary with respect to, and the release of Holdings or such Subsidiary from all liability in respect of, any Indebtedness of Holdings or the Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such Asset Sale and (b) securities received by Holdings or any Subsidiary from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by Holdings or such Subsidiary into cash.

SECTION 6.07. Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company, directly or indirectly, to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) $2.0 million (and any such amount not used in the immediately preceding fiscal year may be carried forward to the next succeeding (but no other) fiscal year), plus (y) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Holdings to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this clause (b), plus (z) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (b);

(c) (i) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings, (ii) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, and (iii) so long as no Default exists, payments by Borrower or any Restricted Subsidiary to Holdings in an amount equal to Holdings’ obligations under the Management Services Agreement, which, in the case of clauses (i) and (ii) shall be in an aggregate amount not to exceed $3.0 million in any fiscal year;

(d) Permitted Tax Distributions by Borrower to Holdings, so long as Holdings uses such distributions to pay its taxes;

(e) Dividends by Borrower to Holdings to permit Holdings to pay the Post-Completion Consideration to Seller;

(f) after the principal and interest of the Term Loans have been repaid in full, Dividends by Borrower to Holdings to permit Holdings to redeem or repurchase, in an aggregate amount not to exceed the lesser of (x) $5.0 million and (y) the amount of Excess Cash Flow during the immediately preceding Excess Cash Flow Period, preferred stock issued by Holdings in connection with the Equity Financing so long as (i) no Default has occurred and is continuing or would result from the payment of such Dividend and (ii) after giving effect to such Dividend on a Pro Forma Basis, Borrower shall be in compliance with a Total Leverage Ratio that is 0.50x less than the Total Leverage Ratio set forth in Section 6.09(a) applicable as of the most recent Test Period and a Consolidated Cash Interest Coverage Ratio that is in compliance with the covenant set forth in Section 6.09(b) as of the most recent Test Period; and

(g) Holdings and each Subsidiary of Holdings may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests.

SECTION 6.08. Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than any transaction or series of related transactions in the ordinary course of business on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.07;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Borrower or Holdings;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) so long as no Default exists, the Management Services Agreement, including the payment of management fees and the payment or reimbursement of expenses to Kenner Equity Management, LLC and the other Equity Investors party to the Management Services Agreement in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e) shall in any event not exceed $3.0 million per fiscal year;

(f) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company agreement, limited partnership agreement or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date, and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.08(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(g) sales of Qualified Capital Stock of Holdings to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings; and

(i) the Transactions as contemplated by the Transaction Documents.

SECTION 6.09. Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period during any period in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
Closing Date - September 30, 2011	6.50 to 1.0
October 1, 2011 - September 30, 2012	6.25 to 1.0
October 1, 2012 - September 30, 2013	5.75 to 1.0
October 1, 2013 - September 30, 2014	5.25 to 1.0
October 1, 2014 - September 30, 2015	4.75 to 1.0
October 1, 2015 and thereafter	4.25 to 1.0

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Cash Interest Coverage Ratio, for any Test Period during any period in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Consolidated Cash Interest Coverage Ratio
Closing Date - September 30, 2013	1.75 to 1.0
October 1, 2013 and thereafter	2.00 to 1.0

SECTION 6.10. Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a) make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Second Lien Note Agreement, or any unsecured Indebtedness, except (i) any payment of principal at scheduled maturity or any regularly scheduled repayment date, (ii) a refinancing permitted by Section 6.01(b), (iii) any payment to the extent made with Qualified Capital Stock of Holdings (iv) after the repayment in full of the Term Loans, any mandatory prepayments as a result of any asset sale, casualty event, change of control or similar event of any Indebtedness outstanding under the Second Lien Note Agreement, (v) prepayments of unsecured Indebtedness owing (A) to a Loan Party or (B) by any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party, and other prepayments, redemptions, defeasances or satisfactions of unsecured Indebtedness permitted under Section 6.01(n); provided that (A) such prepayments, redemptions, defeasances or satisfactions are made on, or within sixty (60) days after, the date on which the person owing such Indebtedness becomes a Subsidiary of the Borrower, and (ii) the funds required to make such prepayment, redemption, defeasance or satisfaction of such Indebtedness are deposited with a trustee, escrow agent, paying agent or similar agent on the closing date of the Borrower’s acquisition of such person, and such funds reduce, or are otherwise included as a portion of, the purchase price for such person pursuant to the terms of the purchase and sale agreement governing such acquisition;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing any Material Indebtedness (other than any Second Lien Loan Document, which may be amended or modified in accordance with the Intercreditor Agreement) in any manner that is adverse in any material respect to the interests of the Lenders; or

(c) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.11. Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Second Lien Loan Documents, the Second Lien Note Documents and other agreements governing Indebtedness permitted by Section 6.01(b); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such person becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.12. Limitation on Issuance of Capital Stock.

(a) With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to Borrower or any Restricted Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.13 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.12(b) shall, to the extent required by Sections 5.11 and 5.12 or the Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

SECTION 6.13. Limitation on Creation of Subsidiaries.

Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.14. Business.

(a) With respect to Holdings, engage at any time in any business or business activity other than (a) guaranteeing indebtedness of the Borrower or any of the Subsidiary Guarantors, (b) ownership and acquisition of equity interests in Borrower, together with activities directly related thereto (including without limitation, participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties), (c) performance of its obligations in connection with documents relating to the Acquisition, the Transaction Documents and the other agreements contemplated thereby and hereby, (d) actions incidental to the consummation of the Acquisition and related transactions, (e) activities in connection with or in preparation for an IPO and (f) activities incidental to its maintenance and continuance and to the foregoing activities.

(b) With respect to Borrower and the Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.15. Limitation on Accounting Changes.

Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, except changes that are required by GAAP or Requirements of Law.

SECTION 6.16. Fiscal Year.

Change its fiscal year-end to a date other than December 31.

SECTION 6.17. No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Second Lien Loan Documents and/or Second Lien Note Documents as in effect on the Closing Date or as amended, supplemented or otherwise modified in accordance with the Intercreditor Agreement; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the

Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (4) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18. Compliance with Anti-Terrorism Laws.

(a) Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.

(c) Knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

(d) The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18.

ARTICLE VII

GUARANTEE

SECTION 7.01. The Guarantee.

The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02. Obligations Unconditional.

The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Requirements of Law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03. Reinstatement.

The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05. Remedies.

Subject to the terms of the Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Agent, at its sole option or as the Required Lenders may require or otherwise direct, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07. Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security

Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents; provided that such Guarantor is also released from its obligations under the Second Lien Loan Documents and/or Second Lien Note Documents, as applicable, on the same terms.

SECTION 7.10. Right of Contribution.

Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01. Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any Credit Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $15.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Credit Parties if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Credit Party, or of a substantial part of the property of any Credit Party, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property of any Credit Party; or (iii) the winding-up or liquidation of any Credit Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $15.0 million shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Credit Party to enforce any such judgment;

(j) one or more ERISA Events or similar events with respect to Foreign Plans shall have occurred that, when taken together with all other such ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect as to a material portion of the Collateral, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on a material portion of the Collateral covered thereby;

(l) any Guarantees guaranteeing a material portion of the Guaranteed Obligations by the Guarantors shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any material portion of its liability or obligation for the Obligations; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments (other than, for the avoidance of doubt, the Commitments with respect to the initial Credit Extension) and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02. Application of Proceeds.

Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including reasonable compensation to the Collateral Agent and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including reasonable compensation to the other Secured Parties and their agents and counsel and all reasonable costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith for which such Secured Parties are entitled to reimbursement under this Agreement and any other Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 8.03. Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrower fails to comply with the requirements of the covenants set forth in Section 6.09, then (a) until the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Sections 5.01(a) and (b), the Borrower shall have the right to issue common equity for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the calculation of Consolidated EBITDA as used in the covenants set forth in Section 6.09 shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased with respect to the fiscal quarter for which the Borrower failed to comply with the requirements of the covenants set forth in Section 6.09 and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the covenants set forth in Section 6.09 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Margin), by an amount equal to the Cure Amount; provided that (1) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Margin) and (2) no Cure Amount shall reduce Indebtedness or increase the amount of cash netted, in each case under the Total Leverage Ratio on a Pro Forma Basis for the applicable period for purposes of calculating the covenants set forth in Section 6.09; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 6.09, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 6.09 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants set forth in Section 6.09 that had occurred shall be deemed cured for the purposes of this Agreement; and upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 5.01 (the “Anticipated Cure Deadline”), that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenant set forth in Section 6.09 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than four fiscal quarters in respect of which the Cure Right is exercised during the term of the Loans, and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the covenants set forth in Section 6.09.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01. Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A., to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02. Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03. Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

SECTION 9.04. Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

SECTION 9.05. Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including a sub-agent that is a non-U.S. affiliate of such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06. Resignation of Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, in consultation with the Borrower, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to Section 9.06(a) shall, unless JPMorgan Chase Bank, N.A. gives notice to Borrower otherwise, also constitute its resignation as Issuing Bank and resignation as Swingline Lender, and such resignation as Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Obligations and Swingline Loans, as to which the Issuing Bank and the Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless JPMorgan Chase Bank, N.A. and such successor give notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c).

SECTION 9.07. Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08. Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or (c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective); provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09. No Other Duties, etc.

Anything herein or in any other Loan Document to the contrary notwithstanding, the Bookmanager, Joint Lead Arrangers, Syndication Agent and Co-Documentation Agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, nor shall such Bookmanager, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Bookmanager, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder. At any time that any Lender serving (or whose Affiliate is serving) as Bookmanager, Joint Lead Arranger, Syndication Agent and/or Co-Documentation Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Commitment, such Lender (or an Affiliate of such Lender acting as Bookmanager, Joint Lead Arranger, Syndication Agent and/or Co-Documentation Agent) shall be deemed to have concurrently resigned as such Bookmanager, Joint Lead Arranger, Syndication Agent and/or Co-Documentation Agent.

SECTION 9.10. Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

SECTION 9.11. Collateral and Guaranty Matters.

Each of the Lenders and the Issuing Bank irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Secured Obligations, termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or cash collateralization in accordance with the provisions of this Agreement of all Letters of Credit, (ii) that is sold or otherwise disposed of, or to be sold or otherwise disposed of, as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.02;

(b) to release any Guarantor from its obligations under this Agreement and other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)	if to any Loan Party, to Borrower at:

Dynacast International LLC

14045 Ballantyne Corporate Place, Suite 300

Charlotte, North Carolina 28277

Attn: Chief Financial Officer

Telecopier No.: (704) 927-2791

With a copy to:

Dynacast International Inc.

c/o Kenner & Company, Inc.

437 Madison Avenue, Suite 3600

New York, New York 10022

Attn: Thomas M. Wolf

Telecopier No.: (212) 319-2350

(ii)	if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Darren Cunningham

Telecopier No.: (888) 292-9533

, with a copy to:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

Telecopier No.: (214) 965-2044

, and in the cases of notices relating to Alternate Currency Revolving Loans, to J.P. Morgan Europe Limited, a non-US. affiliate of the Administrative Agent, serving in such cases as Administrative Agent, at:

J.P. Morgan Europe Limited

125 London Wall

London, England EC2Y 5AJ

Attention: The Manager

Fax: +44 (0) (207) 777-2360

, with a copy to:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

Telecopier No.: (214) 965-2044

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv)	if to the Swingline Lender, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Darren Cunningham

Telecopier No.: (888) 292-9533

, with a copy to:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

Telecopier No.: (214) 965-2044

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower, the Agents, the Issuing Bank and the Swingline Lender.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at brandon.k.watkins@jpmorgan.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, the Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent or the Issuing Bank, as the case may be, shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c) Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), (c) and (d) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on, arising out of or related to, not having access to Private Side Communications.

SECTION 10.02. Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or LC Disbursement or reduce the rate of interest thereon including any provision establishing a minimum rate (other than the default rate pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) except pursuant to the Intercreditor Agreement, release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) except pursuant to the Intercreditor Agreement, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply to any change made to any of such Sections 2.14(b), (c) or (d) or any such other provision that allows Holdings or any Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions;

(ix) change any provision of this Section 10.02(b), (c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(xii) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xiii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xvi) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders;

provided, further, that any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent, the Administrative Agent, the Second Lien Collateral Agent and the Second Lien Note Trustee (with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents). Notwithstanding anything to the contrary herein, no Lender that is an Affiliate of Borrower (an “Affiliate Lender”) shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Affiliate Lenders, except (x) the Commitment of any Affiliate Lender may not be reduced or increased and the scheduled date of payment of the principal amount of, or interest on, any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Affiliate Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Affiliate Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Affiliate Lender. Neither Holdings nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.

Notwithstanding anything to the contrary herein:

(I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b);

(II) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property; and

(III) at any time prior to the date which is 90 days after the Closing Date, this Agreement may be amended pursuant to a written instrument or instruments executed by the Administrative Agent at the direction of the Arranger (and without the consent of any other person (provided that the Arranger shall have consulted with Borrower)) in order to implement the provisions of the Fee Letter under “Flex Provisions” (and subject to the limitations therein); provided that no such amendment with respect to any Class of Loans shall be adverse to the Lenders of such Class. A reduction in the aggregate amount of Commitments of any Class with (or without) a corresponding increase in the aggregate amount of Commitments of the other Class (whether such increase is provided by Lenders party to this Agreement on the Closing Date or by new Lenders that become party hereto) shall not be deemed adverse to the Lenders of any Class; it being understood that no Lender shall be required to increase its Commitment without its consent evidenced in writing. At the request of the Arranger, Borrower shall execute each amendment pursuant to this clause (III), which shall be on terms and conditions reasonably satisfactory to Borrower, but Borrower’s failure or refusal to execute such amendment shall not affect the validity thereof.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, which shall be on terms and conditions reasonably satisfactory to Borrower.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Collateral Agent plus, if necessary, one local counsel per jurisdiction, plus if in the event of any actual or potential conflict of interest, one additional counsel per relevant jurisdiction for each person subject to such conflict, and reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including any reasonable costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank plus, if necessary, one local counsel per jurisdiction, plus if in the event of any actual or potential conflict of interest, one additional counsel per relevant jurisdiction for each person subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iv) all reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction plus if in the event of any actual or potential conflict of interest, one additional counsel per relevant jurisdiction for each person subject to such conflict)

of the Lenders and the Agents for workout proceedings; provided that the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank shall use their reasonable efforts to minimize the number of counsel employed by them and (v) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and local counsel) for such affected indemnified person) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time to the extent that a response is required under Environmental Law, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Bank shall not include losses incurred by the Swingline Lender or the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.17(d) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, neither any Loan Party nor any Indemnitee shall assert, and each of the Loan Parties and the Indemnitees hereby waives, any claim against any Loan Party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on and after the Closing Date not later than five Business Days after demand therefor or, if the Closing Date does not occur, within 30 days of the delivery of a reasonably detailed invoice with respect thereto.

SECTION 10.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing or prior to the earlier to occur of (1) a Successful Syndication or (2) the date that occurs 90 days after the Closing Date (such earlier date being the “Syndication Date”); provided, further, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank and the Swingline Lender; provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger on or before the Syndication Date or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2.5 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, that (i) no processing or recordation fee shall be payable in respect of any assignment by or to the Arranger and the Syndication Agent or their Affiliates, or by a Lender to an Affiliate or Approved Fund of such assigning Lender, (ii) simultaneous assignments by or to two or more Funds under common management shall require the payment of only a single processing and recordation fee; and (iii) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank (with respect to Revolving Lenders only), the Collateral Agent, the Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a Defaulting Lender, a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.16) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 (subject to the limitations and requirements of Section 2.14) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 or any other provision hereof or of the other Loan Documents than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) or (ii) such entitlement results from a change in Requirements of Law after the sale of the participation to such Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05. Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof; provided that Section 10.12 shall terminate upon the first anniversary of the later of: (i) the repayment of the Loans and the payment of the Reimbursement Obligations and the expiration or termination of the Letters of Credit and the Commitments and (ii) the termination of this Agreement.

SECTION 10.06. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, together with the indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained in the Commitment Letter and in the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction; provided that, notwithstanding the foregoing, interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained in Section 4.01(l) and any alleged Acquisition Agreement Material Adverse Effect), and claims or disputes arising out of or relating to the Acquisition Agreement, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of Delaware, including judicial decisions of the Delaware Chancery Court.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court; provided that, notwithstanding the foregoing, each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Federal and state courts of the State of Delaware and the appellate courts thereof in connection with any action or proceeding arising solely out of claims, questions or issues as to the interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained in Section 4.01(l) and any alleged Acquisition Agreement Material Adverse Effect). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier and electronic mail) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10. Waiver of Jury Trial.

Each Party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Treatment of Certain Information; Confidentiality.

Each of the Agents, the Arranger, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Agent, the Arranger, such Lender or the Issuing Bank, as the case may be, agrees to inform the Borrower of such disclosure (other than any such request in connection with an examination of the financial condition of such Agent, Arranger, Lender or Issuing Bank by such Governmental Authority or regulatory authority or other routine examination of such Agent, Arranger, Lender or Issuing Bank by such Governmental Authority or regulatory authority)), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (in which case such Agent, the Arranger, such Lender or the Issuing Bank, as the case may be, agrees to inform the Borrower of such disclosure to the extent not prohibited by applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Agent, Arranger, Lender or Issuing Bank by any Governmental Authority or regulatory authority or other routine examination of such Agent, Arranger, Lender or Issuing Bank by any Governmental Authority or regulatory authority)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower and its Affiliates (other than through a person whom the Administrative Agent, such Lender, the Issuing Bank or such Affiliate actually knows to be acting in violation of its obligation to the Borrower or any other Loan Party). For purposes of this Section, “Information” means all information received from Holdings, Borrower or any of their respective Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Holdings, Borrower or any of their respective Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13. USA PATRIOT Act Notice and Customer Verification.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15. Signature Pages.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a signature page hereto duly executed by such Lender.

SECTION 10.16. Obligations Absolute.

(a) To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(b) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(c) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(d) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(e) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(f) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(g) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17. Dollar Equivalent Calculations.

For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Revolving Loan shall be calculated by the Administrative Agent on the date when any such Loan is made, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

SECTION 10.18. Judgment Currency.

(a) Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.19. Special Provisions Relating to Currencies Other Than Dollars.

(a) All funds to be made available to Administrative Agent or the Issuing Bank, as applicable, pursuant to this Agreement in euros shall be made available to Administrative Agent or the Issuing Bank, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State as Administrative Agent or the Issuing Bank, as applicable, shall from time to time nominate for this purpose.

(b) In relation to the payment of any amount denominated in euros, the Administrative Agent shall not be liable to Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros) to the account with the bank in the principal financial center in the Participating Member State which Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 10.19(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros. Furthermore, and without limiting the foregoing, the Administrative Agent shall not be liable to Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DYNACAST INTERNATIONAL LLC, as Borrower

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

DYNACAST INTERNATIONAL INC., as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

KDI ACQUISITION LLC, as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

DYNACAST US 1 LLC, as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

DYNACAST US HOLDINGS, INC., as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

DYNACAST INC., as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

[Credit Agreement]

DYNACAST MFG. INC., as Guarantor

By:	/s/ Simon J. Newman
Name: Simon J. Newman
Title: President and Chief Executive Officer

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Brandon Watkins
Name: Brandon Watkins
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Issuing Bank, Swingline Lender and as a Lender

By:	/s/ Brandon Watkins
Name: Brandon Watkins
Title: Vice President

MACQUARIE CAPITAL (USA) INC., as Syndication Agent

By:	/s/ Chris Striedter
Name: Chris Striedter
Title: Managing Director

By:	/s/ Kevin S. Smith
Name: Kevin S. Smith
Title: ED

MIHI LLC, as a Lender

By:	/s/ Michael McLaughlin
Name: Michael McLaughlin
Title: SeniorManaging Director Authorized Signatory

By:	/s/ Katherine Mogg
Name: Katherine Mogg
Title: Authorized Signatory

BANK OF MONTREAL, as a Lender

By:	/s/ Dan Weeks
Name: Dan Weeks
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	Karen M. Dahlquist
Name: Karen M. Dahlquist
Title: Duly Authorized Signatory

[Credit Agreement]

Annex I

Applicable Margin

	Revolving Loans and Term Loans
Total Leverage Ratio	Eurodollar	ABR	Applicable Fee
Level I >3.5:1.0	4.50%	3.50%	0.75%
Level II <3.5:1.0	4.25%	3.25%	0.50%

Each change in the Applicable Margin or Applicable Fee resulting from a change in the Total Leverage Ratio shall be effective with respect to all outstanding Loans and Letters of Credit on and after the fifth Business Day after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the fifth Business Day after the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date to the fifth Business Day after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) for the fiscal period ended at least three months after the Closing Date and (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to Borrower), and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

Annex I

Annex II

Amortization Table

Date	Term Loan Amount
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,875,000
December 31, 2013	$1,875,000
March 31, 2014	$1,875,000
June 30, 2014	$1,875,000
September 30, 2014	$1,875,000
December 31, 2014	$1,875,000
March 31, 2015	$1,875,000
June 30, 2015	$1,875,000
September 30, 2015	$6,250,000
December 31, 2015	$6,250,000
March 31, 2016	$6,250,000
Term Loan Maturity Date	$6,250,000

Annex II

DISCLOSURE SCHEDULES TO FIRST LIEN CREDIT AGREEMENT

Schedule 1.01(a)

Refinancing Indebtedness to Be Repaid

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 1.01(b)

Subsidiary Guarantors

1.	KDI Acquisition LLC

2.	Dynacast US 1 LLC

3.	Dynacast US Holdings, Inc.

4.	Dynacast Inc.

5.	Dynacast MFG. Inc.

Disclosure Schedules - First Lien Credit Agreement

Schedule 2.18

Existing Letters of Credit

Letter of Credit issued by JPMorgan Chase Bank, N.A., for the benefit of National Union Fire Insurance Co. of Pittsburgh, PA., et. al., in the amount of $1,766,000.00, expiring July 19, 2012.

Letter of Credit issued by JPMorgan Chase Bank, N.A., for the benefit of Zurich American Insurance Company, in the amount of $90,000.00, expiring July 19, 2012.

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.03

Governmental Approvals; Compliance with Laws

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.06(c)

Violations or Proceedings

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.09

Material Agreements

Dynacast Inc.

1.	Sales Confirmation, dated August 22, 2008, by and between SUEZ Energy Resources N.A. and Dynacast Inc.

2.	Support and Commission Agreement, dated August 11, 2006, by and between Dynacast Inc., Dynamic Reproducer Company, LLC and Paul Bentivegna.

3.	Asset Sale Agreement, dated August 22, 2008, among Fishercast Global Corporation, Dynacast 2008 Limited and Dynacast Inc.

4.	Stock Purchase Agreement, dated July 22, 2000, among United Plastic Group, Inc., as buyer and Dynacast Inc. and Dynacast (UK) Ltd. f/k/a Dynacast Investments Limited, as sellers (relating to the purchase of 100% of the common stock of Precision Engineering Co. and SPM Holdings Limited).

Dynacast Canada

1.	Purchase Agreement, dated January 21, 2010, between Thomas & Betts Manufacturing and Dynacast Canada Inc.

2.	Agency Distribution Agreement, dated February 3, 2009, between Techmire, a division of Dynacast Canada Inc. and Bergen.

3.	Agency and Distribution Agreement, dated September 22, 2005, between Techmire Limited and Coniex, s.a.

4.	Contract de Mandat, dated November 19, 1996, between Techmire Limited and C.V. International S.A.

5.	Agency Agreement, dated October 20, 2009, between Techmire and Innovative Machine Applications LLC.

6.	Agency and Distribution Agreement, dated September 15, 2004, between Techmire and Maquimport Repres. & Import Ltda.

7.	Agency and Distribution Agreement, dated April 21, 2010, between Techmire and Cheonun Precision Co., LTD.

8.	Agency and Distribution Agreement, dated February 11, 2010, between Techmire and MAK Agency - KarelVycpalck.

Disclosure Schedules - First Lien Credit Agreement

9.	Agreement for the Purchase and Sale of Assets, dated September 28, 2007, between Dynacast Canada Inc. and Exco Technologies Limited.

10.	Agreement for the Purchase and Sale of Assets, dated September 6, 2007, between Dynacast Canada Inc., as purchaser, Dynacast Inc., as guarantor, Q-Zip Diecasting Inc., as seller and Fasco Die Cast Inc., Harvey Blatt and James Stapleton, as Indemnitors.

Fishercast Canada

1.	Black and Decker Purchase Order, dated March 4, 2011.

2.	Brenntag Canada Inc. Purchase Order, dated March 9, 2011.

3.	Customer Acknowledgment, March 3, 2011, T.J. Assemblies Inc.

4.	Sales Agency Agreement, dated October 8, 2009, between Fishercast Limited and Innovative Machine Applications, LLC and Techman Sales Inc.

5.	Manufacturer Representative Agreement, dated February 13, 2010, between Fishertech and Bergen Systems Pvt. Ltd.

6.	Asset Purchase Agreement, dated July 29, 2008, between Dynacast Ontario Holdings Limited and Fishercase Global Corporation.

7.	Agreement of Purchase and Sale, dated September 15, 2008, between Fishercast Limited, as vendor and Operitel Investments Inc., as purchase together with letter of adjustments dated December 4, 2008.

Dynacast Mexico

1.	Valeo Request for Quotation Project, dated July 1, 2009.

2.	Scheduling Agreement, dated April 18, 2008, issued by Federal Mogul de Mexico S.A. de C.V. to New Dynacast De Mexico S.A. de C.V.

3.	Purchase Order issued by Federal Mogul de Mexico S.A. de C.V. to New Dynacast De Mexico S.A. de C.V., dated July 28, 2008.

4.	Purchase Order issued by Magna Donnelly to New Dynacast De Mexico S.A. de C.V., dated June 27, 2005.

5.	Customer Contract, dated January 23, 2008, between Robert Bosch Tool Corporation and New Dynacast De Mexico S.A. de C.V.

Disclosure Schedules - First Lien Credit Agreement

6.	Consumer Tool Agreement, dated June 4, 2010, between New Dynacast De Mexico S.A. de C.V. and Robert Bosch Tool Corporation.

7.	Valeo Request for Quotation Project, dated July 14, 2009.

8.	Atlas Pacific Sales Contract, dated October 8, 2010, between Atlas Pacific Corporation and New Dynacast De Mexico S.A. de C.V.

9.	Supply Contract, dated September 13, 2010, between CFE and New Dynacast De Mexico S.A. de C.V.

10.	Supply Contract, dated September 14, 2000, between Luz Y Fuerza Del Centro and New Dynacast De Mexico S.A. de C.V.

11.	Supply Contract, dated September 25, 2009, between MaxiGas Natural and New Dynacast De Mexico S.A. de C.V.

12.	Finance Lease for Company Car, dated December 11, 2009, between Arrendadora Corporativa Nova, S.A. de C.V. and New Dynacast De Mexico S.A. de C.V.

FisherCast UK Limited

1.	Supply Agreement, dated January 10, 2010, between The Brock Metal Company Limited and Fishercast UK Limited.

2.	Cleaning Contract, dated May 24, 2010, between Pro Gleam Limited and Fishercast UK Limited.

3.	IT Support Agreement, dated February 23, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

4.	IT Proactive Administration Agreement, dated February 23, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

5.	Addition to IT Support Agreement, dated November 10, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

6.	Addition to IT Support Agreement, dated January 26, 2011, between Fishercast UK Limited and OGL Computer Support Limited.

7.	Offsite Data Storage and Recovery Agreement, dated August 20, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

8.	Addition to IT Support Agreement, dated September 29, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

Disclosure Schedules - First Lien Credit Agreement

9.	Retainer Agreement, dated September 29, 2010, between Fishercast UK Limited and OGL Computer Support Limited.

10.	Supply Agreement, dated July 7, 2010, between E.ON UK Plc and Fishercast UK Limited.

11.	Workwear Agreement, dated March 23, 2010, between Salop Workwear Solutions and Fishercast UK Limited.

12.	Supply Contracts:

(a) Orange Talkshare Contract

(b) ADT - Fire and Security Alarm

(c) Britewater - Annual Contract for maintenance of water services

(d) Nalco - Annual contract water treatment

(e) Chubb Fire - Agreement C54594 annual maintenance of fire extinguishers

(f) Chubb Fire - Agreement 086966 annual maintenance of fire alarm system

(g) Compressed Air Services - annual maintenance of compressor

(h) EFF West Midlands - annual subscription for health and safety services

(i) EFF West Midlands - annual membership subscription for employee relations

(j) Initial Washroom - annual contract sanitact units replacements

(k) Interserve Technical Services - annual contract, maintenance of gas and refrigeration applicances, air conditioning

(l) Quartz Electric - high volatage power distribution system, operation and maintenance contract 2008

13.	Supply Agreement, dated January 10, 2010, between The Brock Metal Company Limited and Fishercast UK Limited.

14.	Pure Communications - telephone line usage.

15.	Agency Agreement, dated August 12, 2008, between Fishercast UK Limited and Derek Hutchinson.

Dynacast Germany

1.	Agreement, dated February 25, 2005, between Amphenol-Tuchel Electronics GmbH and Dynacast Deutschland GmbH & Co. KG.

2.	Target Agreement, dated February 21, 2005, between Dynacast Deutschland GmbH & Co. KG and Autoliv.

3.	Contract, dated September 28, 2004, between Robert Bosch Espana Gasoline Systems S.A. and Dynacast Deutschland GmbH & Co. KG.

4.	Letter Agreement, dated August 2, 2005, between Dynacast Deutschland GmbH & Co. KG. and Renfert GmbH.

Disclosure Schedules - First Lien Credit Agreement

5.	Quality Targets Step Down Agreement, dated December 6, 2006, between Dynacast Deutschland GmbH & Co. KG and TRW Automotive Electronics and Components.

6.	Electricity Contract, dated June 30, 2008, between Dynacast Deutschland GmbH & Co. KG and Stadtwerken Braunlingen.

7.	Management Contract, dated November 26, 2009, between Dynacast Deutschland GmbH & Co. KG and David Habgood Metalle & Legierungen.

8.	Contract of Sale, dated November 29, 2009, between Nyrstar and Dynacast Deutschland GmbH & Co. KG.

Dynacast France

1.	Supply Contract, dated December 10, 2010, between The Brock Metal Company Limited and Dynacast France.

2.	Colt Telecom Contract (expired in November 2010).

3.	Orange Contract, dated November 30, 2010.

4.	Sales Agent Agreement, dated July 1, 2010.

Dynacast Spain

1.	Sales and Distribution Contract, dated May 31, 2010, between Dynacast Espana S.A. and A. Ramon Unipessoal, LDA.

2.	Birchman Technical Support Agreement, dated October 31, 2008, between Dynacast and Birchman.

3.	Technical Assistance Agreement, dated October 15, 2010, between Microtech and Dynacast Espana S.A.

Dynacast Austria

1.	Agreement, dated January 28, 2010, between Collini GmbH and Dynacast Osterreich GmbH.

2.	Contracts, dated August 19, 2009, between Dynacast Osterreich GmbH and DI Herzmaier Produktions and Werkzeugtechnick GmbH.

3.	Contract, dated February 5, 2009, between Dynacast Osterreich GmbH and DI Herzmaier Produktions and Werkzeugtechnick GmbH.

Disclosure Schedules - First Lien Credit Agreement

4.	Agreement, dated March 24, 2010, between Dynacast Osterreich GmbH, and EVN Energievertrieb GmbH & Co. KG and Energiefallianz Austria GmbH.

5.	Agreement, dated July 31, 2007, between Technocolour GmbH& Co. KG and Dynacast Osterreich GmbH.

6.	Agreement, dated December 7, 2009, between Dynacast Osterreich GmbH and Xstrata Zink GmbH.

7.	Valeo Customer Agreement, dated March 19, 2003.

8.	Harting Consignment Stores Contract, dated September 29, 2005, between Harting Electric GmbH & Co. KG and Dynacast Osterreich GmbH.

9.	Harting Purchase Agreement, dated October 23, 2008, between Harting Electric GmbH & Co. KG and Dynacast Osterreich GmbH.

10.	Harting Sales Contract, dated October 27, 2009, between Harting Electric GmbH & Co. KG and Dynacast Osterreich GmbH.

11.	Valeo Basic Agreement, dated November 26, 2003, between Valeo Motoren und Aktuatoren GmbH and Dynacast Osterreich GmbH.

12.	Supplier Contract, dated February 9, 2010, between MGI Coutier and Dynacast Osterreich GmbH.

13.	Supplier Selection Letter, dated February 9, 2010, between MGI Courtier and Dynacast Osterreich GmbH.

Dyncast Italy

1.	Supply Agreement, dated December 2, 2009, between S. Erazmo Zinkal S.p.A. and Dynacast Italia SRL.

2.	Outsourcing Agreement, dated May 10, 2010, between 2C Service s.r.l and Dynacast Italia SRL.

Dynacast Slovenia

1.	Business Unit Agreement for casting parts, dated April 23, 2007, between Dynacast Loz d.o.o and Danfoss Applicance Controls.

2.	Supply Contract, dated January 14, 2009, between Dynacast Loz d.o.o and E.G.O. Logistik GmbH.

Disclosure Schedules - First Lien Credit Agreement

3.	General Contract dated January 9, 2010, between F&P Production s.r.o. and Dynacast Loz d.o.o.

4.	Purchasing Terms of MAGNA Auteca AG, dated August 30, 2005.

5.	Quality Assurance Agreement, dated May 28, 2004, between Brisk Tabor a.s. and Dynacast Loz d.o.o.

6.	Quality Management Agreement for Supply and Services, dated June 12, 2007, between Johnson Controls GmbH and Dynacast Loz d.o.o.

7.	Agreement, dated July 3, 2007, between Arex d.o.o.Sentjernej and Dynacast Loz d.o.o

8.	Agreement, dated January 19, 2007, between Dynacast Loz d.o.o and Orodjarstvo Repse d.o.o.

9.	Agreement dated January 31, 2007, between Dynacast Loz d.o.o and Fuks Orodjarna joze Simonic s.p.

Dynacast Korea

1.	Autoliv Purchase Agreement

2.	Kefico Purchase Agreement

3.	LGE Purchase Agreement

4.	Samsung Purchase Agreement

5.	TRW Purchase Agreement

6.	Purchase Orders with top 5 suppliers

Dynacast Malaysia

1.	Metal Adjustment Policy, dated March 15, 2006, between Dynacast (Melaka) Sdn Bhd and Robert Bosch Corporation.

2.	Metal Adjustment Policy, dated June 6 2006, between Dynacast (Melaka) Sdn Bhd and Celestica Malaysia Sdn Bhd.

3.	Metal Adjustment Policy, dated March 30, 2006 (revised April 13, 2006), between Dynacast (Melaka) Sdn Bhd and Hewlett Packard.

4.	Metal Adjustment Policy, dated June 7, 2004, between Dynacast Asia Pacific and Autoliv Asia Pacific.

Disclosure Schedules - First Lien Credit Agreement

5.	Metal Price Agreements with key suppliers

6.	Yearly Maintenance Agreement, dated June 15, 2010, between ASC Solutions Sdn Bhd and Dynacast (Melaka) Sdn Bhd.

7.	Service Level Agreement, dated March 1, 2010, between I-Xeon MSC Sdn Bhd and Dynacast (Melaka) Sdn Bhd.

8.	Warehouse and Materials Management Service Agreement, effective as of February 8, 2009, between Dynacast (Melaka) Sdn Bhd and SPAN Manufacturing Limited.

9.	Consignment Warehouse Agreement, dated August 15, 2003, between Robert Bosch LLC and Dynacast (Melaka) Sdn Bhd.

Dynacast Singapore

1.	Apple Inc. Purchase Order terms and conditions, dated August 16, 2009.

2.	Avago Technologies Purchase Order terms and conditions.

3.	Motorola Purchase Order terms and conditions.

4.	Zinc Ingot Sales and Purchase Contract, dated November 28, 2008, between Korea Zinc Company, Ltd. and Dynacast Pte Ltd.

5.	Contract, dated August 29, 2008, between Dynacast (Singapore) Pte Ltd. and Wonil Metal Co. Ltd.

Dongguan Dynacast Precision Automotive Components (DPAC)

1.	Mold Manufacture Agreement between DPAC and Xiamen Ding Kun Electric Technology Co. Ltd.

Dynacast India

1.	Purchase Order, dated April 27, 2011, between Turbo Energy Limited and Sundaram Dynacast Pvt. Ltd.

2.	Lins Instruments Ltd. Purchase Order Amendment, dated November 23, 2004.

3.	KSS Abhishek Safety Systems Private Limited Purchase Order, dated April 1, 2011.

4.	Rane TRW Sterring Systems Limited Purchase Order, dated April 21, 2011.

5.	Pricol Ltd. Purchase Order, dated April 23, 2011.

Disclosure Schedules - First Lien Credit Agreement

6.	Trimuthi Engineers Purchase Order, dated January 1, 2010, as amended.

7.	Imac Alloy Casting Unit II Purchase Orders, dated January 1, 2011, as amended.

8.	Dietech India (P) Limited Amendment to Purchase Order, dated February 9, 2010.

9.	Technical Agreement, dated July 10, 1998, between Dynacast International Limited and Sundaram Dynacast Limited.

10.	Extension and Amendment of Technical License Agreement, undated between Dynacast Holdings Limited and Sundaram Dynacast Private Limited.

Dynacast Indonesia

1.	Manpower Outsourcing Agreement, dated September 2, 2010, between P.T. Tunaskarya Indoswata and P.T. Dynacast Indonesia.

Shanghai Dynacast Electronic Components Ltd.

1.	Tools and Equipment Utilization and Maintenance Agreement

2.	Vendor Quality Assurance Agreement

3.	Basic Contract for Toll Manufacturing

4.	Components Manufacturing and Purchasing Contract

5.	Standard sales contract (including standard terms and conditions) with SDEC as seller

6.	Black and Decker Contract Manufacturing Agreement signed on August 26, 2010.

7.	Basic Contract for Toll Manufacturing entered into by Shanghai Er Chuan Industry Trade Co., Ltd. and SDEC on January 1, 2009.

8.	Development Purchase Order entered into by Autoliv (Shanghai) Automotive Restraint Systems Co., Ltd. and SDEC in 2006.

9.	Dell Purchasing Order, dated August 27, 2009.

10.	QSS Purchaser Order with SDEC as the vendor

11.	TRW Purchaser Order dated November 16, 2009, with SDEC as the vendor.

12.	TRW Purchaser Order dated December 16, 2005, with SDEC as the vendor.

Disclosure Schedules - First Lien Credit Agreement

13.	Basic Contract for Toll Manufacturing entered into by Innovalues Technology (Shanghai) Co., Ltd. and SDEC on January 1, 2009.

14.	Kingdee Sales Contract entered into by Shanghai Kingdee Software Technology Co., Ltd. and SDEC in June 2010.

15.	Kingdee Sales Contract entered into by Shanghai Kingdee Software Technology Co., Ltd. and SDEC in October 2010.

16.	Kingdee Sales Contract entered into by Shanghai Kingdee Software Technology Co., Ltd. and SDEC in January 2010.

17.	Computer Service Contract entered into by Shanghai LanMon Network Technology Co., Ltd. and SDEC in October 2010.

18.	Dynacast System Maintenance Contract entered into by Shanghai LanXiao Software Co., Ltd. and SDEC in July 2010.

19.	Computer Service Contract entered into by Shanghai LanMon Network Technology Co., Ltd. and SDEC in July 2010.

20.	Software System Development Contract entered into by Shanghai LanXiao Software Co., Ltd. and SDEC in July 2010.

21.	Black & Decker Supply Contract, signed on September 29, 2010.

22.	Master Contract

23.	Vendor Contract

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.18(a)

Environmental Matters

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.19

Insurance

	Risk	Insured	Insurer	Renewal Date	Policy No

Local Policies - North American Placements

1.	Mexico Tourist Auto Policy (in relation to California Vehicles)	Dynacast Inc.	Grupo Nacional Provincial	10 August 2011	LD6006673

2.	Motor Policies relating to Ford Fusion automobiles	New Dynacast de Mexico S.A. de C.V.	National Unity Insurance Co.	23 October 2011	JU30001029

3.	Automobile Liability, Workers Compensation and Employers’ Liability, Excess Auto Liability	Dynacast Inc. and its Subsidiaries	Wells Fargo Insurance Services USA, Inc.	July 19 2012	To be advised shortly after closing.

4.	Commercial Property Insurance	Dynacast Inc. and its Subsidiaries	Wells Fargo Insurance Services USA, Inc.	July 19 2012	To be advised shortly after closing.

5.	Property Insurance (CA Earthquake)	Dynacast Inc. and its Subsidiaries	Wells Fargo Insurance Services USA, Inc.	July 19 2012	To be advised shortly after closing.

6.	Property Insurance (CA Earthquake)	Dynacast Inc. and its Subsidiaries	Wells Fargo Insurance Services USA, Inc.	July 19 2012	To be advised shortly after closing.

7.	Property Insurance (CA Earthquake)	Dynacast Inc. and its Subsidiaries	Wells Fargo Insurance Services USA, Inc.	July 19 2012	To be advised shortly after closing.

Local Policies - Rest of the World Placements.

8.	Transport Insurance Policy	Dynacast Osterreich GmbH	HDI	1 January 2012	186827

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

9.	Recall Insurance	Dynacast Osterreich GmbH	Generali Versicherung AG	1 January 2012	2/81/73824642

10.	Collective Accident Insurance	Dynacast Osterreich GmbH	Generali Versicherung AG	1 January 2012	1/71/25503391

11.	Casco (Private Motor)	Dynacast Osterreich GmbH	Allianz	1 January 2012	E802817249

12.	All risks Italia	Dynacast Italia S.r.l	Royal & Sun Alliance	31 December 2011	1008000436

13.	Employers Liability	Dynacast Italia S.r.1	Royal & Sun Alliance	31 December 2011	1008001008

14.	Medical Expenses	Dynacast Italia S.r.1	Jardine Lloyd Thompson Spa	14 November 2011	EMIT253/10

15.	Personal Accident / Death/ Disability	Dynacast Italia S.r.l	Jardine Lloyd Thompson Spa	31 December 2011	EMIT251/10

16.	Life	Dynacast Italia S.r.1	Jardine Lloyd Thompson Spa	31 December 2011	EMIT307/10

17.	Employer Liability	Dynacast Korea Ltd	Hyundai Marine & Fire Insurance	5 August 2011	F2009-0491654

18.	Burglary Insurance	Dynacast (Melaka) Sdn Bhd	QBE	11 February 2012	55-G0023237-BUR

19.	Electronic Equipment Insurance	Dynacast (Singapore) Pte Ltd	Liberty Insurance Pte Ltd	31 December 2011	SDO9E0110411R2

20.	Money Insurance	Dynacast (Singapore) Pte Ltd	Liberty Insurance Pte Ltd	31 December 2011	SDO9G01917/R2

21.	Workers Compensation	Dynacast (Singapore) Pte Ltd	Liberty Insurance Pte Ltd	31 December 2011	SD09W08063/R2

22.	Group Term Life and Personal Accident Insurance	Dynacast (Singapore) Pte Ltd.	Tokio Marine Life Insurance Singapore Ltd.	31 December 2011	50002230

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

23.	Personal Employee Travel Insurance	Dynacast (Singapore) Pte Ltd.	Federal Insurance Company	1 January 2012	92316841

24.	Computer	Dynacast Loz d.o.o	Triglav	22 June 2011[1]	80-0000132948

25.	Employers Liability	Dynacast Loz d.o.o	Triglav	22 June 2011[2]	80-000137362

26.	Fire	Dynacast Loz d.o.o	Triglav	22 June 2011[3]	80-0000137360

27.	Fire / Business Interruption	Dynacast Loz d.o.o	Triglav	22 June 2011[4]	80-0000137428

28.	Theft	Dynacast Loz d.o.o	Triglav	22 June 2011[5]	80-0000137361

29.	Employee Acc Ins	Dynacast Loz d.o.o	Direct Placement by Dynacast	31 December 2011	1260703

30.	TPL Car Insurance	Dynacast Loz d.o.o	Direct Placement by Dynacast	30 January 2012	4475970030-3

31.	Fork Lift	Dynacast Loz d.o.o	Direct Placement by Dynacast	02 December 2011	10011630177

32.	Office	Dynacast Spain	Groupama	22 July 2011	27196784

33.	Life	Dynacast Spain	Groupama	15 December 2011	BIVF000874

34.	Motor	Dynacast Spain	Groupama	09 June 2012	BIAL106622

[1]	Insured has 30 days from the renewal date to initiate the renewal of the insurance policy.
[2]	See comment at No. 3 above.
[3]	See comment at No. 3 above.
[4]	See comment at No. 3 above.
[5]	See comment at No. 3 above.

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

35.	Motor	Dynacast Spain	AXA	08 October 2011	4192704

36.	Non-Owned Automobile	Dynacast France S.A.S.	Allianz lard	1 January 2012	8351558

37.	Employee owned vehicles used for business purposes	Dynacast France S.A.S.	AXA Assistance	31 March 2012	5000824 / 5000126*99

38.	Standard Fire and Special Perils Policy	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	FM00042630000103

39.	Burglary Insurance	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	ZB00004474000102

40.	Standard Fire and Special Perils Policy	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	FM00042630000103

41.	All Risks	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	FA00000560000103

42.	Money in Transit Insurance	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	ZC00001234000103

43.	Import Transit Insurance	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	MC00006782

44.	Dispatch Transit Insurance(Inland)	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	1 May 2012	MC00006781

45.	Employees Group Health	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	22 April 2012	HG00001023000101

46.	Employees Group Personal Accident	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	22 April 2012	AG00002601000101

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

47.	Rural Group Personal Accident	Sundaram Dynacast Pvt. Ltd.	Royal Sundaram Alliance Insurance Company Limited	30 April 2012	SP00005271000100

48.	Public/Products Liability	Sundaram Dynacast Pvt. Ltd	Royal Sundaram Alliance Insurance Company Limited	10 December 2011	LD00000148000101

49.	Personal Accident	Dynacast Germany	ACE European Group	01 January 2012	53 GE 770 496

50.	Legal Expenses	Dynacast Germany	Roland	01 January 2012	1.12.1562586

51.	Motor Insurance - Fleet	Dynacast Germany	Generali	01 January 2012	13578175

52.	Life insurance policy relating to Cyril L Wilcox	Dynacast Limited (f/k/a Fishercast Limited)	Sun Life Financial	N/A	LI-F231,960-7

53.	Group Personal Accident Cover	Dynacast Melaka Sdn Bhd.	MSIG Insurance (Malaysia) Bhd.	May 27, 2012	MC-95163317-NGA

54.	Resident Auto Coverage	New Dynacast de Mexico SA de SV	AXA Seguros S.A. de C.V.	Annual to be determined by the Insured	To be advised shortly after closing

55.	Tourist Auto Insurance	New Dynacast de Mexico SA de SV	Grupo Nacional Provincial S.A.B. de C.V.	Annual to be determined by the Insured	To be advised shortly after closing

56.	Automobile Liability	Dynacast Canada Inc.	AXA Assurances inc.	July 19, 2012	Q.P.F. No. 1 Quebec Automobile insurance policy # TBA

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

Global Policies

57.	Product Liability, Product Guarantee and Financial Loss Insurance; Product Recall Extension	Melrose PLC (Dynacast Deutschland GmbH, Dynacast Loz d.o.o., Dynacast France S.A.S., Dynacast Italia S.R.L., Dynacast Espana S.A., Fishercast Ltd., New Dynacast De Mexico SA de CV, Dynacast Ltd., Dynacast Korea Ltd., Shanghai Dynacast Automotive Casting Ltd, Shanghai Dynacast Electronic Components Ltd, Dongguan Dynacast Precision Automotive Components Ltd, Dynacast (Singapore) Pte Ltd, Dynacast Melaka Sdn. Bhd, Sundaram Dynacast Ltd) - all units except U.S. and Austria	Lloyds	3 December 2011	401/ORB4709/052

58.	Property Damage / Business Interruption	All Companies other than US, Canadian and Mexican Companies	ACE European Group Ltd / Chartis Insurance UK Ltd	July 19, 2012	To be advised shortly after closing

59.	Difference in Conditions / Difference in Limits (China and India)	All Companies	ACE European Group Ltd / Chartis Insurance UK Ltd	July 19, 2012	To be advised shortly after closing

60.	Employers Liability	All Companies other than US, Canadian and Mexican Companies	ACE European Group Ltd	July 19, 2012	To be advised shortly after closing

Disclosure Schedules - First Lien Credit Agreement

	Risk	Insured	Insurer	Renewal Date	Policy No

61.	Global Public / Products Liability	All Companies	ACE European Group Ltd	July 19, 2012	To be advised shortly after closing

62.	Global Product Guarantee / Product Recall / Financial Loss	All Companies	Lloyds	04 December 2011	401/OPB4709/070

63.	Global Marine Cargo / Goods in Transit	All Companies	ACE European Group Ltd	July 19, 2012	To be advised shortly after closing

64.	Global Personal Accident / Business Travel	All Companies	Chubb Insurance	July 19, 2012	To be advised shortly after closing

65.	Global Machinery Movement	All Companies	ACE European Group Ltd	July 19, 2012	To be advised shortly after closing

66.	Global Aviation Products and Grounding Liability	Dynacast Inc. and Dynacast Italia S.R.L. only	Chartis Aviation	July 19, 2012	To be advised shortly after closing

67.	Motor Fleet	Dynacast (UK) Limited only	Zurich Global	July 19, 2012	To be advised shortly after closing

68.	Engineering Inspection	Plant locations in Europe and Asia	Royal & Sun Alliance	July 19, 2012	To be advised shortly after closing

69.	Global Special Contingency	All Companies	Chubb	July 19, 2012	To be advised shortly after closing

Disclosure Schedules - First Lien Credit Agreement

Schedule 3.21

Acquisition Documents

A.	Share Purchase Agreement

B.	Schedules to the Share Purchase Agreement

Schedule 1: Information about the Target Companies

Schedule 2: Information about the Target Subsidiaries

Schedule 3: Completion Requirements

Schedule 4: Limitations on the Sellers’ Liability in respect of Claims

Schedule 5: Action Pending Completion

Schedule 6: Certain Facts

Schedule 7: Pre-Completion Reorganization

Appendix I: Loan Agreement, dated Feb 10, 2009, between Dynacast (UK) Ltd. f/k/a Dynacast Investments Ltd. and Dynacast Espana S.A., Utilisation Request; Loan Agreement, dated Dec 31, 2010, between Dynacast (UK) Ltd. f/k/a Dynacast Investments Ltd & Melrose Spain S.L.U.; Melrose PLC letter; Stock Transfer Forms; Memorandum; Structure Charts; Register of Members and Share Ledger - Dynacast Investments Ltd., Dynacast (UK) Ltd., Fishercast UK Ltd.; Melrose Singapore Holdings Pte. Ltd. Directors’ Resolutions; Dynacast (AH1) Ltd. MG02 Statement of satisfaction in full or in part of mortgage or charge; Simpson Thacher & Bartlett letter; Dynacast Deutschland Contract of Sale; David Habgood letter; Melrose PLC shares chart; Dynacast Group Termination Indemnities; Written consents of Melrose US 1 LLC, Certificates of Membership in Melrose US 1 LLC

C.	Disclosure Schedules to Share Purchase Agreement

1.	Accounts

2.	Clause 4.2(c)

3.	Clause 5.2(a)

4.	Clause 5.2(i)

5.	Clause 5.2(j)(A)

6.	Clause 5.2 (j)(B)

7.	Clause 5.2(j)(D)

8.	Clause 5.2(k)

9.	Clause 5.2(m)

10.	Clause 7.2(c)

11.	Clause 7.2(d)

Disclosure Schedules - First Lien Credit Agreement

12.	Clause 7.2(f)

13.	Clause 8.4(a)

14.	Clause 10.2

15.	Schedule 5 Paragraph (4)

16.	Schedule 5 Paragraph (9)

17.	Schedule 5 Paragraph (10)

18.	Schedule 5 Paragraph (11)

19.	Schedule 5 Paragraph (12)

20.	Schedule 6 Paragraph (1)

21.	Schedule 6 Paragraph (6)(a)

22.	Schedule 6 Paragraph (6)(a) and (b)

23.	Schedule 6 Paragraph 7

24.	Schedule 6 Paragraph (7)(g)

25.	Schedule 6 Paragraph (7)(i)

26.	Schedule 6 Paragraph (7)(j)

27.	Schedule 6 Paragraph (7)(l)

28.	Schedule 6 Paragraph (8)

29.	Schedule 6 Paragraph (9)(a)

30.	Schedule 6 Paragraph (10)(c)

31.	Schedule 6 Paragraph (11)

32.	Schedule 6 Paragraph (12)(a)

33.	Schedule 6 Paragraph (12)(b)

34.	Schedule 6 Paragraph (13)(a)

35.	Schedule 6 Paragraph (14)(c)

36.	Schedule 6 Paragraph (15)(a)

37.	Schedule 6 Paragraph (15)(c)

38.	Schedule 6 Paragraph (16)

39.	Independent Auditors’ Report - Deloitte

D.	Commitment Letter

1.	Exhibit A: Project Zinc Transaction Description

2.	Exhibit B: Form Senior Secured Credit Agreement

3.	Exhibit C: Form Senior Secured Bridge Facility Credit Agreement

4.	Exhibit D: Project Zinc Summary of Additional Conditions Fee Letter

E.	Fee Credit Letter

F.	Bond Engagement Letter

G.	M&A Advisor Engagement Letter

Attachment A: Indemnification and Limitation of Liability Provisions Structuring Letter

H.	Equity Commitment Letter of Izurium Capital Advisers Europe LLP

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

Disclosure Schedules - First Lien Credit Agreement

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

I.	Equity Commitment Letter of Kenner Equities IV, L.P.

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

J.	Equity Commitment Letter of Kenner Equity Management, LLC

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

K.	Equity Commitment Letter of Laurel Crown Capital, LLC: Series Four-Dynacast

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

L.	Equity Commitment Letter of MIHI LLC

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

Disclosure Schedules - First Lien Credit Agreement

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

M.	Equity Commitment Letter of Tower Square Capital Partners III, L.P.

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

N.	Equity Commitment Letter of Tower Square Capital Partners III-A, L.P.

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

O.	Equity Commitment Letter of Tower Square Capital Partners III-B, L.P.

1.	Exhibit A: Share Purchase Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

P.	Equity Commitment Letter of W Capital Dynacast LLC

1.	Exhibit A: Share Purchase Agreement

Disclosure Schedules - First Lien Credit Agreement

2.	Exhibit B: Capitalization Table

3.	Exhibit C: Amended and Restated Certificate of Incorporation

4.	Exhibit D: Amended and Restated Bylaws

5.	Exhibit E: Form of Subscription Agreement

6.	Exhibit F: Form of Security Holders Agreement

7.	Exhibit G: Form of Registration Rights Agreement

8.	Exhibit H: Form of Warrant to be Issued to Holders of Preferred Stock

9.	Exhibit I: Form of Warrant to be Issued to Kenner

10.	Exhibit J: Escrow Agreement

Q.	Consortium Agreement

1.	Annex A: Equity Investment

R.	Closing Certificate

1.	Officer’s Certificates to be delivered pursuant to Schedule 3, Section (A)(1)(a) and Section (B)(1) of the Share Purchase Agreement

Disclosure Schedules - First Lien Credit Agreement

Schedule 4.01(f)

Local Counsel

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 5.14

Post-Closing Matters

The execution and delivery of first ranking pledge agreements governed by Luxembourg law providing for the pledge of 66% of KDI Luxembourg SARL’s common stock, 66% of its convertible preferred equity certificates and 100% of its preferred equity certificates, together with a legal opinion from Luxembourg counsel with respect to such pledge agreements.

Disclosure Schedules - First Lien Credit Agreement

Schedule 5.14(a)(iii)

Title Insurance Amounts

None.

Disclosure Schedules - First Lien Credit Agreement

Schedule 6.01(b)

Existing Indebtedness

•	$29,369,537.10 loan owed by Dynacast Inc. to Dynacast (UK) Ltd.

•	$10,795,324.29 loan owed by Dynacast Inc. to Dynacast US Holdings, Inc.

•	$20,039,539.29 loan owed by Dynacast US Holdings, Inc. to Dynacast (UK) Ltd.;

•	$6,507,177.00 loan owed by Dynacast US1 LLC (formerly known as Melrose US1 LLC) to Dynacast Inc.; and

•	$7,319,189.90 loan owed by Dynacast MFG. Inc. to Dynacast Inc.

Letter of Credit issued by Lloyds Bank for the account of Dynacast Inc. in favor of Chartis in the amount of $100,400 to cover potential liability under its workers compensation insurance policy issued by Chartis.

Disclosure Schedules - First Lien Credit Agreement

Schedule 6.02(c)

Existing Liens

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Dynacast Inc.	Delaware	UCC	UCC1	Bankers/Softech Divisions of EAB Leasing Corp.	Finance Lease	12/17/2001	20793848	06/21/2006	6212230 - continuation.

Dynacast Inc.	Delaware	UCC	UCC1	Asyst Technologies L.L.C.	All die heads now in existence, in process and/or hereinafter created to be furnished to the Secured Party under PO4904 and PO4905 (including finished die heads and work in process), owned by Debtor as of the date hereof, wherever located, together with all additions and accessions thereto, all proceeds and products thereof and any insurance coverage relating thereto.	06/24/2002	21546369	04/23/2007	2007 1518371 - continuation.

Disclosure Schedules - First Lien Credit Agreement

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Dynacast Inc.	Delaware	UCC	UCC1	Greater Bay Bank N.A.	All equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due, arising from or relating to Rol - Life Straddle Truck RWS3072; sn 630211.	04/18/2007	2007 1439230

Dynacast Inc.	Delaware	UCC	UCC1	US Bancorp	2500C SCBH727956 2500C SCBH727956C	11/19/2007	2007 4407309

Dynacast	Delaware	UCC	UCC1	GFC Leasing, a division of Gordon Flesch Co., Inc.	KRE00319/S2038IMAGERUNNER 2016 w/accessories	09/12/2008	2008 3101266

Disclosure Schedules - First Lien Credit Agreement

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Dynacast Inc.	Delaware	UCC	UCC1	GE Capital Commercial Leasing Inc.	2008 Caterpillar C5000 LP 188 “TSU SIDESHIFTER LBR DOG42” Forks SN AT9020396	12/09/2008	2008 4081087

Dynacast Inc.	Delaware	UCC	UCC1	Wells Fargo Bank, N.A.	Genie Scissor Lift GS-1930 serial number : GC3010A-99825 and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereinafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.	04/07/2010	2010 1201502

Disclosure Schedules - First Lien Credit Agreement

Schedule 6.04(b)

Existing Investments

Equity and debt investment (in the form of common equity, convertible preferred equity certificates, preferred equity certificates and an intercompany term loan) in the aggregate amount of $512,556,000 from KDI Acquisition LLC to KDI Luxembourg SARL to finance the purchase price of the acquisition by KDI Luxembourg SARL of the Foreign Subsidiaries of the Borrower.

Disclosure Schedules - First Lien Credit Agreement

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

DYNACAST INTERNATIONAL LLC

Agent Address:	JPMorgan Chase Bank, N.A.	Return form to:	Darren Cunningham
	10 South Dearborn Street, Floor 7	Telephone:	(312) 385-7080
	Chicago, IL 60603	Facsimile:	(888) 292-9533
		E-mail:	darren.cunningham@jpmchase.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.         Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.        Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Dynacast International LLC

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit

[1]	Select as applicable.

Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Term Loans	$	$	%

U.S. Revolving Loans	$	$	%

Alternate Currency Revolving Loans			%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:             , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[Dynacast International LLC,as Borrower

By:
Name:
Title: ][4]

[3]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

[4]	To be completed to the extent consent is required under Section 10.04(b) of the Credit Agreement.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent[5] [and Issuing Bank][6]

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A.,
as Swingline Lender

By:
Name:
Title: ][7]

[5]

Reference to the Administrative Agent required other than with respect to an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

[6]

Reference to Issuing Bank required for an assignment of Revolving Commitments (other than to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment).

[7]

Reference to Swingline Lender required for an assignment of Revolving Commitments (other than to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment).

ANNEX 1 to Assignment and Assumption

Dynacast International LLC

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is a completed Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

    as Administrative Agent for

    the Lenders referred to below,

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Darren Cunningham

JPMorgan Chase Bank, N.A.

220 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

Re: Dynacast International LLC

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dynacast International LLC, a Delaware limited liability (“Borrower”), Dynacast International Inc., a Delaware Corporation, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Revolving Borrowing]
[Term Borrowing]
[Swingline Loan]

(B) Principal amount of Borrowing[1]	[U.S. Dollars $ __________________] [Euros €_____________________ __]

[1]

Must be in an amount that is (x) in the case of Loans denominated in dollars, at least $500,000, in the case of ABR Loans, or $1.0 million, in the case of Eurodollar Loans that consist of Term Loans or U.S. Revolving Loans, and in any case, an integral multiple of $250,000 or equal to the remaining available balance of the applicable Commitments or (y) in the case of Loans denominated in euros, at least

(C) Date of Borrowing (which is a Business Day)

(D) Type of Borrowing	[ABR] [Eurodollar][2]

(E) Interest Period and the last day thereof[3]

(F) Funds are requested to be disbursed to Borrower’s account with [ ] (Account No. [ ]).

Borrower hereby represents and warrants that, to Borrower’s knowledge, the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

€1,000,000	and in any case, an integral multiple of $250,000 or equal to the remaining available balance of the applicable Commitments.

[2]	Shall be ABR for Swingline Loans. Shall be Eurodollar with the rate of interest determined by reference to EURIBOR for Alternate Currency Revolving Loans.

[3]

Shall be subject to the definition of “Interest Period” in the Credit Agreement; if a Eurodollar Borrowing, specify if requesting Interest Period of one, two, three or six months (or, if agreed to by all affected Lenders, nine or twelve months).

Dynacast International LLC

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

I, [            ], the [Financial Officer] of Dynacast International LLC (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of July 19, 2011 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference), among Dynacast International LLC, a Delaware limited liability company, as borrower (the “Borrower”), Dynacast International Inc. and the other Guarantors party thereto, the Lenders party thereto, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank:

a. [Attached hereto as Schedule 1 are detailed calculations1 demonstrating compliance by the Borrower with Section 6.09 of the Credit Agreement. The Borrower is in compliance with such Section as of the date hereof.] [Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower’s Excess Cash Flow.]2 [Attached hereto as Schedule 3 is the report of [accounting firm.]]3

b. No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent as required under Section 5.02(a) of the Credit Agreement.4

[1]	To accompany annual and quarterly financial statements only. Which calculations shall be in reasonable detail satisfactory to the Administrative Agent.

[2]	To accompany annual financial statements only.

[3]

To accompany annual financial statements only. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with generally accepted auditing standards, the accounting firm obtained no knowledge that any Default in so far as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

[4]

If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [            ] day of [            ], 20[            ].

[                                                                                          ]

By:
Name:
	Title:	[Financial Officer]

SCHEDULE 1

Financial Covenants

(A)	Maximum Leverage Ratio: Consolidated Indebtedness (as adjusted below) to Consolidated EBITDA ((I) : (II))

Consolidated	Indebtedness calculation (as adjusted below) for the four quarter period ended [ ], 20[ ] (= (i) - (ii)):

(i)	Indebtedness plus LC Exposure of Borrower and its Restricted Subsidiaries, determined on a consolidated basis under GAAP, less

(ii)	to the extent no Revolving Loans are outstanding on the last day of the Test Period most recently ended, the aggregate amount of unrestricted cash of the Loan Parties in excess of $5.0 million on the last day of such Test Period

(I) Consolidated Indebtedness (as adjusted)	$__________

Consolidated	EBITDA calculation (= (iii) + (iv) + (v) + (vi) + (vii) + (viiii) + (ix) + (x) + (xi) - (xii))[5]:

(iii)	Consolidated Net Income for the four consecutive fiscal quarter period ended [ ], 20[ ], plus without duplication (iv) through (xi) below

(iv)	Consolidated Interest Expense for such period

(v)	Consolidated Amortization Expense for such period

(vi)	Consolidated Depreciation Expense for such period

(vii)	Consolidated Tax Expense for such period

(viii)	costs and expenses (including integration costs) directly incurred in connection with the Transactions (not to exceed $30.0 million)

[5]

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period. Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011 shall be deemed to be $19.8 million, $20.4 million, $21.6 million and $21.0 million, respectively.

(ix)	any amounts incurred under the Management Services Agreement during such period; provided that any such amounts do not exceed $3.0 million for any Test Period

(x)	costs and expenses incurred during such period in connection with the closure of any facility or the discontinuance of any business or operations of any Company; provided that such costs and expenses do not exceed $10.0 million for any Test Period

(xi)	the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(xii)	the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period

(II) Consolidated EBITDA	$________________

Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(B)	Consolidated Cash Interest Coverage Ratio: Consolidated EBITDA to Cash Interest Expense ((X) : (Y))

(X) Consolidated EBITDA (see (II) under “Maximum Leverage Ratio”)                     $____________

Cash	Interest Expense calculation ((I) - (II) - (III) - (IV) - (V))[6]:
(I)	Consolidated Interest Expense calculation for such period (= (i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii))

(i)	total consolidated interest expense of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, plus without duplication (ii) through (viii) below

(ii)	imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Restricted Subsidiaries for such period

(iii)	commissions, discounts and other fees and charges owed by Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period

(iv)	amortization of debt issuance costs, debt discount or premium or other financings fees and expenses incurred by Borrower or any of its Restricted Subsidiaries for such period[7]

(v)	cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period

[6]

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

[7]

To the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense.

(vi) all interest paid or payable with respect to discontinued operations of Borrower or any of its Restricted Subsidiaries for such period

(vii) the interest of portion of any deferred payment obligations of Borrower or any of its Restricted Subsidiaries for such period

(viii) all interest on any Indebtedness of Borrower or any of its Restricted Subsidiaries of the type described in clause (f) or (k) of “Indebtedness” for such period, less

(II) Interest on any debt paid by the increase in the principal amount of such debt including issuance of additional debt of such kind, less

(III) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Restricted Subsidiaries for such period, less

(IV) other than to the extent paid in cash, all interest of any Indebtedness of Borrower or any of its Restricted Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period, less

(V) gross interest income of Borrower and its Subsidiaries for such period

(Y) Consolidated Cash Interest Expense	$__________________

Consolidated EBITDA to Consolidated Cash Interest Expense	[ ]:1.00

Covenant Requirement	Greater than or equal to [ ]:1.00

[SCHEDULE 2

Excess Cash Flow calculation, for the Excess Cash Flow Period8 (= (i) - (ii) - (iii) - (iv) - (v) + (vi)):

(i) cash provided by operating activities of Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, as shown on the financial statements for such Excess Cash Flow Period delivered pursuant to Section 5.01 of the Credit Agreement, minus, without duplication, (ii) through (v) below

(ii) scheduled payments of principal in respect of Indebtedness of the Borrower or any Restricted Subsidiary, in each case made with Internally Generated Cash during such Excess Cash Flow Period

(iii) Capital Expenditures and Investments made pursuant to Section 6.04(h) and (n) of the Credit Agreement, in each case made with Internally Generated Cash during such Excess Cash Flow Period

(iv) the amount of any increase in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period

(v) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods or such Excess Cash Flow Period, to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Excess Cash Flow Period is required to be delivered pursuant to Section 5.01(d) of the Credit Agreement, the aggregate amount that shall be required to be paid in cash in respect of Capital Expenditures to be made by the Borrower or any Restricted Subsidiary during the 90 days following such Excess Cash Flow Period pursuant to binding contracts (the “Contract Amount”) entered into prior to or during such Excess Cash Flow Period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures during such 90-day period is less than the Contract Amount, the amount of such shortfall shall be added to Excess Cash Flow for the Excess Cash Flow Period following such Excess Cash Flow Period, plus

(vi) the amount of any decrease in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period

Excess Cash Flow	$	]

[8]	The period taken as one accounting period from the first full quarter the Closing Date and ending on December 31, 2011 and each fiscal year of Borrower thereafter.

[SCHEDULE 3

Report of Accounting Firm]

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

JPMorgan Chase Bank, N.A. 10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Darren Cunningham

JPMorgan Chase Bank, N.A.

220 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

[Date]

Re: Dynacast International LLC

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank.

Borrower hereby requests that on [            ]1 (the “Interest Election Date”),

1. [$            ] of the presently outstanding principal amount of the Loans originally made on [€             ],

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans]2,

[1]

Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 9:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

3. be [converted into] [continued as],

4. [Eurodollar Loans having an Interest Period of [one/two/three/six/nine/twelve3 months] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

The foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08(a) of the Credit Agreement).

[Signature Page Follows]

[2]	Borrowings consisting of Alternate Currency Revolving Loans may not be converted to euro-denominated ABR Loans at the election of the Borrower.

[3]	Eurodollar Loans with an Interest Period of nine or twelve months require the agreement of all affected Lenders.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Dynacast International LLC

By:
Name:
Title:

EXHIBIT F

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of July 19, 2011 (the “Credit Agreement”), among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors (such term. and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, each Subsidiary that was not in existence on the date of the Credit Agreement is required to become a Subsidiary Guarantor under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Subsidiary Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Subsidiary Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 5.11(b) of the Credit Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor.

2. Representations and Warranties. The New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date). Each reference to a Subsidiary Guarantor in the Credit Agreement shall be deemed to include the New Subsidiary Guarantor. The New Subsidiary Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Subsidiary Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Address for Notices:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Note: Schedules to be attached.]

EXHIBIT G

[RESERVED]

EXHIBIT H

[Form of]

LC REQUEST [AMENDMENT]

Dated: [            ]

JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of July 19, 2011, among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein have the meaning given it in Article 1 of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and the Issuing Bank,

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Darren Cunningham

JPMorgan Chase Bank, N.A.

220 Ross Avenue, Floor 3

Dallas, TX 75201

Attention: Brandon Watkins

Ladies and Gentlemen:

We hereby request that JPMorgan Chase Bank, N.A., as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned(1) on (2) (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of (3). [Such Letter of Credit was originally issued on [date].]

[1]

Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.

[2]

Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least five Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).

[3]	Aggregate initial stated amount [and currency] of Letter of Credit.

The beneficiary of the requested Letter of Credit [will be] [is] (4), and such Letter of Credit [will be] [is] in support of (5) and [will have] [has] a stated expiration date of (6).

We hereby certify that:

(1) At the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.

(2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

[4]	Insert name and address of beneficiary.

[5]

Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit. Insert full text of any certificate to be presented by the beneficiary in connection with any drawing under the requested Letter of Credit.

[6]

Insert last date upon which drafts may be presented which may not be later than: (A) (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date; or (B) if Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) of the Credit Agreement or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 of the Credit Agreement are not then satisfied.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]

By:
Name:
Title:

EXHIBIT I

INITIAL COMMITMENTS

Lender	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$12,500,000	$12,500,000
MIHI LLC	$12,500,000	$12,500,000
Bank of Montreal	$12,500,000	$12,500,000
General Electric Capital Corporation	$12,500,000	$12,500,000

EXHIBIT J

[Form of]

MORTGAGE

[The aggregate maximum principal amount of indebtedness that may be secured hereby is

$[            ].]1

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

[NAME OF MORTGAGOR],

as Mortgagor,

TO

JPMORGAN CHASE BANK, N.A.,

in its capacity as Collateral Agent,

as Mortgagee

Dated as of [            ], 20[ ]

Relating to Premises in:

[            ] County, [            ]

This instrument was prepared in consultation with

counsel in the state in which the Mortgaged Property is

located by the attorney named below and after

recording, please return to:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

[1]	INCLUDE ONLY IN MORTGAGE RECORDING TAX STATES AND OTHER STATES WHERE REQUIRED BY APPLICABLE STATE LAW.

J-1

-i-

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1. Present Assignment; License to the Mortgagor	13
SECTION 5.2. Collection of Rents by the Mortgagee	14
SECTION 5.3. Irrevocable Interest	15

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1. Payment of Charges	15
SECTION 6.2. Stamp and Other Taxes	15
SECTION 6.3. Certain Tax Law Changes	15
SECTION 6.4. Proceeds of Tax Claim	15

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1. Casualty Event	16
SECTION 7.2. Condemnation	16
SECTION 7.3. Restoration	16

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1. Remedies in Case of an Event of Default	16
SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	17
SECTION 8.3. Additional Remedies in Case of an Event of Default	18
SECTION 8.4. Legal Proceedings After an Event of Default	19
SECTION 8.5. Remedies Not Exclusive	20

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1. Security Agreement	20
SECTION 9.2. Fixture Filing	21

-ii-

SIGNATURE

ACKNOWLEDGMENTS

SCHEDULE A	Legal Description

-iii-

SCHEDULE B	Prior Liens
SCHEDULE C	Leases
[SCHEDULE D	Condition of Mortgaged Property]

-iv-

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (the “Mortgage”), dated as of [            ] [ ], 20[ ], made by [NAME OF MORTGAGOR], a [STATE TYPE AND JURISDICTION OF MORTGAGOR] having an office at [INSERT ADDRESS OF MORTGAGOR], as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of JPMORGAN CHASE BANK, N.A., a national banking association having an office at 10 South Dearborn Street, Floor 7, Chicago, IL 60603, in its capacity as Collateral Agent for the Secured Parties (each as hereinafter defined), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A. Pursuant to that certain Credit Agreement, dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement), among DYNACAST INTERNATIONAL LLC, as borrower (the “Borrower”), DYNACAST INTERNATIONAL INC. (“Holdings”), [the Mortgagor and] the [other] Guarantors (such term and each other capitalized term used and not defined herein having the meaning given to it in Article I), the Lenders, J.P. Morgan Securities LLC, as Arranger and Documentation Agent, MacQuarie Capital (USA) Inc. as Syndication Agent, and JPMorgan Chase Bank, N.A. as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent, the Lenders have agreed to make to or for the account of the Borrower certain Loans and issue certain Letters of Credit.

[B. The Borrower owns, directly or through its Subsidiaries, all of the issued and outstanding shares of the Mortgagor.]2

[C. The Mortgagor has, pursuant to Article VII of the Credit Agreement, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.]3

[2]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER BUT A GUARANTOR.

[D. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.]4

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under the Loan Documents, Hedging Agreements and Treasury Service Agreements, if any, that the Mortgagor execute and deliver this Mortgage.

F. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Secured Obligations.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee for the benefit of the Mortgagee and the other Secured Parties as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions. (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Collateral Agent”; “Commitment”; “Default Rate”; “Event of Default”; “Governmental Authority”; “Hedging Agreements”; “Letter of Credit”; “Lenders”; “Lien”; “Loan Documents”; “Loan Parties”; “Loans”; “Net Cash Proceeds”; “Perfection Certificate”; “Perfection Certificate Supplement”; “person”; “Secured Obligations”; “Secured Parties”; “Security Documents”; and “Treasury Service Agreements”.

(b) The following terms in this Mortgage shall have the following meanings:

Footnote continued from previous page.

[3]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER BUT A GUARANTOR.

[4]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER BUT A GUARANTOR.

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(a) hereof.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(b) hereof.

“Casualty Event” shall mean any loss of title, any loss of, damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of the Mortgaged Property, including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Charges” shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

“Collateral” shall have the meaning assigned to such term in Section 11.14(a) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.

“Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the Mortgagor.

“Landlord” shall mean any landlord, lessor, sublandlord, sublessor, franchisor, licensor or grantor, as applicable.

“Landlord’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e) and (g) of the definition of “Permitted Collateral Liens” contained in the Credit Agreement.

“Premises” shall mean, collectively, the Land and the Improvements.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule B annexed to this Mortgage.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of the Mortgagor as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by this Mortgage or the rights and remedies of the Mortgagee hereunder.

“Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

“UCC Collateral” shall mean that portion of the Mortgaged Property that constitutes personal property in which a security interest may be created under Article 9 of the UCC.

SECTION 1.2. Interpretation . The rules of construction set forth in Section 1.03 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Mortgaged Property . In order to secure the due and punctual payment and performance of all of the Secured Obligations for the benefit of the Secured Parties, the Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, and hereby grants to the Mortgagee a security interest in and lien upon, all of the Mortgagor’s estate, right, title and interest in, to and under all of the following described property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(a)	Land;

(b)	Improvements;

(c)	Leases;

(d)	Rents;

(e)	Permits;

(f)	Contracts;

(g)	Records; and

(h)	Proceeds;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the benefit of the Secured Parties for the purpose of securing the payment and performance in full of all the Secured Obligations.

Notwithstanding the foregoing provisions of this Section 2.1, Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder; and provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder.

SECTION 2.2. Assignment of Leases and Rents . As additional security for the payment and performance in full of the Secured Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Landlord’s Interest”):

(a) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(b) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(c) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(d) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3. Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.4. Future Advances. This Mortgage shall secure all of the Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement and the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement and the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Secured Obligations whether or not the Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

SECTION 2.5. Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ]5 (the “Secured Amount”),

[5]

IN ANY JURISDICTION WHERE MORTGAGE RECORDING OR SIMILAR TAX IS COMPUTED BASED ON THE SECURED AMOUNT, INSERT 110% OF THE FAIR MARKET VALUE OF THE MORTGAGED PROPERTY (BUT NOT IN EXCESS OF THE AGGREGATE OUTSTANDING LOANS, LC EXPOSURE AND UNUSED COMMITMENTS UNDER THE CREDIT AGREEMENT), AS REASONABLY DETERMINED BY THE BORROWER. IN ANY OTHER STATE WHERE A SECURED AMOUNT MUST BE STATED BUT TAXES ARE NOT COMPUTED BASED ON SUCH AMOUNT, INSERT THE FULL AMOUNT OF THE COMMITMENTS, MULTIPLIED BY THE FACTOR, IF ANY, THAT IS CUSTOMARY IN THE APPLICABLE JURISDICTION, AS LOCAL COUNSEL ADVISES.

plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.6

SECTION 2.6. Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.7

SECTION 2.7. No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1. Incorporation of Credit Agreement. The Mortgagor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Mortgagor (as a Loan Party) under and as contained in the Credit Agreement are hereby incorporated herein in their entirety by this reference.

SECTION 3.2. Warranty of Title. The Mortgagor represents and warrants that:

(a) it has good and marketable fee simple title to the Premises; good title or valid rights and interests in and to the balance of the Mortgaged Property and the Landlord’s Interest under or in respect of the Leases, in each case subject to no Liens, except for (x) as of the date hereof, Prior Liens and Liens in favor of the Beneficiary pursuant to the Loan Documents and (y) hereafter, Permitted Collateral Liens; and

[6]	INCLUDE ONLY IN MORTGAGE RECORDING TAX STATES AND OTHER STATES WHERE REQUIRED BY APPLICABLE STATE LAW.

[7]	INCLUDE IF SECTION 2.5 IS INCLUDED.

(b) upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable first priority mortgage Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures [timber to be cut, as-extracted collateral] or other personal property, a first priority security interest therein, which first priority Lien and first priority security interest are, as of the date hereof, subject only to Prior Liens and hereafter, subject only to Permitted Collateral Liens.

SECTION 3.3. Condition of Mortgaged Property. The Mortgagor represents and warrants that[, except as set forth in Schedule D attached hereto]:

(a) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not reasonably be expected to result in a Property Material Adverse Effect;

(b) as of the date hereof, the Mortgagor has neither received any notice of nor has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no knowledge of any state of facts that may exist which could give rise to any such claims;

(c) prior to the date hereof, the Mortgagor has delivered to the Mortgagee a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by [the Borrower]8 and the Mortgagor) with respect to each portion of the Mortgaged Property

(d) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(e) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement.

[8]	INCLUDE ONLY IF THE MORTGAGOR IS NOT THE BORROWER.

SECTION 3.4. Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute, as of the date hereof, a Prior Lien or hereafter, a Permitted Collateral Lien.

SECTION 3.5. Leases. [The Mortgagor represents and warrants that as of the date hereof, there are no Leases in existence relating to the Premises.]

-OR-

[The Mortgagor represents and warrants that as of the date hereof:

(a) the Leases identified in Schedule C attached hereto are the only Leases in existence on the date hereof relating to the Premises;

(b) true copies of such Leases have been previously delivered to the Mortgagee and there are no agreements with any Tenant under such Leases other than those agreements expressly set forth therein;

(c) the Mortgagor is the sole owner of all of the Landlord’s Interest in such Leases;

(d) each of such Leases is in full force and effect, constitutes a legal, valid and binding obligation of the Mortgagor and the applicable Tenant thereunder, and is enforceable against the Mortgagor and such Tenant in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(e)(i) there is no default by the Mortgagor under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Mortgagor thereunder and (ii) to the best of Mortgagor’s knowledge, (A) there is no default by the Tenant under any of such Leases and (B) there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Tenant thereunder, in each case except for any such default that could not reasonably be expected to result in a Property Material Adverse Effect;

(f) all Rents (other than Rents due for the current month) due under such Leases have been paid in full;

(g) none of the Rents reserved under such Leases have been assigned or otherwise pledged or hypothecated except in favor of the Mortgagee pursuant to the provisions hereof;

(h) none of the Rents (other than any security deposit collected in accordance with the provisions of the applicable Lease) have been collected for more than one (1) month in advance;

(i) there exist no offsets or defenses to the payment of any portion of the Rents and the Mortgagor owes no monetary obligation to any Tenant under any such Lease;

(j) the Mortgagor has received no notice from any Tenant challenging the validity or enforceability of any such Lease;

(k) no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement; and

(l) each such Lease is subordinate to this Mortgage either pursuant to its terms or pursuant to a subordination agreement in form and substance reasonably acceptable to the Mortgagee.]

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1. Payment and Performance. The Mortgagor shall pay and perform the Secured Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.

SECTION 4.2. Title. The Mortgagor shall

(a) protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto;

(b)(A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property subject to Prior Liens and to Permitted Collateral Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and first priority position hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority mortgage Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures, [timber to be cut, as-extracted collateral] or other personal property, a first priority security interest in such Fixtures and personal property which first priority Lien and security interest shall be subject only to Permitted Collateral Liens and all Prior Liens; and

(c) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Cash Proceeds to the payment of the Secured Obligations or otherwise in accordance with the provisions of Section 2.10 of the Credit Agreement.

(d) not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld or delayed.

SECTION 4.3. Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representative and employees, upon reasonable prior notice to the Mortgagor, to inspect the Mortgaged Property and all books and records located thereon provided, that such inspections shall not unreasonably interfere with the use and operation of the Mortgaged Property.

SECTION 4.4. Limitation on Liens; Transfer Restrictions.

(a) Except for the Permitted Collateral Liens, Prior Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(b) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

SECTION 4.5. Insurance. The Mortgagor shall obtain and keep in full force and effect the Insurance Policies (including, without limitation, all flood insurance) required by the Credit Agreement pursuant to the terms thereof. Without limiting the generality of the preceding sentence, if any portion of the Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Mortgagor shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Mortgagee evidence of such compliance in form and substance reasonably acceptable to the Mortgagee.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1. Present Assignment; License to the Mortgagor.

(a) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents

and the right, subject to applicable law, to collect all sums payable to the Mortgagor thereunder and apply the same as the Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon the Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Secured Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

(b) The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Collateral Liens and in the case of security deposits, rights of depositors and Requirements of Law. The Mortgagor acknowledges and agrees that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title II of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 5.2. Collection of Rents by the Mortgagee.

(a) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as the Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(b) of this Mortgage. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(b) The Mortgagor hereby irrevocably authorizes and directs the Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee, and the Mortgagor shall have no claim against any Tenant for Rents paid by such Tenant to the Mortgagee pursuant to such notice or demand.

SECTION 5.3. Irrevocable Interest . All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1. Payment of Charges . Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

SECTION 6.2. Stamp and Other Taxes . The Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Secured Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 10.03 of the Credit Agreement.

SECTION 6.3. Certain Tax Law Changes . In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to the Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof.

SECTION 6.4. Proceeds of Tax Claim . In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1. Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee. The Net Cash Proceeds of each Casualty Event shall be applied, allocated and distributed in accordance with the provisions of Section 2.10(f) of the Credit Agreement.

SECTION 7.2. Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

SECTION 7.3. Restoration. In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of Section 2.10(f) of the Credit Agreement, the Mortgagor shall complete such restoration in accordance with provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1. Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or any other Loan Document or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(a) personally, or by its agents or attorneys, but subject in all respects to the provisions of applicable law, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee, except for its gross negligence or willful misconduct, shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 8.2(b).

(b) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(c) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

(a) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Secured Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple or otherwise, as appropriate, and an assignment or conveyance of all the Landlord’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(b) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section [ ] of the Security Agreement.

(c) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Secured Party may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Secured Party in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Secured Party is authorized to deduct under this Mortgage.

(d) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(e) If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any number of individual parcels.

SECTION 8.3. Additional Remedies in Case of an Event of Default.

(a) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(b) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(c) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(b).

SECTION 8.4. Legal Proceedings After an Event of Default.

(a) After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(b) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(c) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

SECTION 8.5. Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1. Security Agreement. To the extent the Mortgaged Property consists of UCC Collateral or items of personal property which are or are to become Fixtures [or as-extracted collateral or timber to be cut] under applicable law, this Mortgage shall also be construed as a security agreement under the UCC. The Mortgagor, in order to secure the due and punctual payment and performance of the Secured Obligations, hereby grants to the Mortgagee for its benefit and for the benefit of the Secured Parties, a security interest in and to such UCC Collateral, Fixtures, [as-extracted collateral and timber to be cut]. Upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to the UCC Collateral, Fixtures, [as-extracted collateral and timber to be cut] to exercise all remedies hereunder or any other Loan Document or available under the UCC with respect thereto and all other remedies available under applicable law. Without limiting the foregoing, the UCC

Collateral, Fixtures, [as-extracted collateral and timber to be cut] may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold separately pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble the UCC Collateral, Fixtures, [as-extracted collateral and timber to be cut] and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of such collateral in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

SECTION 9.2. Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures, [as-extracted collateral and timber to be cut] under applicable law, and to the extent permitted under applicable law, and subject to the provisions of the last paragraph of Section 2.1, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a fixture, [as-extracted collateral and timber to be cut] filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such filing, to wit:

Name and Address of the debtor: The Mortgagor having the address described in the Preamble hereof. The Mortgagor is a [ ] organized under the laws of the State of [ ] whose Organization Number is [ ]	Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the property [or its timber to be cut, or is as-extracted collateral.]

The Mortgagor is the record owner of the Land.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by law in order to create, establish, preserve and protect the Liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE X.

FURTHER ASSURANCES

SECTION 10.1. Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the Lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as the Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the Liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 10.2. Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

SECTION 10.3. Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the

Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

SECTION 10.4. Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Secured Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1. Covenants To Run with the Land; Joint and Several. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and the Mortgagor’s interest therein and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, all such Mortgagors’ covenants, warranties and undertakings hereunder shall be joint and several.

SECTION 11.2. No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 11.3. Concerning Mortgagee.

(a) The Mortgagee has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(b) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar property, instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(c) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(d) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.

(e) If any portion of the Mortgaged Property also constitutes collateral granted by any Loan Party to the Mortgagee to secure the Secured Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control, unless the Mortgaged Property to which such conflict relates constitutes personal property, in which case the provisions of the Security Agreement shall control.

SECTION 11.4. Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any representation or warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), following notice and a reasonable opportunity to cure provided to Mortgagor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 10.03 of the Credit Agreement and repayment shall be secured by this Mortgage. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. The Mortgagor hereby appoints the Mortgagee its attorney-in-fact, with full power and authority in the place and stead of the Mortgagor and in the name of the Mortgagor, or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes hereof (but the Mortgagee shall not be obligated to and shall have no liability to the Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.5. Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns. No other persons (including, without limitation, any other creditor of any Loan Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.6. Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.

SECTION 11.7. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

SECTION 11.8. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. THE MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY THE MORTGAGOR REFUSES TO ACCEPT SERVICE, THE MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE MORTGAGEE TO BRING PROCEEDINGS AGAINST THE MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.11. Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 11.12. No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 11.13. No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.14. Mortgagee’s Right To Sever Indebtedness.

(a) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Secured Obligations to the Mortgaged Property and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Secured Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.2(b) hereof.

(b) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale, foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(c) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagor agrees to execute all such amendments, notes, affidavits or certificates reasonably requested by the Mortgagee and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorneys-in-fact to, following and during the continuance of an Event of Default, execute, deliver or record such amendments, notes, affidavits or certificates in the name and on behalf of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.

(d) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.

LEASES

SECTION 12.1. Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(a) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

(b) promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder; and

(c) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.

SECTION 12.2. Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(a) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

(i) in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(ii) the amount held by Landlord as a reasonable security deposit thereunder; and

(iii) any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(b) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;

(c) enter into any Lease or any amendment or modification of any Lease if the same would not comply with clause (b) of the definition of Permitted Collateral Liens or could reasonably be expected to result in a Property Material Adverse Effect; provided, however, that any such Lease or any amendment or modification of any Lease shall forthwith, without further action, be subject to the Lien of the Security Documents;

(d) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor unless the same would not cause a Property Material Adverse Effect; provided, however, that any terminated, surrendered, recaptured or assigned leased space shall forthwith, without any further action, be subject to the Lien of the Security Documents; or

(e) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect; provided, however, that any leased space subject to such discharge or release shall forthwith, without any further action, be subject to the Lien of the Security Documents.

ARTICLE XIII.

LOCAL LAW PROVISIONS

SECTION 13.1. [            ]9 Provisions. In the event of any conflict or inconsistency between the provisions of this Article XIII and the other provisions of this Mortgage, this Article XIII shall control.

(a) [            ]10

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[9]	INSERT NAME OF STATE OR COMMONWEALTH IN WHICH THE MORTGAGED PROPERTY IS LOCATED.

[10]	LOCAL COUNSEL TO PROVIDE ANY PROVISIONS OF STATE OR LOCAL LAW THAT ARE NECESSARY OR ADVISABLE.

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered as of the day and year first above written.11

[                         ]

By:
Name:
Title:

[local counsel to confirm signature requirements]

[11]	LOCAL COUNSEL TO ADVISE OF ANY STATE LAW CONSIDERATIONS OR REQUIREMENTS IN CONNECTION WITH THE EXECUTION, ACKNOWLEDGMENT DELIVER AND DATING OF THE MORTGAGE.

S-1

ACKNOWLEDGMENT

State of                                              )

                                                          ) ss.:

County of                                         )

[LOCAL COUNSEL TO PROVIDE APPROPRIATE ACKNOWLEDGMENT]

Schedule A

Legal Description

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Schedule B

Each of the Liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked [Pro Forma Policy] issued by [Title Insurance Company], dated as of the date hereof and delivered to the Mortgagee on the date hereof, bearing [Title Insurance Company] reference number [Title Number] relating to the real property described in Schedule A attached hereto.

Schedule C

[describe Leases where Mortgagor is the Landlord or state None]

EXHIBIT K-1

[Form of]

TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Dynacast International LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                  DOLLARS ($                ), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-1-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-1-2

Dynacast International LLC,
as Borrower

By:
Name:
Title:

K-1-3

EXHIBIT K-2

[Form of]

REVOLVING NOTE

[$ ][1]	New York, New York
[€ ][2]	[Date]

FOR VALUE RECEIVED, the undersigned, Dynacast International LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                  [DOLLARS][EUROS] ([$][€]                ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Dynacast International Inc., a Delaware corporation, the Subsidiary Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[1]	For dollar-denominated Revolving Loans.
[2]	For euro-denominated Revolving Loans.

K-2-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-2-2

Dynacast International LLC,
as Borrower

By:
Name:
Title:

K-2-3

EXHIBIT K-3

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, Dynacast International LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                  ($                ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.17(c) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Dynacast International LLC, a Delaware limited liability company, the Subsidiary Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

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All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-3-2

Dynacast International LLC,
as Borrower

By:
Name:
Title:

K-3-3

EXHIBIT L-1

[Form of]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of July 19, 2011 (the “First Lien Security Agreement”), among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation (“Holdings”), the other Guarantors party thereto (together with Holdings, collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as collateral agent (the “First Lien Collateral Agent”) under the Credit Agreement (as hereinafter defined), (ii) that certain Credit Agreement dated as of July 19, 2011 (the “Credit Agreement”), among Borrower, the Guarantors, certain other parties thereto and the First Lien Collateral Agent, (iii) that certain Second Lien Security Agreement dated as of July 19, 2011 (the “Second Lien Security Agreement” and, together with the First Lien Security Agreement, the “Security Agreements”), among Borrower, the Guarantors and Union Bank, N.A., as collateral agent (the “Second Lien Collateral Agent”) under the Indenture (as hereinafter defined) and (iv) that certain Indenture dated as of July 19, 2011 (the “Indenture”), among Borrower, Dynacast Finance Inc., the Guarantors, certain other parties thereto and the Second Lien Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Indenture, as applicable.

As used herein, the term “Companies” means Holdings and its Subsidiaries, including Borrower and each of the Guarantors other than Holdings.

The undersigned hereby certify to the First Lien Collateral Agent and the Second Lien Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is the type of entity disclosed next to its name in Schedule 1(a) and each Loan Party is a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Loan Party has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party, or any other business or organization to which a Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

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3. Extraordinary Transactions. During the five years prior to the date hereof, except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto or those purchases, acquisitions or transactions constituting or relating to the Acquisition, all of the Collateral has been originated or acquired by each Loan Party in the ordinary course of business or consists of goods which have been acquired by a Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified for such Loan Party in Section 1(a) or Section 2 with respect to each legal name of such Loan Party set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax lien search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Loan Party located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by a Loan Party as of the Closing Date having a fair market value in excess of $3,000,000 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, and in the case of each Loan Party, setting forth the percentage of such equity

L-1-2

interests pledged under the Security Agreements. Also set forth in Schedule 9(b) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including all intercompany notes between any Loan Party and any other Company.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Loan Party’s Patents and Trademarks (each as defined in the Security Agreements) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreements), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Loan Party.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Loan Party’s United States Copyrights (each as defined in the Security Agreements), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Loan Party.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, of each Loan Party, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) held by each Loan Party.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreements) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder.

L-1-3

15. Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $50,000 and owned by each Loan Party, and the owner and approximate value of such motor vehicles.

16. Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Loan Parties.

17. Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Loan Party: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains and (f) all oil, gas, minerals and as extracted collateral.

[The Remainder of this Page has been intentionally left blank]

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this 19th day of July, 2011.

Dynacast International LLC

By:
Name:
Title:

Dynacast International LLC

By:
Name:
Title:

KDI Acquisition LLC

By:
Name:
Title:

Dynacast US 1 LLC

By:
Name:
Title:

Dynacast US Holdings, Inc.

By:
Name:
Title:

Dynacast Inc.

By:
Name:
Title:

L-1-5

Dynacast MFG. Inc.

By:
Name:
Title:

L-1-6

Schedule 1(a)

Legal Names, Etc.

	Registered Organization	Registered Organization	Registered Organization	Registered Organization	Registered Organization
Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

L-1-7

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

	Company/Subsidiary	Company/Subsidiary	Company/Subsidiary
Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing[2]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[2]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I.	Owned Real Property

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encum- bering this property.]	[YES/NO]	[YES/NO]

II.	Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord/ Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	To be Encumbered by Mortgage[3]	Option to Purchase/ Right of First Refusal

[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[YES/NO]	[YES/NO]

[3]	Leased real property will not be encumbered by mortgages.

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

See attached.

Schedule 12

Commercial Tort Claims

Description

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Schedule 14

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date

Schedule 15

Motor Vehicles

Schedule 16

Insurance

Schedule 17

Other Collateral

(a)	Agreements and Contracts with Governmental Authorities

Description

(b)	FCC Licenses

Description

(c)	Aircraft and Airplanes

Description

(d)	Ships, Boats and Vessels

Description

(e)	Rolling Stock And Trains

Description

(f)	Oil, Gas, Minerals and As Extracted Collateral

Description

EXHIBIT L-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [            ], 20[ ] is delivered pursuant to to (i) that certain Security Agreement dated as of July 19, 2011 (the “First Lien Security Agreement”), among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc., a Delaware corporation (“Holdings”), the other Guarantors party thereto (together with Holdings, collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as collateral agent (the “First Lien Collateral Agent”) under the Credit Agreement (as hereinafter defined), (ii) that certain Credit Agreement dated as of July 19, 2011 (the “Credit Agreement”), among Borrower, the Guarantors, certain other parties thereto and the First Lien Collateral Agent, (iii) that certain Second Lien Security Agreement dated as of July 19, 2011 (the “Second Lien Security Agreement” and, together with the First Lien Security Agreement, the “Security Agreements”), among Borrower, the Guarantors and JPMorgan Chase Bank, N.A., as collateral agent (the “Second Lien Collateral Agent”) under the Indenture (as hereinafter defined) and (iv) that certain Indenture dated as of July 19, 2011 (the “Indenture”), among Borrower, Dynacast Finance Inc., the Guarantors, certain other parties thereto and the Second Lien Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Indenture, as applicable.

As used herein, the term “Companies” means Holdings and its Subsidiaries, including Borrower and each of the Guarantors other than Holdings.

The undersigned, the [            ] of the Borrowera, hereby certify (in my capacity as [            ] and not in my individual capacity) to the First Lien Collateral Agent and the Second Lien Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is the type of entity disclosed next to its name in Schedule 1(a) and each Loan Party is a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Loan Party has had in the past five years, together with the date of the relevant change.

[a]	Insert appropriate officers of Holdings and Guarantors, as applicable.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party, or any other business or organization to which a Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. During the five years prior to the date hereof, except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto or those purchases, acquisitions or transactions constituting or relating to the Acquisition, all of the Collateral has been originated or acquired by each Loan Party in the ordinary course of business or consists of goods which have been acquired by a Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified for such Loan Party in Section 1(a) or Section 2 with respect to each legal name of such Loan Party set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax lien search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Loan Party located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by a Loan Party as of the Closing Date having a fair market value in excess of $3,000,000 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, and in the case of each Loan Party, setting forth the percentage of such equity interests pledged under the Security Agreements. Also set forth in Schedule 9(b) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including all intercompany notes between any Loan Party and any other Company.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Loan Party’s Patents and Trademarks (each as defined in the Security Agreements) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreements), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Loan Party.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Loan Party’s United States Copyrights (each as defined in the Security Agreements), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Loan Party.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, of each Loan Party, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) held by each Loan Party.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreements) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder.

15. Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $50,000 and owned by each Loan Party, and the owner and approximate value of such motor vehicles.

16. Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Loan Parties.

17. Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Loan Party: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains and (f) all oil, gas, minerals and as extracted collateral.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this             day of             , 20[    ].

Dynacast International LLC

By:
Name: Title:

Dynacast International Inc.

By:
Name: Title:

[Each of the Guarantors]

By:
Name: Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[2]	Federal Taxpayer Identification Number	State of Formation

[2]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

	$00,00000	$00,00000	$00,00000	$00,00000	$00,00000
Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

	$$$$$$$$$$$	$$$$$$$$$$$	$$$$$$$$$$$
Type of Filing[3]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[3]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I. Owned Real Property

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]

II. Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	To be Encumbered by Mortgage[4]	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[YES/NO]	[YES/NO]

[4]	Leased real property will not be encumbered by mortgages.

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

	$000,0000000	$000,0000000	$000,0000000	$000,0000000	$000,0000000
Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

	$00,00000000000000	$00,00000000000000	$00,00000000000000	$00,00000000000000	$00,00000000000000
Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

See attached.

Schedule 12

Commercial Tort Claims

Description

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Schedule 14

Letter of Credit Rights

	$00,0000000	$00,0000000	$00,0000000	$00,0000000
Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date

Schedule 15

Motor Vehicles

Schedule 16

Insurance

Schedule 17

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description

(b) FCC Licenses

Description

(c) Aircraft and Airplanes

Description

(d) Ships, Boats and Vessels

Description

(e) Rolling Stock And Trains

Description

(f) Oil, Gas, Minerals and As Extracted Collateral

Description

EXHIBIT M

TO CREDIT AGREEMENT

SECURITY AGREEMENT

By

DYNACAST INTERNATIONAL LLC,

as Borrower

and

THE GUARANTORS PARTY HERETO

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of July 19, 2011

TABLE OF CONTENTS

Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

	ARTICLE I

	DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	9
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	9
SECTION 1.4.	PERFECTION CERTIFICATE	9

	ARTICLE II

	GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	9
SECTION 2.2.	FILINGS	10

	ARTICLE III

	PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
	USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	11
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	12
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	12
SECTION 3.4.	OTHER ACTIONS	12
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	16
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	16

	ARTICLE IV

	REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	17
SECTION 4.2.	VALIDITY OF SECURITY INTEREST	17

-i-

Page

SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	17
SECTION 4.4.	OTHER FINANCING STATEMENTS	18
SECTION 4.5.	LOCATION OF INVENTORY AND EQUIPMENT	18
SECTION 4.6.	DUE AUTHORIZATION AND ISSUANCE	18
SECTION 4.7.	CONSENTS, ETC.	18
SECTION 4.8.	PLEDGED COLLATERAL	18
SECTION 4.9.	INSURANCE	19

	ARTICLE V

	CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	19
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC.	19
SECTION 5.3.	DEFAULTS, ETC.	20
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	21

	ARTICLE VI

	CERTAIN PROVISIONS CONCERNING INTELLECTUAL
	PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	21
SECTION 6.2.	PROTECTION OF COLLATERAL AGENT’S SECURITY	21
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	22
SECTION 6.4.	LITIGATION	22

	ARTICLE VII

	CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	23
SECTION 7.2.	LEGEND	23
SECTION 7.3.	MODIFICATION OF TERMS, ETC.	24
SECTION 7.4.	COLLECTION	24

	ARTICLE VIII

	TRANSFERS

SECTION 8.1.	TRANSFERS OF PLEDGED COLLATERAL	24

-ii-

-iii-

Page

EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

-iv-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by DYNACAST INTERNATIONAL LLC, a Delaware limited liability company (the “Borrower”) and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A. The Borrower, the Guarantors, the Collateral Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).

B. Each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Hedging Agreements and Treasury Services Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.03 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, the Acquisition Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean

(a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b) assets owned by any Pledgor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such assets and proceeds;

(c) any property of a person existing at the time such person is acquired by or merged with or into or consolidated with any Pledgor that is subject to a Lien permitted by Section 6.02(k) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property;

(d) any Equity Interests of a Foreign Subsidiary; provided that this clause (d) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (d); and

(e) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b), (c), (d) or (e) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a), (b), (c), (d) or (e)).

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate payable to such Pledgor and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.18(i) of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Non-Controlled Deposit Accounts” shall mean (i) Deposit Accounts of any Pledgor used exclusively for payroll purposes, payroll taxes or withholding taxes, and (ii) any other Deposit Account of any Pledgor where the balance on deposit therein does not at any time exceed $100,000 (so long as the amount on deposit at any time in all such other Deposit Accounts of the Pledgors does not exceed $1,000,000 in the aggregate).

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated July 19, 2011, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other perfection certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Collateral Agent.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned directly by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, in each case other than any Excluded Property described in clause (d) of the definition thereof.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Arranger, the Lenders and each counterparty to a Hedging Agreement or a Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and, if not a Lender, such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 of the Credit Agreement as if it were a Lender.

“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all

(i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Pledged Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein, subject only to nonconsensual Permitted Liens. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within five Business Days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any

Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest (subject only to nonconsensual Permitted Liens) in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) if necessary or desirable to perfect a security interest in such Pledged Securities, cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, (iii) upon request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organizational Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate, to the extent perfection may be accomplished by any such filing. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Liens and file all UCC-3 continuations statements necessary to continue the perfection of the security interest created by this Agreement.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five Business Days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate. The Collateral Agent has a first priority security interest in each such Deposit Account, which security interest (except with respect to Non-Controlled Deposit Accounts) is perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Collateral Agent five Business Days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) except with respect to any Non-Controlled Deposit Account, such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. Each Pledgor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its exclusive Control over any Deposit Account such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent and the Second Lien Collateral Agent.

(c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 13 to the Perfection Certificate. The Collateral Agent has a first priority security interest (subject only to Permitted Liens) in each such Securities Account and

Commodity Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Collateral Agent five Business Days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any investment, withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Pledgor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its exclusive Control over any Securities Account and Commodity Account such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Collateral Agent and, subject to the terms of the Intercreditor Agreement, the Second Lien Collateral Agent.

(ii) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and, subject to Section 9-207 of the UCC and other applicable law, the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 10 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $1,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for such Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) to the extent permitted by the terms of such Letter of Credit, arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

(g) Motor Vehicles. Upon the request of the Collateral Agent, each Pledgor shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership) owned by it, with the Collateral Agent listed as lienholder therein. Such requirement shall not apply if any such motor vehicle (or any such other Equipment) is valued at less than $50,000; provided that the aggregate value of all motor vehicles (and such Equipment) as to which any Pledgor has not delivered a certificate of title or ownership is less than $1,000,000.

SECTION 3.5. Joinder of Additional Guarantors. The Borrower shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 6.02 of the Credit Agreement.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Liens. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would (i) restrict the transferability of any of the Pledged Collateral (other than Permitted Liens) or (ii) otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holders of the Permitted Liens.

SECTION 4.5. Location of Inventory and Equipment. It shall not move any Equipment or Inventory to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless it shall have given the Collateral Agent prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request; provided that in no event shall any Equipment or Inventory of any Pledgor with a value in excess of $1,000,000 in the aggregate be moved to any location outside of the continental United States unless, pursuant to Section 3.6 hereof, all actions required by law (including any applicable local or foreign law) to perfect and maintain the validity, enforceability and priority of the Collateral Agent’s security interest therein have been taken.

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner, shareholder or a member of any issuer of the Pledged Securities.

SECTION 4.7. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.

SECTION 4.9. Insurance . In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within five Business Days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent has notified the applicable Pledgors pursuant to subsection (c) below:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five Business Days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent has notified the applicable Pledgors pursuant to subsection (c) below, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Collateral Agent to the applicable Pledgors:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of or default under any other material provisions of any such agreement to which such Pledgor is a party, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2. Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, except as shall be consistent with commercially reasonable business judgment, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which could reasonably be expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Material Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Material Intellectual Property Collateral or the Lien on and security interest in the Material Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (e) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (and in any event within 60 days) provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all reasonable costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.03 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Legend. Each Pledgor shall legend, at the request of the Collateral Agent and in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been collaterally assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent.

SECTION 7.4. Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies, in each case to the extent permitted by applicable law:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the

Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 9.2. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13(a) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof, in the absence of gross negligence or willful misconduct on the part of such attorney.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Hedging Agreement or a Treasury Services Agreement, such Hedging Agreement or Treasury Services Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4. Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit (as defined in the Credit Agreement) under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit (as defined in the Credit Agreement) have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged

Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement, Treasury Services Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

DYNACAST INTERNATIONAL LLC, as Pledgor

By:
Name:
Title:

DYNACAST INTERNATIONAL INC., as Pledgor

By:
Name:
Title:

KDI ACQUISITION LLC, as Pledgor

By:
Name:
Title:

DYNACAST US 1 LLC, as Pledgor

By:
Name:
Title:

DYNACAST US HOLDINGS, INC., as Pledgor

By:
Name:
Title:

DYNACAST INC., as Pledgor

By:
Name:
Title:

DYNACAST MFG. INC., as Pledgor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2011, made by DYNACAST INTERNATIONAL LLC, a Delaware limited liability company (the “Borrower”), and the Guarantors party thereto in favor of JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement with respect to the applicable Securities Collateral, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest (other than nonconsensual Permitted Liens) in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of             , 20__, is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2011, made by DYNACAST INTERNATIONAL LLC, a Delaware limited liability company (the “Borrower”), and the Guarantors party thereto in favor of JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ], as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 19, 2011, made by DYNACAST INTERNATIONAL LLC, a Delaware limited liability company (the “Borrower”), and the Guarantors party thereto in favor of JPMORGAN CHASE BANK, N.A. as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [            ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder.

Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [            ], 2011, by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a)	Copyrights of such Pledgor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [            ], 2011, by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a)	Patents of such Pledgor listed on Schedule I attached hereto; and

(b)	all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [            ], 2011, by [            ] and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT N

[Form of Agreement of Company Counsel]

July 19, 2011

JPMorgan Chase Bank, N.A.,

    as Administrative Agent, Collateral Agent, Swingline

Lender and Issuing Bank under the Credit Agreement

    referred to below

2200 Ross Avenue

Dallas, TX 75201

The Lenders from time to time parties to the Credit Agreement referred to below

Re:	Dynacast International LLC

Ladies and Gentlemen:

We have acted as special counsel to Dynacast International LLC, a Delaware limited liability company (the “Borrower”), Dynacast International Inc., a Delaware corporation (“Holdings”), and the Subsidiaries of Holdings listed on Schedule I attached hereto (the “Subsidiary Guarantors”, and together with the Borrower and Holdings being referred to herein, individually, as a “Loan Party” and, collectively, as the “Loan Parties”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of July 19, 2011 (the “Credit Agreement”), among the Borrower, Holdings, the Subsidiary Guarantors, the lenders named therein and from time to time party thereto (the “Lenders”), J.P. Morgan Securities LLC, as Arranger, Macquarie Capital (USA) Inc., as Syndication Agent, JPMorgan Chase Bank, N.A., as Swingline Lender and as Issuing Bank, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties and the Issuing Bank (in such capacity, the “Collateral Agent”), and the other Subject Documents (as hereinafter defined). This opinion is being delivered pursuant to Section 4.01(f)(i) of the Credit Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement and in Schedule I hereto.

In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to any facts relevant to the opinions expressed below we have, without independent verification or investigation, relied upon certificates, statements and representations of the Loan Parties and their respective officers and other representatives, and of public officials.

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In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the Credit Agreement;

(b) the Notes executed and delivered by the Borrower on the date hereof, if any;

(c) the Security Agreement;

(d) the Intercreditor Agreement;

(e) (i) the Blocked Account Control Agreement (“Shifting Control”), dated as of the date hereof, among DI, JPMorgan Chase Bank, N.A., in its capacity as the Collateral Agent, the Second Lien Collateral Agent and JPMorgan Chase Bank, N.A., as Depositary, and (ii) the Blocked Account Control Agreement (“Shifting Control”), dated as of the date hereof, among the Borrower, JPMorgan Chase Bank, N.A., in its capacity as the Collateral Agent, the Second Lien Collateral Agent and JPMorgan Chase Bank, N.A., as Depositary (collectively, the “Deposit Account Control Agreements”);

(f) the agreements listed on Schedule II hereto (the “Material Contracts”);

(g) the UCC1 Financing Statements attached hereto as Annex A, which name each Loan Party as debtor and the Collateral Agent as secured party (the “UCC Financing Statements”); and

(h) certificates of the Secretary of State of the State of Delaware, each dated July 8, 2011, attesting to the continued legal existence and good standing of each Loan Party in that state (the “Delaware Certificates”).

We have also examined such other corporate and limited liability company documents and records, and such other certificates, opinions and instruments, and have conducted such investigation, as we have deemed necessary as a basis for the opinions expressed below.

The documents referred to in clauses (a) through (e) above shall hereinafter be referred to collectively as the “Subject Documents”. References contained herein to (i) the term “Applicable Laws” shall mean the Delaware General Corporation Law, the Delaware Limited Liability Company Act and those laws, rules and regulations of the State of New York and of the

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United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents; (ii) the term “Governmental Authorities” means any New York, Delaware or federal executive, legislative, judicial, administrative or regulatory body; (iii) the term “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws; (iv) the term “UCC” means the Uniform Commercial Code as adopted and in effect on the date hereof in the State of New York, the State of Delaware, or another relevant jurisdiction; (v) the term “New York UCC” means the UCC of the State of New York as so adopted and in effect; and (vi) the term “Delaware UCC” means the UCC of the State of Delaware as so adopted and in effect.

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law and Limited Liability Company Act of the State of Delaware, (iii) subject to the qualifications set forth in paragraph (E) below, Article 9 of the Delaware UCC, and (iv) the federal laws of the United States of America to the extent specifically referred to herein.

In rendering this opinion, we have assumed, with your consent, that:

(i) Each of the Subsidiary Guarantors (other than KDI Acquisition) has been duly organized under the laws of the State of Delaware;

(ii) Each of the Subject Documents to which any Loan Party is a party has been duly authorized, executed and delivered by each of the parties thereto (other than the Loan Parties);

(iii) the execution and delivery by each Loan Party of the Subject Documents to which it is a party, and the performance by each Loan Party of any of its obligations thereunder, do not and will not conflict with, contravene, violate or constitute a default under (A) any lease, indenture, instrument or other agreement to which such Loan Party or its property is subject (other than the Material Contracts as to which we express our opinion in paragraph 4(a) below), (B) any law, rule or regulation to which such Loan Party is subject (other than the Applicable Laws as to which we express our opinion in paragraph 4(c) below) or (C) any judicial or administrative order or decree of any court, governmental authority or regulatory body; and

(iv) no authorization, consent, license or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than the Governmental Approvals as to which we express our opinion in paragraph 5 below) is required to authorize or is required in connection with the execution, delivery or performance by any Loan Party of any Subject Document to which it is a party or the transactions contemplated thereby.

Our opinions are also subject to the following assumptions, qualifications, exceptions and limitations:

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(A) Each of the Subject Documents constitutes the legal, valid and binding obligation of each party thereto (other than the Loan Parties), enforceable against such parties (other than the Loan Parties) in accordance with its terms.

(B) We express no opinion as to the effect on the opinions herein stated of (i) the compliance or non-compliance of any party (other than, with respect to Applicable Laws, the Loan Parties) to the Subject Documents with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of such other parties.

(C) In rendering our opinions expressed below, we express no opinion as to the applicability or effect of Section 548 of the United States Bankruptcy Code (the “Bankruptcy Code”) or any fraudulent transfer or comparable provision of state law on the Subject Documents or any transactions contemplated thereby and, in addition, we express no opinion as to whether a corporation, limited liability company or other entity may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by another corporation, limited liability company or other entity (an “Other Entity”) except to the extent such corporation, limited liability company or other entity may be determined to have benefited from the incurrence of such indebtedness by the Other Entity or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Other Entity are directly or indirectly made available to such guarantor for its corporate, limited liability company or other similar purposes.

(D) In rendering our opinions expressed below, we express no opinion as to the applicability or effect of Section 547 of the Bankruptcy Code or any comparable provision of state law on the Subject Documents or any transaction contemplated thereby.

(E) With respect to our opinion in paragraph 8 below, to the extent our opinions are not governed by the laws of the State of New York, our opinions are based solely on a review of Article 9 of the Delaware UCC. Our opinions herein with respect to Article 9 of the Delaware UCC are limited to the official statutory text thereof as set forth in the CCH Secured Transactions Guide (updated through October 26, 2010) and only as it pertains to whether perfection of an attached security interest may be effected by the filing of an effective UCC financing statement in the State of Delaware, without any investigation or review of any legal decisions or other statutory provisions in effect in the State of Delaware that may affect the filing of a UCC financing statement or the perfection of a security interest by filing in the State of Delaware. Accordingly, we caution you that the opinion in paragraph 8 below could be materially affected by other statutes, laws or regulations of the State of Delaware or judicial decisions construing the laws of such State.

(F) We express no opinion with respect to (i) the laws, rules, regulations, ordinances, administrative decisions or orders of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws,

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including the Securities Act of 1933, as amended (except as expressly provided in paragraph 12 below with respect to the Investment Company Act of 1940, as amended), (iii) any federal or state tax, labor, antitrust, intellectual property, anti-money laundering, anti-terrorism, environmental or fraudulent transfer or conveyance laws, (iv) the Public Utility Holding Company Act of 2005, as amended, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (vi) the Employee Retirement Income Security Act of 1974, as amended.

(G) Our opinions below regarding enforceability are subject to (i) limitations on enforceability arising from applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer, preferential transfer and similar laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity, including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought and (ii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, with respect to the opinions set forth in paragraphs 3 and 7 below, certain remedial, procedural and other provisions of the Subject Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of those agreements and does not, in our opinion, make the remedies provided in those agreements, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules and regulations and by constitutional requirements.

(H) We express no opinion as to any provision contained in any Subject Document (i) providing for indemnification or exculpation of any Person for such Person’s negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act of 1933, as amended, (ii) providing for late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event, (iii) as such provision relates to the subject matter jurisdiction of federal courts or the waiver of inconvenient forum or the right to object to venue with respect to proceedings in federal courts, (iv) that purports to establish (or may be construed to establish) evidentiary standards, (v) to the extent such provision states that the provisions of such Subject Document are severable, (vi) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver that is against public policy considerations or applicable law, (vii) providing for self-help remedies, (viii) relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (ix) relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any party thereto under any of the Subject

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Documents, or (x) relating to choice of law or forum (other than in reliance on Sections 5-1401 and 5-1402 of the New York General Obligations Law). Under certain circumstances the requirement that the provisions of any Subject Document may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys’ fees.

(I) We express no opinion as to the enforceability of any particular provision of any of the Subject Documents relating to or constituting (i) waivers of rights to (or agreements as to methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (ii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iii) the grant of powers of attorney or proxies to the Administrative Agent, the Collateral Agent or any other Secured Party, (iv) waivers or variations of provisions that are not capable of waiver or variation under Section 1-102, 9-602, 9-603 or other applicable provisions of the applicable UCC, (v) provisions in the Subject Documents that conflict with, or are rendered ineffective or unenforceable by, Sections 2A-303, 9-207, 9-208, 9-209, 9-210, 9-406, 9-407 or 9-408, or Part 6, of the applicable UCC, or (vi) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights. Our opinion as to the enforceability of any governing law provision contained in any Subject Document is qualified by the effects of subsection (2) of Section 1-105 of the New York UCC.

(J) We call to your attention those provisions of the Subject Documents which provide that a guaranty by a party thereto or the grant of a Lien by a party thereto to secure the obligations of a third party shall not be affected by changes in or amendments to the Subject Documents or other relevant documents might be enforceable only to the extent such changes or amendments are not so material as to constitute a new agreement among the parties to such documents.

(K) We have assumed for purposes of the opinions set forth in paragraphs 7, 8, 9, 10 and 11 below that each Loan Party owns and holds all right, title and interest in and to the respective Collateral, that the Secured Parties have given value and that each Loan Party’s name, identity, corporate structure, jurisdiction of organization, principal place of business and chief executive office have not been nor will be changed. To the extent that any Subject Document purports to create a security interest in property in which any Loan Party has no present rights, such security interest will attach and be enforceable only when such Loan Party acquires rights in such property (as contemplated by Section 9-203 of the UCC). The opinions set forth in paragraphs 7, 8, 9, 10 and 11 below are further subject to the following: (a) limitations on the continued perfection of security interests (i) in proceeds under Section 9-315 of the UCC and (ii) after five years from the date of filing the UCC Financing Statements under Section 9-515 of the UCC and (b) the rights of certain buyers or holders of property constituting Collateral to take such property free of any security interest in favor of the Collateral Agent as provided in Sections 9-318, 9-320, 9-321, 9-323, 9-330 and 9-331 of the UCC).

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(L) We have assumed for purposes of the opinion set forth in paragraph 8 below that each of the Loan Parties is a registered organization (as defined in Section 9-102(a)(70) of the New York UCC) that is organized under the law of the State of Delaware.

(M) We have not made any examination of, and express no opinion with respect to (and to the extent relevant have assumed the accuracy and sufficiency of), (i) descriptions of, the legal or beneficial ownership of, or the title or condition of title to, the Collateral, (ii) except as expressly set forth in paragraphs 7, 8, 9, 10 and 11 below, the existence, creation, validity, attachment or perfection of any Lien thereon, and (iii) the priority of any Lien thereon. We call to your attention the fact that Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of such case.

(N) In the case of any Collateral (including, without limitation, any Deposit Accounts, Securities Accounts or General Intangibles (as defined in the Security Agreement)) which itself is secured by other property, we express no opinion with respect to the Collateral Agent’s rights in and to such other property.

(O) We have assumed without any independent investigation that for purposes of the opinion set forth in paragraph 11 below, (i) each Account, as such term is defined in each of the Deposit Account Control Agreements (each, a “Deposit Account” and, collectively, the “Deposit Accounts”), constitutes a “deposit account”, as such term is defined in Section 9-102(a)(29) of the New York UCC, (b) JPMorgan Chase Bank, N.A. is a “bank”, as such term is defined in Section 9-102(a)(8) of the New York UCC, and (c) none of the Deposit Accounts is evidenced by an “instrument”, as such term is defined in Section 9-102(a)(47) of the New York UCC.

(P) We express no opinion as to any security interest in any Collateral excluded from, or not governed by, Article 9 of the New York UCC (or, in the case of perfection by filing a financing statement in the State of Delaware, the Delaware UCC), or in any “fixtures”, “cooperative interests”, “commercial tort claims”, “consumer goods”, “timber to be cut”, “as-extracted collateral” or “farm products” (as such terms are defined or used in the UCC). We call your attention to (and, to the extent that any opinion is expressed with respect to such matters below or such matters are relevant to the opinions expressed below, our opinions are qualified by) the following:

(i) the effectiveness of any UCC financing statement filed in the State of Delaware terminates five years after the date of filing (or at the end of such longer period as may be applicable in certain cases under Section 9-515 of the Delaware UCC) unless a continuation statement is filed within the period of six months prior to such termination in accordance with Section 9-515 of the Delaware UCC;

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(ii) Section 9-507 of the Delaware UCC provides that if the relevant debtor so changes its name that a filed UCC financing statement becomes seriously misleading, such UCC financing statement is not effective to perfect a security interest in collateral acquired by such debtor more than four months after such change unless an appropriate amendment to the relevant UCC financing statement is filed before the expiration of that period;

(iii) if the debtor changes its “location” as determined under Section 9-307 of the UCC, or if a “new debtor” becomes bound by the relevant security agreement under Section 9-203(d) of the UCC, certain actions (within or outside of Delaware) may be required under Section 9-316 of the UCC to continue the perfection of a security interest perfected at the time of the change of the debtor’s location or of the new debtor becoming so bound; and, in addition, certain actions may be required under Section 9-508 and other provisions of Article 9 of the UCC to perfect a security interest in collateral acquired by the debtor after the time of the change of its location or by the new debtor after the time of the new debtor becoming bound;

(iv) there exist certain limitations resulting from the operation of Section 9-315 of the UCC on the perfection of any security interest in proceeds of collateral, such that further action (within or outside of Delaware) may be necessary to maintain perfection of such interests;

(v) under Section 547 of the Bankruptcy Code, a security interest that is deemed transferred within the relevant period set forth in Section 547(b)(4) of the Bankruptcy Code may be avoidable under certain circumstances;

(vi) the filing of UCC financing statements will not result in the perfection of a security interest in (without limitation) (x) items of collateral (such as motor vehicles) that are subject to a certificate of title or registration statute or other statute which specifies a method of security interest perfection different than the filing of UCC financing statements and (y) items of collateral (such as “deposit accounts” (as defined in the UCC)) as to which perfection may be achieved only by “control” or “possession” (in the manner specified in the UCC);

(vii) a security interest may not attach or become enforceable or be perfected as to contracts, licenses, permits, or other rights or benefits which are not assignable under applicable law, or are not assignable by their terms, or which are assignable only with the consent of government agencies or officers, except to the extent provided in Sections 2A-303, 9-406, 9-407 or 9-408 of the UCC, as applicable;

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(viii) under Section 8-303 of the UCC, a “protected purchaser” (as defined in such Section 8-303) of a security, or of an interest therein, may acquire its interest in such security free of any adverse claim thereto;

(ix) we express no opinion herein as to whether the Collateral Agent, any other Secured Party or any other Person may be a “holder in due course” (as defined in the UCC) of any applicable negotiable instrument, or a holder to whom any applicable negotiable document of title has been duly negotiated;

(x) a purchaser may obtain priority over or take free of a perfected security interest under Section 9-338 or Section 9-516(d) of the UCC; and a security interest perfected by filing may be junior to a security interest that was perfected by an earlier effective filing mis-indexed by the applicable UCC filing office;

(xi) any security interests in the Collateral may be subject to the limitations set forth in Section 9-404, 9-405 and 9-408 of the UCC; and, in any event, any security interests in the assets of any Loan Party may be subject to the economic effects of valid recoupments, offsets, counterclaims, and similar rights of account debtors or other contractual parties, the terms of contracts between such Loan Party and such other parties, and any claims or defenses of such other parties against such Loan Party arising under or extrinsic to such contracts;

(xii) the rights of the Collateral Agent and the other Secured Parties with respect to collateral consisting of obligations as to which a governmental or similar entity is the account debtor or other obligor may be subject to compliance by the Collateral Agent and the other Secured Parties with the Federal Assignment of Claims Act or similar Federal or state laws;

(xiii) our opinions are subject to the limitations with respect to “accessions” and “commingled goods” set forth in Sections 9-335 and 9-336 of the UCC; and

(xiv) in the case of the Pledged Shares (as hereinafter defined), the Collateral Agent or the other Secured Parties may not be entitled to vote the Pledged Shares or to receive dividends or other distributions directly from the issuer thereof prior to becoming record holder of the Pledged Shares, nor may the Pledged Shares be sold or further transferred by the Collateral Agent or any other Secured Party without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration contained in such act, and qualification or exemption under any applicable state securities or “blue sky” laws

(Q) The exercise of rights and remedies under Article 9 of the UCC is subject to the limitations set forth in Part 6 thereof.

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(R) We express no opinion as to the enforceability of the rights and remedies under the Subject Documents against property located in a particular state unless the procedural requirements of the UCC as adopted and in effect in that state at the time of attempted enforcement are followed.

(S) We express no opinion herein as to the enforceability of any provision of the Subject Documents contrary to Section 9-207 or Section 9-401 of the UCC.

(T) We express no opinion herein as to any provision in the Subject Documents that permits the Collateral Agent to sell or dispose of any Collateral otherwise than in compliance with the UCC and other applicable laws and unless the procedural requirements under the UCC are followed.

(U) We express no opinion herein as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to compensate or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party or would violate applicable laws concerning election of remedies.

(V) We have assumed that all conditions precedent set forth in Section 4.01 of the Credit Agreement have been fully complied with or waived and that, with respect to the Subject Documents and any borrowing thereunder, there has been no mutual mistake of fact and there exists no fraud or duress.

(W) Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge of the particular Hughes Hubbard & Reed LLP attorneys who have represented the Loan Parties in connection with the Subject Documents, the Material Contracts or the preparation of this opinion. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

(X) With respect to our opinion set forth in paragraph 4(b) below, we express no opinion as to whether there is or may be any breach of or default under any financial covenants or similar provisions contained in any of the Material Contracts requiring financial calculations or determinations to ascertain whether there is any breach of or default under such provisions. In addition, such opinion is subject to the effect on the Material Contracts of extrinsic evidence that may be introduced to interpret or construe the terms thereof.

(Y) Our opinions in paragraph 1 below regarding the valid existence and good standing of the Loan Parties is based solely on the Delaware Certificates.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

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1. Holdings has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower and KDI Acquisition has been duly formed and is validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiary Guarantors (other than KDI Acquisition) is validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Loan Parties has the corporate or limited liability company (as applicable) power and corporate or limited liability company (as applicable) authority to enter into and perform its obligations under each of the Subject Documents to which it is a party. The execution and delivery by each of the Loan Parties of the Subject Documents to which it is a party and the consummation by each of the Loan Parties of the transactions contemplated thereby have been duly authorized by requisite corporate action or limited liability company action, as applicable, on the part of each of the Loan Parties. Each of the Loan Parties has duly executed and delivered each of the Subject Documents to which it is party.

3. Each of the Subject Documents constitutes the valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms.

4. The execution and delivery by each Loan Party of the Subject Documents to which it is a party and the performance by each Loan Party of its respective obligations under such Subject Documents, each in accordance with its terms, do not (a) conflict with the certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, of such Loan Party, (b) constitute a violation of or a default under any Material Contract, or (c) contravene any provision of any Applicable Law (including Regulation U issued by the Board).

5. No Governmental Approval, which has not been made or obtained and is not in full force and effect, is required to be made or obtained by any Loan Party in connection with the execution and delivery by such Loan Party of any of the Subject Documents to which it is a party or the consummation by such Loan Party of the transactions contemplated thereby, except for the filing of the UCC Financing Statements.

6. To our knowledge, there are no actions, suits or proceedings pending or overtly threatened in writing against any Loan Party before any court, governmental agency or arbitrator that by their terms request relief to declare any of the Subject Documents illegal, invalid or unenforceable.

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7. The Security Agreement is effective to create a valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in each Loan Party’s right, title and interest in and to all personal property Collateral described therein in which the creation and attachment of security interests are governed by Article 9 of the New York UCC (the “Article 9 Collateral”).

8. The UCC Financing Statements (i) are in appropriate form for filing in the office of the Secretary of State of the State of Delaware, and (ii) upon their proper filing (within the meaning of Section 9-516(a) of the Delaware UCC) and indexing in such office and the payment of all filing fees and other applicable charges with respect to such UCC Financing Statements, are sufficient to perfect the security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Article 9 Collateral described therein to the extent that security interests in such Article 9 Collateral may be perfected by filing financing statements in the State of Delaware under Article 9 of the Delaware UCC.

9. Assuming (i) the delivery by each Loan Party to the Collateral Agent on the date hereof in the State of New York of all Article 9 Collateral consisting of Instruments (as defined in the Security Agreement) identified in Schedule 10 to the Perfection Certificate that are payable to such Loan Party (collectively, the “Pledged Notes”) and (ii) the continuous possession of the Pledged Notes by the Collateral Agent in the State of New York pursuant to the Security Agreement, the security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in such Loan Party’s right, title and interest in and to the Pledged Notes is a perfected security interest.

10. Assuming (i) the delivery by each Loan Party to the Collateral Agent on the date hereof in the State of New York of all certificates representing the Pledged Securities (as defined in the Security Agreement) identified in Schedules 9(a) and 9(b) to the Perfection Certificate that are owned by such Loan Party (collectively, the “Pledged Shares”), accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement, (ii) that each such certificate constitutes a “security” (as defined in Section 8-102(a)(15) of the New York UCC) governed by Article 8 of the New York UCC, and (iii) the continuous possession of such certificates and stock powers by the Collateral Agent in the State of New York pursuant to the Security Agreement, the security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in such Loan Party’s right, title and interest in and to the Pledged Shares is a perfected security interest.

11. The provisions of each Deposit Account Control Agreement are effective to perfect the security interest of the Collateral Agent, for the benefit of the Secured Parties, in all of DI’s or the Borrower’s (as applicable) right, title and interest in and to the applicable Deposit Account described therein.

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12. None of the Loan Parties is required to register under the Investment Company Act of 1940, as amended (the “1940 Act”), as an “investment company” as such term is defined in the 1940 Act.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

This opinion is furnished to you solely for your benefit in connection with the transactions described above and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent in each instance (except that you may furnish a copy of this opinion for information purposes (but not reliance) to the extent required by law or by any governmental agency with regulatory authority over the Administrative Agent, the Collateral Agent or any Lender), and this opinion may not be relied upon by you for any other purpose or by any other Person in any manner or for any purpose.

Very truly yours,

SCHEDULE I

Subsidiaries

1.	Dynacast US Holdings, Inc., a Delaware corporation (“Dynacast US Holdings”)

2.	Dynacast US1 LLC, a Delaware limited liability company (“Dynacast US1”)

3.	Dynacast Inc., a Delaware corporation (“DI”)

4.	Dynacast MFG. Inc., a Delaware corporation (“MFG”)

5.	KDI Acquisition LLC, a Delaware limited liability company (“KDI Acquisition”)

SCHEDULE II

Material Contracts

1.	Indenture, dated as of July 19, 2011, among the Borrower, Dynacast Finance Inc., the guarantors party thereto and Union Bank, N.A., as trustee.

2.	Share Purchase Agreement, dated June 5, 2011, between Melrose PLC, Melrose Overseas Holdings Limited and Melrose UK 4 Limited (formerly Dynacast Investments Limited), each a company incorporated in England and Wales, and Holdings.

ANNEX A

UCC Financing Statements

[See Attached]

EXHIBIT O

[Form of]

SOLVENCY CERTIFICATE

I, the undersigned, the Chief Financial Officer of Dynacast International LLC (“Borrower”), in my capacity as Chief Financial Officer and not in my individual capacity, DO HEREBY CERTIFY on behalf of Borrower that:

1. This Certificate is furnished pursuant to Section 4.01(g) of the Credit Agreement, (as in effect on the date of this Certificate; the capitalized terms defined therein being used herein as therein defined) dated as of July 19, 2011, among Borrower, Dynacast International Inc., the Subsidiary Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2. Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

[Signature Page Follows]

O-1

IN WITNESS WHEREOF, I have hereunto set my hand this [ ] day of             , 2011.

Dynacast International LLC

By:
Name:
Title: Chief Financial Officer

O-2

EXHIBIT P

[Form of]

INTERCOMPANY NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dynacast International LLC, a Delaware limited liability company (“Borrower”), Dynacast International Inc. (“Holdings”), the Subsidiary Guarantors party thereto (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender, as Issuing Bank, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

From time to time after the date hereof, additional Persons may become parties hereto by executing a signature page hereto, which shall automatically be incorporated into this Note. Upon delivery of such signature page, notice of which is hereby waived by the other Payors and Payees, such Person (the “Additional Party”) shall become a Payor and a Payee hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.

[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Dynacast International Inc.

By:
Name:
Title:

Dynacast International LLC

By:
Name:
Title:

[Each other Subsidiary of Holdings]

By:
Name:
Title:

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED, each of the parties listed on Schedule I appended hereto, hereby sells, assigns and transfers unto                                                       all of its interests in, to, and under that certain Intercompany Note dated [            ] and issued by any of the parties listed on Schedule I having a principal amount as is outstanding from time to time and does hereby irrevocably constitute and appoint                                          attorney to transfer such Intercompany Note with full power of substitution in the premises.

Date:

Dynacast International Inc.

By:
Name:
Title:

Dynacast International LLC

By:
Name:
Title:

[Each other Subsidiary of Holdings]

By:
Name:
Title:

SCHEDULE I

[List All Payees]

EXHIBIT Q

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement dated as of July 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dynacast International LLC (“Borrower”), Dynacast International Inc., the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as Arranger, MACQUARIE CAPITAL (USA) INC., as Syndication Agent, JPMORGAN CHASE BANK, N.A., as Swingline Lender and as Issuing Bank, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties and Issuing Bank.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                             , 20

Q-1

EXHIBIT R

[Form of]

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

dated as of July 19, 2011,

among

JPMorgan Chase Bank, N.A.,

as First Lien Collateral Agent

and

Union Bank, N.A.,

as Second Lien Collateral Agent,

Dynacast International LLC

and each of the other Grantors party hereto

Intercreditor Agreement (this “Agreement”) dated as of July 19, 2011 among JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Lien Collateral Agent”) under the Credit Facility (such term, and other capitalized terms used herein but not otherwise defined, having the meaning set forth in Section 1.1 below), Union Bank, N.A., as trustee (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Lien Trustee”) and as collateral agent for the holders of the Second Lien Notes (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Lien Collateral Agent”), Dynacast International LLC, a Delaware limited liability company (the “Company”), and each of the other Grantors party hereto.

WHEREAS, the Company, the guarantors party thereto, the First Lien Collateral Agent and certain financial institutions and other entities are parties to the Credit Agreement dated as of July 19, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Facility”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Company;

WHEREAS, the Company, the guarantors party thereto, the Second Lien Trustee and other entities are parties to the Indenture dated as of July 19, 2011 (the “Second Lien Indenture”), pursuant to which the Company has issued $350.0 million 9.25% Second Lien Senior Secured Notes due 2019 (the “Second Lien Notes”) guaranteed by the guarantors party thereto;

WHEREAS, the Company and the other Grantors have granted to the First Priority Representative security interests in the Common Collateral as security for payment and performance of the First Lien Obligations;

WHEREAS, the Company and the other Grantors propose to grant to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and

WHEREAS, it is a condition to the grant of such junior security interests that this Agreement be executed and delivered by the parties hereto to set forth the respective rights of the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand, and the application of any proceeds and certain other matters;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

Section 1. Definitions.

1.1. Defined Terms. The following terms, as used herein, have the following meanings:

“Additional Debt” has the meaning set forth in Section 9.3(b).

“Additional First Priority Agreement” means any agreement designated as such in writing (including by addendum to this Agreement) by the Company; provided that the Company shall have delivered to each Secured Party (or the respective collateral agents on behalf of such Secured Parties) (i) true and complete copies of such agreement and security documents relating to such agreement, certified as being true and correct by an authorized officer of the Company and (ii) a certificate of an authorized officer describing the obligations incurred pursuant to such agreement to be designated as First Lien Obligations and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant First Lien Obligations by the terms of each then extant First Priority Agreement and Second Priority Agreement.

“Additional Second Priority Agreement” means any agreement designated as such in writing (including by addendum to this Agreement) by the Company; provided that the Company shall have delivered to each Secured Party (or the respective collateral agents on behalf of such Secured Parties) (i) true and complete copies of such agreement and security documents relating to such agreement, certified as being true and correct by an authorized officer of the Company and (ii) a certificate of an authorized officer describing the obligations incurred pursuant to such agreement to be designated as Second Priority Obligations and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant Second-Priority Obligations by the terms of each then extant First Priority Agreement and Second Priority Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Law” means each of the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Cash Management Bank” means any Credit Facility Creditor or an Affiliate of a Credit Facility Creditor (together with its successors and assigns) providing Cash Management Services to the Company or any other Grantor.

“Cash Management Obligations” means all obligations owing by the Company or any other Grantor to any Cash Management Bank in respect of any Cash Management Services (including, without limitation, indemnities, fees and interest thereon and Post-Petition Interest at the rate provided for in the respective documents governing the Cash Management Services), now existing or hereafter incurred under, arising out of or in connection with such Cash Management Services, and the due performance and compliance by the Company or other Grantor with the terms, conditions and agreements of such Cash Management Services.

“Cash Management Services” means treasury, depository, purchasing cards and/or cash management services or any automated clearing house transfer services.

“Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.

“Company” has the meaning assigned to such term in the preamble hereto.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Grantor, as applicable.

“Credit Facility” has the meaning assigned to such term in the recitals.

“Credit Facility Creditors” means the “Lenders” as defined in the Credit Facility.

“Credit Facility Documents” means the Credit Facility and the other “Loan Documents” (as defined in the Credit Facility).

“Credit Facility Obligations” means “Obligations” as defined in the Credit Facility, and any refinancing of such obligations as set forth in any Additional First Priority Agreement.

“Credit Facility Secured Parties” means the collective reference to (a) each Credit Facility Creditor (and any Cash Management Bank), (b) each “Issuing Bank” (as defined in the Credit Facility as in effect on the date hereof), (c) the First Lien Collateral Agent, (d) each Hedge Bank, (e) the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Facility Document and (f) the successors and assigns of each of the foregoing.

“Credit Facility Security Documents” means the “Security Documents” as defined in the Credit Facility.

“DIP Financing” has the meaning assigned to such term in Section 5.2.

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Priority Obligations, any demand for acceleration or payment thereof, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies as a secured creditor under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including, without limitation, the exercise of any rights of set-off or recoupment and rights to credit bid debt, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“First Lien Collateral Agent” has the meaning assigned to such term in the preamble.

“First Lien Obligations” means (i) the Credit Facility Obligations, (ii) all Secured Hedging Obligations and (iii) all Cash Management Obligations; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Cash Management Obligations and Secured Hedging Obligations) provided for under the Credit Facility or any other document relating to the Credit Facility (or any refinancing thereof) in excess of the amount permitted under Section 4.09(b)(1) of the Second Lien Indenture and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of this Agreement. “First Lien Obligations” shall in any event include (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Priority Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Priority Representative and the First Priority Secured Parties on or after the commencement of an Insolvency or Liquidation

Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding and (c) all obligations and liabilities of the Company and each other Grantor under each First Priority Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“First Lien Obligations Payment Date” means the first date on which (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Priority Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Credit Facility Obligations and termination of all commitments of the First Priority Creditors to lend or otherwise extend credit under the First Priority Documents, and (b) arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank have been made with respect to the satisfaction of any outstanding Cash Management Obligations and Secured Hedge Obligations.

“First Priority Agreement” means the collective reference to (a) the Credit Facility, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Credit Facility, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

“First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Company or any other Grantor, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Lien Obligation (including any Lien assigned to the First Priority Representative pursuant to Section 2.4).

“First Priority Creditors” means any Persons that are designated under the First Priority Documents as creditors entitled to benefit from the Liens on the First Priority Collateral under the First Priority Security Documents.

“First Priority Documents” means the Credit Facility, each First Priority Security Document, each First Priority Guarantee, the Secured Hedge Agreements, any and all documents governing the Cash Management Obligations and each of the other agreements, documents, and instruments providing for the evidencing of any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding Secured Hedge Agreements and the documents governing the Cash Management Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Priority Guarantee” means any guarantee by any Grantor of any or all of the First Lien Obligations.

“First Priority Lien” means any Lien created by the First Priority Security Documents.

“First Priority Representative” means the First Lien Collateral Agent, as well as any Person identified as a “First Priority Representative” in any First Priority Agreement other than the Credit Facility, and at any time there are multiple collateral agents representing different series of First Lien Obligations, means, subject to any agreements between such collateral agents, the collateral agent representing the series of First Lien Obligations with the greatest outstanding principal amount.

“First Priority Secured Party” means the Credit Facility Secured Parties and any other holder of First Lien Obligations.

“First Priority Security Documents” means, the Credit Facility Security Documents and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents,” or “Credit Facility Security Documents” for purposes of this Agreement; provided that unless entered into pursuant to the Credit Facility, no document will constitute a First Priority Security Document unless the treatment of such document as a First Priority Security Document is permitted under each First Priority Agreement then extant, including, as of the date hereof and any other date if then extant, the Credit Facility.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body of the United States or any other nation or supra-national bodies of government.

“Grantor” means (a) the Company, (b) each direct or indirect subsidiary of the Company and (c) any other Person in which the Company or any of its subsidiaries holds an ownership interest, in each case (a) through (c), that is, at any time of determination, a party to any First Priority Security Document or Second Priority Security Document. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency or Liquidation Proceeding.

“Hedge Bank” means any Person that is a Credit Facility Creditor or an Affiliate of a Credit Facility Creditor at the time it enters into a Swap Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Grantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Grantor.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, claim, charge, assignment or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Person” means any natural person, corporation, business trust, joint venture, association, unincorporated organization, association, estate, company, partnership, individual or family trust, limited liability company or Governmental Authority or any agency or political subdivision thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Recovery” has the meaning set forth in Section 5.5.

“Reorganization Securities” has the meaning set forth in Section 5.11.

“Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.

“Second Lien Collateral Agent” has the meaning assigned to such term in the preamble.

“Second Lien Indenture” has the meaning assigned to such term in the recitals.

“Second Lien Notes” has the meaning assigned to such term in the recitals.

“Second Lien Trustee” has the meaning assigned to such term in the preamble.

“Second Priority Agreement” means the collective reference to (a) the Second Lien Indenture, (b) any Additional Second Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Second Lien Indenture, any Additional Second Priority Agreement or any other agreement or instrument referred to in this clause (c). Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.

“Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Company or any other Grantor, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.

“Second Priority Creditors” means the Second Lien Trustee and the Holders (as defined in the Second Lien Indenture as in effect on the date hereof), or any Persons that are designated under the Second Priority Documents as creditors entitled to benefit from the Liens on the Second Priority Collateral under the Second Priority Security Documents.

“Second Priority Documents” means each Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.

“Second Priority Guarantee” means any guarantee by any Grantor of any or all of the Second Priority Obligations.

“Second Priority Lien” means any Lien created by the Second Priority Security Documents.

“Second Priority Obligations” means the due and punctual payment of (a) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all indebtedness under the Second Priority Agreement and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including Post-Petition Interest), of the Company, the other Grantors or any of their Subsidiaries to the Second Priority Secured Parties under the Second Priority Documents, and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any First Priority Secured Party, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Representative” means the Second Lien Collateral Agent, as well as any Person identified as a “Second Priority Representative” in any Second Priority Agreement other than the Second Lien Indenture, and at any time there are multiple collateral agents representing different series of Second Priority Obligations, means, subject to any agreements between such collateral agents, the collateral agent representing the series of Second Priority Obligations with the greatest outstanding principal amount.

“Second Priority Secured Party” means the Second Priority Representative, the Second Priority Creditors and any other holders of Second Priority Obligations.

“Second Priority Security Documents” means the “Security Documents” as defined in the Second Lien Indenture as in effect on the date hereof and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

“Secured Hedge Agreements” means each Swap Agreement that governs Secured Hedging Obligations.

“Secured Hedging Obligations” means (i) obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities, whether now existing or hereafter arising (including, without limitation, indemnities, fees and interest thereon and all Post-Petition Interest at the rate provided for in the respective Secured Hedge Agreement), of the Company or any Grantor owing to any Hedge Bank, now existing or hereafter incurred under, or arising out of or in connection with, any Swap Agreement (including all such obligations and indebtedness under any guarantee of any such Swap Agreement to which the Company or any other Grantor is a party) and (ii) all performance and compliance obligations by the Company or any other Grantor under any Swap Agreement.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“subsidiary” has the meaning specified in the Credit Facility as in effect on the date hereof.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future, derivative or foreign exchange spot transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Subsidiaries shall be a Swap Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.2. Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, amended and restated, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement, if applicable.

1.3. Terms Generally. The definitions in this Section shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require.

Section 2. Lien Priorities.

2.1. Subordination of Liens.

(a) Any and all Liens on the Common Collateral now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, judgment rendered in any judicial proceeding, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all Liens on the Common Collateral now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other Liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any other applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Grantor other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) No Second Priority Secured Party shall object to or contest, or support any other Person in objecting to or contesting, in any proceeding (including, without limitation, any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien on the First Priority Collateral granted to any First Priority Creditor. Notwithstanding any failure by any First Priority Secured Party to perfect its Lien on the First Priority Collateral granted to such First Priority Secured Party or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Lien on the First Priority Collateral granted to the First Priority Secured Parties, the priority and rights as between the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand, with respect to the Common Collateral shall be as set forth herein.

2.2. Nature of First Lien Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that a portion of the First Lien Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the First Lien Obligations, or any portion thereof, or by any amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Second Priority Obligations, or any portion thereof.

2.3. Agreements Regarding Actions to Perfect Liens.

(a) The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form satisfactory to the First Priority Representative.

(b) The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all Second Priority Security Documents entered into on or about the date hereof shall contain the following notation: “The lien and security interest created by this Agreement on the property described herein is junior and subordinate, in accordance with the provisions of the Intercreditor Agreement dated as of July 19, 2011, among JPMorgan Chase Bank, N.A., in its capacity as First Lien Collateral Agent, Union Bank, N.A., in its capacity as Second Lien Collateral Agent, Dynacast International LLC and the other Grantors referred to therein, as amended from time to time, to the lien and security interest on such property created by any similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as collateral agent under the Credit Facility Documents and each of its successors and assigns, in such property.” The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all other Second Priority Security Documents shall bear an identical or, in the event that the Credit Facility is no longer extant or JPMorgan Chase Bank, N.A. (in its capacity as First Lien Collateral Agent) shall cease to be the First Priority Representative, a substantially similar notation.

(c) The First Priority Representative hereby agrees that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) (or any similar concept under foreign law) over Common Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code). Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents; provided that subsequent to the occurrence of the First Lien Obligations Payment Date, the First Priority Representative shall (i) deliver to the Second Priority Representative, at the Company’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs; provided, however, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4. No New Liens. So long as the First Lien Obligations Payment Date has not occurred, the parties hereto agree that (a) there shall be no Lien, and no Grantor shall have any right to create any Lien, on any assets of any Grantor securing any Second Priority Obligation if those same assets are not subject to, and do not become subject to, a Lien securing the First Lien Obligations and (b) if any Second Priority

Secured Party shall acquire or hold any Lien on any assets of any Grantor securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative, shall be deemed to also hold and have held such Lien for the benefit of the First Priority Secured Parties and, upon becoming aware thereof, shall promptly notify the First Priority Representative of the existence of such Lien and, upon demand by the First Priority Representative, will without the need for any further consent of any other Second Priority Secured Party, notwithstanding anything to the contrary in any other Second Priority Document, in a reasonably timely manner either (i) release such Lien or (ii) assign such Lien to the First Priority Representative as security for the First Lien Obligations (in which case the Second Priority Representative may retain a junior lien on such assets subject to the terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Representative and the other Second Priority Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

2.5. Further Assurances. Each of the First Priority Representative, for itself and on behalf of the other First Priority Secured Parties, and the Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Priority Representative or the Second Priority Representative may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

Section 3. Enforcement Rights.

3.1. Exclusive Enforcement. Until the First Lien Obligations Payment Date has occurred, whether or not an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the First Priority Representative on behalf of the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action and make determinations regarding the release, dispositions or restrictions with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party, but subject to the proviso set forth in Section 5.1. In exercising rights and remedies with respect to the Common Collateral, the First Priority Representative may enforce the provisions of the First Priority Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by any of them to sell or otherwise dispose of the Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all rights and remedies of a secured creditor under the Uniform Commercial Code and of a secured creditor under the Bankruptcy Law of any applicable jurisdiction.

3.2. Standstill and Waivers. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Lien Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:

(a) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Lien Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;

(b) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including the filing of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral or any other First Priority Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party;

(c) they have no right to (i) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);

(d) they will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;

(e) they will not make any judicial or non-judicial claim or demand or commence any judicial or non-judicial proceedings against any Grantor or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, any Second Priority Security Document;

(f) they will not commence judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, or attempt any action to take possession of any Common Collateral, or exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents;

(g) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law; and

(h) they will not object to the forbearance by the First Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other First Priority Collateral.

3.3. Judgment Creditors. In the event that any Second Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Priority Obligations are subject to the terms of this Agreement.

3.4. Cooperation. The Second Priority Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.

3.5. No Additional Rights For the Grantors Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party, or to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.

3.6. Actions Upon Breach.

(a) If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Common Collateral, such Grantor, with the prior written consent of the First Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b) Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement, or fail to take any action required by this Agreement, this Agreement shall create an irrebuttable presumption and admission by such Second Priority Secured Party that any First Priority Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from such actions of any Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and the harm to the First Priority Secured Parties may not be adequately compensated in damages and (ii) each Second Priority Secured Party waives any defense that the Company, the other Grantors and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

Section 4. Application Of Proceeds Of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

4.1. Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral resulting from any Enforcement Action or that occurs after any Event of Default (as defined in the First Priority Documents), whether or not pursuant to an Insolvency or Liquidation Proceeding, or during the pendency of any Insolvency or Liquidation Proceeding shall be distributed as follows: first, to the First Priority Representative for application to the First Lien Obligations in accordance with the terms of the First Priority Documents, until the First Lien Obligations Payment Date has occurred and thereafter, to the Second Priority Representative for application in accordance with the terms of the Second Priority Documents. Until the occurrence of the First Lien Obligations Payment Date, any Common Collateral, including any Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative (which authorization, being coupled with an interest, is irrevocable).

4.2. Releases of Second Priority Lien.

(a) Upon (i) any sale or other disposition of Common Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the First Priority Lien on any Common Collateral (including any sale or other disposition pursuant to any Enforcement Action) or (ii) any other release of Common Collateral from the Lien under the First Priority Security Documents that is permitted pursuant to the terms of the First Priority Documents, the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Lien Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.

(b) The Second Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall request to evidence any release of the Second Priority Lien described in paragraph (a) of this Section 4.2. The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3. Inspection Rights and Insurance.

(a) Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.

(b) Until the First Lien Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor (except that the Second Priority Representative shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Priority Representative), (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

4.4. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representative and the other Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed the Second Priority Obligations in accordance with the terms of the Second Priority

Documents, including the acceleration of any Indebtedness or other obligations owing under the Second Priority Documents or the demand for payment under the guarantee in respect thereof, in each case in accordance with the terms of the applicable Second Priority Documents and applicable law and not otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any other Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Representative or any other Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) the enforcement in contravention of this Agreement of any Lien in respect of Second Priority Liens held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Priority Representative or the other First Priority Secured Parties may have with respect to the First Priority Collateral.

Section 5. Insolvency or Liquidation Proceedings.

5.1. Filing of Motions. Until the First Lien Obligations Payment Date has occurred, the Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that no Second Priority Secured Party shall, in or in connection with any Insolvency or Liquidation Proceeding, file any pleading or motion, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including with respect to the determination of any Liens or claims (including the validity and enforceability thereof) held by the First Priority Representative or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that (a) in any Insolvency or Liquidation Proceeding, the Second Priority Representative may file a proof of claim or statement of interest with respect to the applicable Second Priority Liens and (b) the Second Priority Representative may (i) take any such action (not adverse to the First Priority Liens on the Common Collateral securing the First Lien Obligations, or the rights of either the First Priority Representative or the other First Priority Secured Parties to exercise remedies in respect thereof) to the extent required to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Liens on, the Common Collateral or (ii) otherwise file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of its claims, in each case of (a) and (b) above, to the extent such action is not inconsistent with, and could not result in a resolution inconsistent with, the terms of this Agreement.

5.2. Financing Matters. If any Grantor becomes subject to any Insolvency or Liquidation Proceeding, and if the First Priority Representative (acting at the direction of the requisite First Priority Secured Parties) desires to consent (or not object) to the use of cash collateral under the Bankruptcy Code or any other Bankruptcy Law or to provide financing to any Grantor under Section 363 or Section 364 of the Bankruptcy Code or any other similar provision in any Bankruptcy Law or to consent (or not object) to the provision of such financing (including financing that primes or takes priority over existing Liens) to any Grantor by any third party (any such financing, “DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, and will not support any other Person objecting to, the use of such cash collateral or to such DIP Financing, provided that such parties receive adequate protection in a manner otherwise consistent with this Agreement, (b) will not request adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 5.4, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens or claims (i) to any additional or replacement Liens, cash payments, or claims provided as adequate protection to the First Priority Secured Parties on the same terms as the Second Priority Liens, right to cash payments, or claims are subordinated to the

First Priority Liens, right to cash payments, or claims under this Agreement and (ii)(x) to the Liens, right to cash payments, or claims securing such DIP Financing (and the Liens securing such Second Priority Obligations shall have the same priority with respect to Common Collateral relative to the Liens securing the First Lien Obligations as if such DIP Financing had not occurred), (y) to any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties and (z) in the case of any Insolvency or Liquidation Proceeding outside the United States, to any administrative or other charges granted in such Insolvency or Liquidation Proceeding that are similar in nature to a “carve-out” and agreed to by the First Priority Representative or the other First Priority Secured Parties, in the case of each of clauses (ii) (x), (y) and (z), with such subordination to be on the same terms as the First Priority Liens or claims are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (d) will be deemed to have consented to, and will raise no objection to, and will not support any other Person objecting to (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Lien Obligations made by the First Priority Representative or any First Priority Secured Party, (ii) any lawful exercise by the First Priority Representative or any other First Priority Secured Party of the right to credit bid any First Lien Obligations at any sale in foreclosure of First Priority Collateral or (iii) any other request for judicial relief made in any court by the First Priority Representative or any other First Priority Secured Party relating to the lawful enforcement of any First Priority Lien.

5.3. Relief From the Automatic Stay. The Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.

5.4. Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that none of them shall object to, contest or support any other Person objecting to or contesting (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties, (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses, costs, charges or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2(b) (but subject to all other provisions of this Agreement, including Sections 5.2(a) and 5.3), in any Insolvency or Liquidation Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection that includes additional or replacement collateral (with replacement Liens on such additional or replacement collateral), cash payments, or claims in connection with any DIP Financing or use of cash collateral, then in connection with any such DIP Financing or use of cash collateral the Second Priority Representative, on behalf of itself and any of the other Second Priority Secured Parties, may seek adequate protection consisting of an additional or a replacement Lien on the same collateral, cash payment or claim (as applicable), subordinated to the Liens, cash payments or claims (as applicable) securing (1) such DIP Financing on the same terms as the First Priority Liens or claims are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), and (2) the First Lien Obligations on the same basis as the other Liens, cash payments or claims (as applicable) securing the Second Priority Obligations are so subordinated to the First Lien Obligations under this Agreement and (ii) in the event the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above in the form of additional or replacement collateral, cash payments or claims, then the Second Priority Representative, on behalf of itself or any of the other Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such collateral, right to cash payments or claims (as applicable) as security for the First Lien Obligations and any such DIP Financing and that any Lien, right to cash payment or claim (as applicable) on such collateral securing the Second Priority Obligations shall be subordinated to (A) the Liens on such collateral securing the First Lien Obligations and any other Liens, right to cash payment, or claims granted to the First Priority Secured Parties as adequate protection on the same terms that the Liens, right to cash payment, or claims securing the Second Priority Obligations are subordinated to such First Lien Obligations under this Agreement and (B) (x) the Liens or claims on such collateral securing such DIP Financing (and all obligations relating thereto), (y) any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties and (z) in the case of any Insolvency or Liquidation Proceeding outside the United States, any administrative or other charges granted in any Insolvency or Liquidation Proceeding that are similar in nature to a “carve-out” and agreed to by the First Priority Representative or the other First Priority Secured Parties, in the case of each of clauses (B) (x), (y) and (z), with such subordination to be on the same terms as the Liens or claims securing the First Lien Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement). The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that except as expressly set forth in this Section 5.4, and except for adequate protection in the form of access to information to the extent such access is also made available to the First Priority Representative on behalf of itself and the other First Priority Secured Parties, none of them shall seek adequate protection without the prior written consent of the First Priority Representative.

5.5. Avoidance Issues. If any First Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the bankruptcy trustee or the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Obligations Payment Date, if it shall otherwise have occurred, shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6. Asset Dispositions in an Insolvency or Liquidation Proceeding. Neither the Second Priority Representative nor any other Second Priority Secured Party shall, in an Insolvency or Liquidation Proceeding or otherwise, oppose any sale or other disposition of any assets of any Grantor that is supported by the First Priority Secured Parties, and the Second Priority Representative and each other Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale or other disposition of assets supported by the First Priority Secured Parties and to have released their Liens on such assets; provided, to the extent such sale is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Second Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens released on the assets sold; provided, further, that they may assert any such objection that could be asserted by an unsecured creditor (without limiting the foregoing, neither the Second Priority Representative nor any other Second Priority Secured Party may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or any comparable provisions of any other Bankruptcy Law) with respect to the Liens granted to such person in respect of such assets).

5.7. Separate Grants of Security and Separate Classification. Each Second Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Second Priority Secured Parties in respect of the Common Collateral constitute only one class of secured claims (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties, with the Second Priority Secured Parties hereby acknowledging and agreeing to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties), and that, until turned over to the First Priority Secured Parties, such amounts will be held in trust for the First Priority Secured Parties.

5.8. No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Secured Party not expressly permitted hereunder, including the seeking by any Second Priority Secured Party of adequate protection (except as provided in Section 5.4) or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.

5.9. Plans of Reorganization. No Second Priority Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (a) pays off, in cash in full, all First Lien Obligations or (b) is accepted by the class of holders of First Lien Obligations voting thereon under Section 1126 of the Bankruptcy Code.

5.10. Effectiveness in Insolvency or Liquidation Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references to any of the Company or any Grantor herein shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any such Person.

5.11. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor (“Reorganization Securities”) are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Second Priority Obligations, then the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. In no event shall the Second Priority Creditors be required to turn over to the First Priority Representative or any other First Priority Secured Party any Reorganization Securities to the extent the same are subject to this Section 5.11.

5.12. Post-Petition Claims. None of the Second Priority Representative, the Trustee or any Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Representative or any other First Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest or indemnities to the extent of the value of the Liens in favor of the First Priority Representative and the other First Priority Secured Parties, without regard to the existence of the Liens of the Second Priority Representative on behalf of the Second Priority Secured Parties on the Common Collateral.

5.13. Waivers. Until the First Lien Obligations Payment Date, the Second Priority Representative, on behalf of itself and each Second Priority Secured Party, agrees that (a) it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Common Collateral or other collateral and (b) waives any claim it may now or hereafter have arising out of the election by any First Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code.

Section 6. Second Priority Documents and First Priority Documents.

(a) Each Grantor and the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Second Priority Documents inconsistent with or in violation of this Agreement.

(b) Each Grantor and the First Priority Representative, on behalf of itself and the other First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents inconsistent with or in violation of this Agreement.

(c) In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by any Second Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Priority Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative and (iii) notice of such amendment, waiver or consent shall be given to the Second Priority Representative no later than 15 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 7. Reliance; Waivers; etc.

7.1. Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of it itself and the other Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all issuances of debt and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative expressly waives, on behalf of itself and all the other First Priority Secured Parties, all notices of the acceptance of and reliance by the Second Priority Representative and the other Second Priority Secured Parties.

7.2. No Warranties or Liability. The Second Priority Representative and the First Priority Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Grantor in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Grantor with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

Section 8. Obligations Unconditional.

8.1. First Lien Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Parties (and, to the extent applicable, the Grantors) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;

(c) prior to the First Lien Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Obligations, or of any Second Priority Secured Party, or any Grantor, to the extent applicable, in respect of this Agreement.

8.2. Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Parties hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Grantors) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Second Priority Obligations, or of any First Priority Secured Party, or any Grantor, to the extent applicable, in respect of this Agreement.

Section 9. Miscellaneous.

9.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.

9.2. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Obligations Payment Date shall have occurred, subject to Section 5.5. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Company or any other Grantor on the faith hereof.

9.3. Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Second Priority Representative, and, in the case of amendments or modifications of Sections 2.4, 2.5, 3.5, 3.6, 9.5 or 9.6 that directly affect the rights or obligations of any Grantor, such Grantor.

(b) It is understood that the First Priority Representative and the Second Priority Representative, without the consent of any other First Priority Secured Party or Second Priority Secured Party may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate and enter into such supplement agreement to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Grantors become First Lien Obligations or Second Priority Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes First Lien Obligations or Second Priority Obligations; provided that such Additional Debt is permitted to be incurred by the First Priority Agreement and Second Priority Agreement then extant, and is permitted by said Agreements to be subject to the provisions of this Agreement as First Lien Obligations or Second Priority Obligations, as applicable.

(c) In addition, at the request of the Company, the First Priority Representative and the Second Priority Representative agree to enter into any amendment to this Agreement or any new intercreditor agreement in order to (1) facilitate Additional Debt becoming First Lien Obligations or Second Priority Obligations to the extent such Obligations are permitted by the First Priority Agreement and the Second Priority Agreement, with the Lien priority contemplated by such amendment, (2)

document the relationship among Second Priority Creditors pursuant to different Second Priority Agreements, including, to the extent permitted under each extant First Priority Agreement and Second Priority Agreement, the treatment of the Liens securing Second Priority Obligations under any Additional Second Priority Agreement as equal and ratable with the Liens securing the Second Priority Obligations under the Second Lien Indenture or any other Additional Second Priority Agreement and (3) document the relationship between the First Priority Creditors and the Second Priority Creditors in case any then existing First Priority Agreement or Second Priority Agreement is refinanced or replaced or the First Priority Representative or the Second Priority Representative is replaced; provided that, in any case, the terms of such amendment or new agreement will contain terms substantially the same as the terms contained in this Agreement.

9.4. Information Concerning Financial Condition of the Company and the other Grantors. Each of the Second Priority Representative and the First Priority Representative hereby assume responsibility for keeping itself informed of the financial condition of the Company and each of the other Grantors and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Priority Obligations. The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Representative or the First Priority Representative, in its respective sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation or (c) to disclose any other information.

9.5. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6. Submission to Jurisdiction.

(a) Each First Priority Secured Party, each Second Priority Secured Party and each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment pursuant to any such action or proceeding, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Priority Secured Party or Second Priority Secured Party may otherwise have to bring any action or proceeding against any Grantor or its properties in the courts of any jurisdiction.

(b) Each First Priority Secured Party, each Second Priority Secured Party and each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.7. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the address of (a) each of the Company, the First Lien Collateral Agent and the Second Lien Collateral Agent (until notice of a change thereof is delivered as provided in this Section) shall be as set forth in the First Priority Agreement or the Second Priority Agreement, as applicable and (b) any other party shall be in care of the Company as so set forth in clause (a), or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed, to give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

9.9. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.13. Additional Grantors. The Company shall cause each Person that becomes a Grantor after the date hereof (other than any such Grantor that does not grant any Liens to secure any of the Second Priority Obligations, until such time as such Grantor does grant any such Liens) to become a party to this Agreement by executing and delivering a supplement to this Agreement in form and substance reasonably satisfactory to the First Priority Representative and the Second Priority Representative.

9.14. Representatives. In connection with its execution of this Agreement and its actions hereunder, each of the First Priority Representative and the Second Priority Representative shall be entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it as collateral agent under the First Priority Documents and collateral agent under the Second Priority Documents, respectively.

9.15. Subrogation. The Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder until the First Lien Obligations Payment Date has occurred; provided, however, that, as between the Company and the other Grantors, on the one hand, and the Second Priority Secured Parties, on the other hand, any such payment that is paid over to the First Priority Representative pursuant to this Agreement shall be deemed not to reduce any of the Second Priority Obligations unless and until (and then only to the extent that) the First Lien Obligations Payment Date has occurred and the First Priority Representative delivers any such payment to the Second Priority Representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as First Lien Collateral Agent for and on behalf of the Credit Facility Secured Parties

By:
Name:
Title:

[Intercreditor Agreement]

UNION BANK, N.A., as Second Lien Collateral Agent for and on behalf of the Second Priority Secured Parties

By:
Name:
Title:

[Intercreditor Agreement]

DYNACAST INTERNATIONAL LLC, as Grantor

By:
Name:
Title:

DYNACAST INTERNATIONAL INC., as Grantor

By:
Name:
Title:

KDI ACQUISITION LLC, as Grantor

By:
Name:
Title:

DYNACAST US 1 LLC, as Grantor

By:
Name:
Title:

DYNACAST US HOLDINGS, INC., as Grantor

By:
Name:
Title:

[Intercreditor Agreement]

DYNACAST INC., as Grantor

By:
Name:
Title:

DYNACAST MFG. INC., as Grantor

By:
Name:
Title:

DYNACAST FINANCE INC., as Grantor

By:
Name:
Title:

[Intercreditor Agreement]